UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ohio Legacy Corp
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OHIO LEGACY CORP

December 17, 2009

YOUR VOTE IS VERY IMPORTANT

To our Stockholders:

Our Board of Directors has called a Special Meeting of Shareholders as described in the enclosed Notice of Special Meeting of Shareholders and Proxy Statement.  The Special Meeting is being called so that our Shareholders may consider and act upon matters necessary to enable us to raise capital through the issuance of shares of our common stock.  At the Special Meeting, our Shareholders will be asked to approve the issuance of up to 17,500,000 shares of our common stock to certain investors, to approve and authorize under Article EIGHTH of our articles of incorporation the acquisition by Excel Bancorp, LLC of 15,000,000 shares of common stock, approve and an amendment to our Articles of Incorporation that is necessary for us to issue the shares and address the other matters described in the Proxy Statement.

We believe that the stock issuance will provide us with the needed additional capital and the financial flexibility to, among other things, enable us to meet our required regulatory capital levels, address the credit issues facing the Bank, as well as provide the needed capital for the introduction of new products and services.

The Special Meeting will be held:

Friday, January 8, 2010
10:00 a.m. local time
Brookside Country Club
1800 Canton Avenue NW
Canton, Ohio 44708

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE STOCK ISSUANCE, FOR THE CONTROL SHARE ACQUISITION, AND FOR THE AMENDMENT TO OUR ARTICLES OF INCORPORATION.

Your vote is important, regardless of the number of shares you own.  Please vote as soon as possible to make sure that your shares are represented at the Special Meeting.  To vote your shares, please complete and return the enclosed proxy card, or use telephone or Internet voting.  You also may cast your vote in person at the Special Meeting.

Sincerely,

/s/ D. Michael Kramer
D. Michael Kramer

Enclosures

OHIO LEGACY CORP
2375 BENDEN DRIVE SUITE C
WOOSTER, OHIO 44691
___________________________________________________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
___________________________________________________________________________

To our Shareholders:

A Special Meeting of Shareholders (the “special meeting”) of Ohio Legacy Corp (“we”, “us” or the “Company”) will be held at 10:00 a.m. on January 8, 2010, at Brookside Country Club, located at 1800 Canton Avenue NW, Canton, Ohio 44708 for the following purposes:

1.
Proposal 1 – Amendment of Restated Articles of Incorporation.  To consider and vote upon a proposal to approve and adopt an amendment to our Second Amended and Restated Articles of Incorporation (our “articles of incorporation”) to increase the number of our authorized shares of common stock from 5,000,000 to 22,500,000;

2.
Proposal 2 – Approval under NASDAQ Rules.  To consider and vote upon a proposal to approve, for purposes of NASDAQ Listing Rule 5635, the issuance of 15,000,000 shares of our common stock to Excel Bancorp, LLC, an Ohio limited liability company, pursuant to a stock purchase agreement between the Company and Excel Financial, LLC dated as of November 15, 2009 and the issuance of up to 2,500,000 additional shares to other investors in a private offering made in connection with the sale of shares to Excel;

3.
Proposal 3 – Authorization of Control Share Acquisition under Article EIGHTH of Our Articles of Incorporation.  To consider and vote upon a proposal to approve and authorize under Article EIGHTH of our articles of incorporation the control share acquisition by Excel Bancorp, LLC of 15,000,000 shares of common stock;

4.
Proposal 4 – Adjournment of the Special Meeting.  To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to approve and adopt the amendment to our articles of incorporation, to approve the issuance of shares under NASDAQ Listing Rule 5635 or to authorize the control share acquisition under Article EIGHTH of our articles of incorporation; and

5.	Other Matters. To act upon such other matters as they may properly come before the special meeting or any adjournments thereof.

Included with this Notice and accompanying Proxy Statement is a copy of the notice of control share acquisition provided to us by Excel Financial, LLC on behalf of itself and its assigns (including Excel Bancorp, LLC) pursuant to Article EIGHTH of our articles of incorporation.  The board of directors of the Company unanimously recommends that you vote FOR Proposal 3, the authorization on the control share acquisition by Excel under Article EIGHTH, and FOR each of Proposals 1, 2 and 4.  The approval of each of Proposals 1, 2 (unless waived) and 3 is required to complete the proposed sale of shares of common stock to Excel, and the failure of any of such proposals to receive the required vote will prevent the stock sale from occurring.

Whether you expect to attend the special meeting or not, please submit your proxy or vote by telephone or Internet as promptly as possible.  You have the option to revoke your proxy at any time prior to the special meeting, regardless of your voting method, or to vote your shares personally on request if you attend the special meeting.

By Order of the Board of Directors

/s/ Daniel H. Plumly
Daniel H. Plumly
Secretary and Chairman
December 17, 2009

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on January 8, 2010.

Our proxy statement is attached.  Financial and other information concerning our company contained in our Annual Report for the year ended December 31, 2008 and our Quarterly Report for the quarter ended September 30, 2009, is included as part of this proxy statement in Schedule I.  Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet on our website at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217

TABLE OF CONTENTS

i

TABLE OF CONTENTS
(continued)

ii

OHIO LEGACY CORP
2375 BENDEN DRIVE SUITE C
WOOSTER, OHIO 44691

PROXY STATEMENT

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  In order to understand fully the proposals to be acted upon, you should carefully read the entire proxy statement, including the attached schedule and annexes.  This proxy statement is first being sent or given to shareholders of Ohio Legacy Corp on or about December 17, 2009.

Ohio Legacy Corp

Ohio Legacy Corp (“we,” “us” or the “Company”) is a bank holding company incorporated in June 1999 under the laws of the State of Ohio.  The Company has one wholly-owned subsidiary, Ohio Legacy Bank (the “Bank”).  The Company, through the Bank’s four offices, provides retail and commercial banking services to its customers, who are based primarily in Stark and Wayne Counties in north east-central Ohio.

Excel Financial, LLC and Excel Bancorp, LLC

Excel Financial, LLC (“Excel Financial”) is a Delaware limited liability company that was formed for the sole purpose of pursuing a bank acquisition.  Excel Financial has engaged consultants and advisors to assist it in this endeavor.  Excel Financial has no other business activity and has no day-to-day operations.  Although the stock purchase agreement was entered into with Excel Financial, Excel Financial has assigned the agreement to its affiliate, Excel Bancorp, LLC (“Excel Bancorp” and, together with Excel Financial, “Excel”), which will purchase the shares from the Company.  Excel Bancorp is an Ohio limited liability company formed to acquire the shares of the Company and will apply to become a registered bank holding company in connection with its acquisition of the shares.  Excel Bancorp has had no operations to date.

Amendment to Our Articles of Incorporation

We are asking you to approve and adopt an amendment to our Second Amended and Restated Articles of Incorporation (the “articles of incorporation”) that would increase the number of authorized shares of our common stock from 5,000,000 to 22,500,000.  This amendment is necessary because we do not currently have a sufficient number of authorized shares of common stock to permit us to complete the sale of shares to Excel.  If this amendment is not approved and adopted by our shareholders, the sale of shares to Excel cannot be completed.  This proposal is described in more detail under the heading “Proposal 1 - Amendment to our Articles of Incorporation to Increase our Authorized Shares of Common Stock”.

Approval under NASDAQ Rules

We are also asking you to approve the sale of shares to Excel, as well as the sale of up to 2,500,000 additional shares to certain other investors in a private offering that will occur simultaneously with the sale of shares to Excel (the “private offering”).  The sale of shares to Excel and the sales to the investors in the private offering are referred to together in this proxy statement as the “stock issuance.”  Listing Rule 5635 of The NASDAQ Stock Market (“NASDAQ”) requires that we obtain shareholder approval prior to issuing the shares in the stock issuance or we may be subject to delisting from NASDAQ.  Although approval under of the stock issuance under NASDAQ rules is a condition to Excel’s obligation to purchase the shares, this condition may be waived by Excel.  If our shareholders do not approve the stock issuance, Excel waives this condition and our board of directors determines that it is in the best interests of the Company and our shareholders to nonetheless proceed with the stock issuance, our shares may be delisted from NASDAQ.  This proposal is described in more detail under the heading “Proposal 2 – Approval of the Stock Issuance Under NASDAQ Stock Market Rules”.

Authorization of Control Share Acquisition under Article EIGHTH of Our Articles of Incorporation

We are further asking you to authorize the issuance of 15,000,000 shares of common stock to Excel Bancorp pursuant to a stock purchase agreement, dated November 15, 2009 (the “stock purchase agreement”) between us and Excel.  Excel has agreed to purchase the shares for $1.00 per share, for a total purchase price of $15,000,000.  This authorization is necessary because our articles of incorporation require that our shareholders approve any “control share acquisition,” and the purchase of shares by Excel will result in a control share acquisition under our articles.  If the control share acquisition by Excel is not authorized by our shareholders under Article EIGHTH of our articles of incorporation (“Article EIGHTH”), we cannot complete the sale of shares to Excel.  This proposal is described in more detail under the heading “Proposal 3 – Authorization Under Article EIGHTH of the Company’s Articles of Incorporation of Proposed Control Share Acquisition”.

After the stock issuance and the private offering, Excel will beneficially own a maximum of approximately 80% and a minimum of approximately 76% of our outstanding common stock on a fully diluted basis, depending on how many shares of our common stock are sold in the private offering, and will be our controlling shareholder.  The material terms of the stock purchase agreement under which Excel will purchase the shares are described in this proxy statement under the heading “The Stock Purchase Agreement.”

Reason for the Stock Issuance

After we sell the shares to Excel and to the other investors in the private offering, we will contribute the full amount of the proceeds from the sales, less expenses, to the Bank as additional capital.  We believe that this contribution of capital to the Bank after the stock issuance will restore the Bank’s regulatory capital ratios to “well capitalized,” an important step for the Bank to comply with the Consent Order issued by the Office of the Comptroller of the Currency (the “OCC”) in February 2009 (the “Consent Order”).  Additional discussion of the reasons for the stock issuance is contained under the heading “Purpose and Background of the Stock Issuance.”

Opinion of Our Financial Advisor

In connection with the stock issuance, our board of directors received the opinion of Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) that, as the date of the opinion, the consideration to be received by the Company pursuant to the stock purchase agreement in connection with the stock issuance was fair, from a financial point of view, to the Company.  The full text of the Stifel Nicolaus opinion, which is attached as Annex A to this proxy statement, sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.  We urge you to read Stifel Nicolaus’ opinion in its entirety.

Conditions to the Completion of the Stock Issuance

The completion of the stock issuance is subject to the satisfaction or waiver of a number of conditions, including the authorization by our shareholders of the control share acquisition under Article EIGHTH, the approval of our shareholders under NASDAQ rules, the amendment to our articles of incorporation to increase the number of authorized shares and the receipt of necessary regulatory approvals.  Proposal 1 regarding the amendment to our articles of incorporation and Proposal 3 regarding authorization of Excel’s control share acquisition are contingent upon each other, and if either is not approved, we will be unable to complete the stock issuance.  In addition, the approval of Proposal 2 regarding approval of the stock issuance under NASDAQ rules is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement.  Excel, however, may waive this condition in its discretion.  If Proposal 2 is not approved and Excel does not waive the related condition, we will be unable to complete the stock issuance.

In addition to conditions that are customary in stock purchases such as this, the stock purchase agreement also includes the condition that, prior to the closing, we must have issued and sold at least 1,500,000 shares of common stock at a price of $1.00 per share to purchasers other than Excel, and must have used our best efforts to issue and sell an additional 1,000,000 shares of common stock at a purchase price of $1.00 per share.  To satisfy that condition, we intend to make the private offering to a select group of accredited investors, including some of our officers and directors.  These and other conditions are summarized in this proxy statement under the heading “The Stock Purchase Agreement – Conditions.”  The interests of our directors and officers in the stock issuance are described under the heading “The Stock Inssuance – Interests of Our Directors and Officers in the Stock Issuance.”

If we are unable to meet our obligations and complete the stock issuance, it would have materially adverse consequences for us and our shareholders as described elsewhere in this document, including the payment of $150,000 to Excel for its expenses and the possible payment of a $1,000,000 termination fee, as described below, and the Bank’s inability to meet applicable regulatory requirements and to comply with the Consent Order.

Termination and Termination Fee

The stock purchase agreement may be terminated in certain instances.  In certain of these circumstances we may be required to pay Excel’s transaction expenses or a termination fee.  We will be required to pay Excel an expense reimbursement payment of $150,000 if the stock purchase agreement is terminated (i) by us to pursue a superior proposal, (ii) by us or Excel if our shareholder approvals are not obtained, (iii) by Excel if our board of directors fails to recommend (or changes its recommendation with respect to) the amendment to our articles of incorporation, the NASDAQ approval or the authorization of the control share acquisition, (iv) by Excel if we fail to duly call and hold the special meeting or (v) by Excel if we breach the stock purchase agreement or if our actions cause the closing not to occur by March 31, 2010.

In addition, we will be required to pay Excel a termination fee of $1,000,000 if the stock purchase agreement is terminated because of (i) a breach of the stock purchase agreement, (ii) our failure to duly call and hold the special meeting, (iii) our failure to obtain the requisite shareholder approvals, (iv) our failure to recommend (or our change in recommendation) of the amendment to the articles of incorporation, the NASDAQ approval, or the authorization of the control share acquisition under Article EIGHTH, (v) the failure to close by March 31, 2010, or (vi) our pursuit of a superior proposal, and we enter into an acquisition agreement regarding, or complete, an acquisition proposal within 24 months after the date of termination.  If we are required to pay the termination fee, the amount of any expense payment previously paid to Excel will be credited toward the termination fee.  See “The Stock Purchase Agreement – Termination and – Payment of Termination Fees and Related Expenses.”

Shareholder Votes Required

•
Proposal 1 – Amendment of Articles.  Approval of the amendment to our articles of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  Abstentions and broker non-votes will have the effect of a vote against the amendment.

•
Proposal 2 – Approval under NASDAQ Rules.  Approval of the stock issuance in accordance with Listing Rule 5635 of the NASDAQ Stock Market Rules requires the affirmative vote of the holders of a majority of the total votes cast by holders of shares of our common stock.  Abstentions and broker non-votes will not count as votes cast and will have no effect on this proposal.

•
Proposal 3 – Authorization under Article EIGHTH.  Authorization of the stock issuance under Article EIGHTH of our articles of incorporation requires that the votes on the proposal be counted two different ways and satisfy two separate requirements.  They are:

°	the affirmative vote of the holders of a majority of the voting power in the election of our directors; and

°
the affirmative vote of the holders of a majority of the portion of the voting power excluding the voting power of “interested shares” as defined below under “Proposal 3 – Authorization Under Article EIGHTH of the Company’s Articles of Incorporation of Proposed Control Share Acquisition.”

Abstentions and broker non-votes will have the same effect as a vote against the authorization under Article EIGHTH of our articles of incorporation.

•
Proposal 4 – Adjournment.  Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, requires the affirmative vote of the holders of at least a majority of the Company’s shares of common stock present and entitled to vote at the special meeting.  Abstentions will have the same effect as a vote against adjournment.  Broker non-votes will have no effect on this proposal.

Although Proposals 1 and 3 have been designated as separate matters to be voted on by our shareholders, each proposal is expressly conditioned upon obtaining the approval of the other.  Both of Proposals 1 and 3 must be approved by our shareholders for us to complete the proposed stock issuance.  If you wish to approve and permit the stock issuance, you must vote FOR both of Proposals 1 and 3.  If either of them is not approved, the stock issuance will not occur.  In addition, shareholder approval of Proposal 2 regarding the approval of the stock issuance under NASDAQ rules is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement, although this condition may be waived by Excel.  The approval of Proposal 2 regarding approval under NASDAQ rules and Proposal 4 regarding adjournment are not conditions to the approval of the other proposals.  However, if we fail to receive the required approval under NASDAQ rules and Excel does not waive that condition, the stock issuance will not be completed and we will be required to make an expense payment to Excel and possibly pay a termination fee.  If Proposal 2 is not approved, Excel waives this condition and we proceed with the stock issuance, we will be subject to certain actions by NASDAQ, including the delisting of our shares.

Recommendation to Our Stockholders

Our board of directors unanimously recommends that you vote:

•	FOR the approval and adoption of the amendment to our articles of incorporation;

•	FOR the approval of the stock issuance under NASDAQ Listing Rule 5635;

•	FOR the approval and authorization of the control share acquisition by Excel under Article EIGHTH of our articles of incorporation; and

•	FOR the approval of adjournment of the special meeting if necessary to solicit additional proxies.

Management of the Company and the Bank Following the Closing of the Stock Issuance

Prior to the closing, Excel will identify certain of the members of the board of directors and officers of the Company and the Bank to continue as officers and directors after the closing of the stock issuance. At the closing of the stock issuance, those members of the board of directors and officers of the Company and of the Bank who have not been identified by Excel to continue as such after the closing will resign their positions with us.  The vacancies created by the resignations will be filled by persons identified by Excel after the closing of the stock issuance.  Excel will select all of the nominees to stand for election to our board of directors at our next annual meeting.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. See “Where You Can Find More Information.”

THE SPECIAL MEETING

We, through our board of directors, are sending this proxy statement and the enclosed proxy card to solicit proxies from our shareholders for use at the special meeting.

Date, Time and Place of Special Meeting

Friday, January 8, 2010
10:00 a.m. local time
Brookside Country Club
1800 Canton Avenue NW
Canton, Ohio 44708
Directions to the special meeting are available by calling (330) 263-1955.

Purpose of the Special Meeting

We are holding the special meeting to ask our shareholders to consider and vote upon the following items:

•
Proposal 1 – Amendment of Restated Articles of Incorporation.  A proposal to approve and adopt an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 5,000,000 to 22,500,000;

•
Proposal 2 – Approval of the Stock Issuance under NASDAQ Rules.  A proposal to approve, for purposes of  NASDAQ Listing Rule 5635, the issuance of 15,000,000 shares of our common stock to Excel Bancorp, LLC, an Ohio limited liability company, pursuant to a stock purchase agreement between the Company and Excel Financial, LLC dated as of November 15, 2009 and the issuance of up to 2,5000,000 shares to other investors in the private offering;

•
Proposal 3 – Authorization of Control Share Acquisition under Article EIGHTH of Our Articles of Incorporation.  A proposal to approve and authorize under Article EIGHTH of the Company’s articles of incorporation the proposed control share acquisition by Excel;

•
Proposal 4 – Adjournment of the Special Meeting.  A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient affirmative votes at the time of the special meeting to approve and adopt the amendment to our articles of incorporation, to approve the issuance of shares under NASDAQ Listing Rule 5635 or to authorize the control share acquisition under Article EIGHTH of our articles of incorporation; and

•	Other Matters. To act upon such other matters as they may properly come before the special meeting or any adjournments thereof.

Record Date

Holders of record of our common stock at the close of business on November 30, 2009, will be entitled to attend and vote at the special meeting.

Outstanding Shares as of the Record Date

As of November 13, 2009, there were approximately 2,214,564 shares of our common stock outstanding.

Shares Entitled to Vote

Each share of our common stock that you own as of the record date entitles you to one vote on each proposal to be voted upon at the special meeting.

Quorum Requirement

Holders of a majority of the outstanding shares of our common stock on the record date, whether present in person or represented by proxy, will constitute a quorum for purposes of Proposals 1, 2 and 4.

Proposal 3, the authorization of the control share acquisition by Excel under Article EIGHTH of our articles of incorporation, has its own quorum requirements.  These requirements are different for each of the approval requirements under Article EIGHTH.  When determining the authorization of the control share acquisition by the majority of the voting power under Article EIGHTH, a quorum will be present if at least a majority of our voting power is present at the special meeting.  When determining the authorization of the control share acquisition by a majority of our voting power excluding “interested shares,” a quorum will be present if at least a majority of our voting power, excluding all interested shares, is present in person or by proxy at the special meeting.

Shares held by each shareholder who signs and returns the enclosed form of proxy or votes by telephone or Internet will be counted for purposes of determining the presence of a quorum at the special meeting.  Abstentions and broker non-votes will be counted toward establishing a quorum for the special meeting.

Required Votes to Approve the Proposals

•
Proposal 1 – Amendment of Articles.  Approval of the amendment to our articles of incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock.  Abstentions and broker non-votes will have the effect of a vote against the amendment.

•
Proposal 2 – Approval under NASDAQ Rules.  Approval of the stock issuance in accordance with NASDAQ Listing Rule 5635 requires the affirmative vote of a majority of the total votes cast by holders of shares of our common stock.  Abstentions and broker non-votes will not count as votes cast and will have no effect on this proposal.

•
Proposal 3 – Authorization under Article EIGHTH.  Authorization of the stock issuance under Article EIGHTH of our articles of incorporation requires that the votes be counted two different ways and must satisfy two requirements.  They are:

°	the affirmative vote of a majority of the voting power in the election of our directors; and

°
the affirmative vote of a majority of the portion of the voting power excluding the voting power of “interested shares” as described below under “Proposal 3 – Authorization Under Article EIGHTH of the Company’s Articles of Incorporation of Proposed Control Share Acquisition.”

Abstentions and broker non-votes will have the same effect as a vote against the authorization of the control share acquisition by Excel under Article EIGHTH of our articles of incorporation.

•
Proposal 4 – Adjournment.  Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, requires the affirmative vote of at least a majority of the Company’s shares of common stock present and entitled to vote at the special meeting.  Abstentions will have the same effect as a vote against adjournment.  Broker non-votes will have no effect on this proposal.

Although Proposals 1 and 3 have been designated as separate matters to be voted on by our shareholders, each proposal is expressly conditioned upon obtaining the approval of the other.  Both Proposals 1 and 3 must be approved by our shareholders for us to complete the proposed stock issuance.  If either of them is not approved, the stock issuance will not occur.  If you wish to approve and permit the stock issuance, you must vote FOR both Proposal 1 to amend our articles of incorporation and Proposal 3 to authorize the control share acquisition.  The approval of Proposal 2 regarding approval under NASDAQ rules and Proposal 4 regarding adjournment are not conditions to the approval of the other proposals.  However, the approval of the stock issuance under NASDAQ rules is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement, although Excel may waive that condition in its discretion.  If Proposal 2 is not approved and Excel does not waive that condition, we will not be able to complete the stock issuance and will be required to pay an expense payment and a possible termination fee.  If we fail to obtain the required approval under NASDAQ rules, Excel waives this condition and we proceed with the stock issuance, we will be subject to certain actions by NASDAQ, including the possible delisting of our shares.

Our board of directors unanimously recommends that our shareholders vote FOR each of the proposals.

Voting By Proxy

Voting instructions are included on your proxy card.  As an alternative to submitting the proxy card, you may also vote by telephone or Internet.  If you properly submit your proxy, your shares will be voted as you have specified at the special meeting, or at any adjournment or postponement thereof.  Your proxy will be voted in accordance with the instructions given, unless revoked.  You may specify that your shares be voted either for or against a proposal submitted at the special meeting or that you are abstaining from voting for a proposal.  If no specification is made, the shares will be voted FOR each of Proposals 1 through 4.

You may revoke your proxy without affecting any vote previously taken by giving notice to the Secretary of the Company in writing or in person at the special meeting or by submitting a later dated proxy that is received by us prior to the vote being taken at the special meeting.  Attending the special meeting will not, by itself, revoke a proxy.

All costs associated with the solicitation of proxies will be paid by the Company.  Proxies will be solicited primarily by mail, but certain officers and employees of the Company or the Bank may solicit proxies, personally, by telephone or by electronic mail, without additional compensation.  The Company has retained Broadridge, a third party solicitor, to assist with the solicitation of proxies.  Broadridge may solicit proxies by telephone or other electronic means or in person.  The Company will reimburse Broadridge for its out of pocket expenses, but will not be required to pay a fee for Broadridge’s services.

The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted.  To assure the presence of the necessary quorums at the meeting, please vote by phone or Internet or sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States.  Signing and returning the proxy or voting by phone or Internet will not prevent you from attending the meeting and voting in person, should you so desire.

Other Business

Our board of directors has no knowledge of any additional business to be presented for consideration at the special meeting.  Should any such matters properly come before the special meeting or any adjournments thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the special meeting.

PROPOSAL 1 – AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

Increase in Authorized Shares of Our Common Stock

The primary purpose of Proposal 1 is to satisfy our obligations under the stock purchase agreement in connection with the sale and issuance of 15,000,000 shares of our common stock to Excel and the sale and issuance of not less than 1,500,000 shares, and not more than 2,500,000 shares, of our common stock in the private offering.  We currently do not have a sufficient number of authorized shares of common stock to complete the stock issuance.  Therefore, approval of Proposal 1 is required for the stock issuance to occur.

As of November 13, 2009, of the 5,000,000 shares of our common stock authorized by our articles of incorporation, 2,214,564 shares were issued and outstanding.  In the stock issuance, 15,000,000 shares of our common stock will be issued to Excel and a minimum of 1,500,000 and a maximum of 2,500,000 shares of our common stock will be issued in the private offering. None of our shares of common stock have preemptive rights.  After the proposed increase in the number of authorized shares of our common stock to 22,500,000 shares and assuming completion of the stock issuance, approximately 2,800,000 shares of our common stock would be authorized, but unissued.  The additional authorized shares will provide us with the flexibility to issue additional shares from time to time as our board of directors may determine for future financings, strategic business relationships, stock-based incentives to employees, directors and consultants and for other purposes.

If our shareholders adopt the amendment, our articles of incorporation will be amended to increase the number of authorized shares of common stock as described above. The increase will become effective on the filing of the amendment to the articles of incorporation with the Ohio Secretary of State. The text of the relevant section of the articles of incorporation as proposed to be amended is set forth as Annex B to this proxy statement.

As of the date of this proxy statement, other than the issuance and sale of shares of our common stock pursuant to the stock purchase agreement and the issuance and sale of shares in the private offering, our board of directors has no agreement, arrangement or intention to issue any other shares of our common stock.  Although we currently have options and warrants to purchase our shares outstanding, as a condition to the closing of the stock purchase agreement, all such options and warrants will be terminated prior to closing and will no longer be outstanding.  Other than the proposals to be voted on at the special meeting, our board of directors does not intend to solicit further shareholder approval prior to the issuance of additional shares of common stock, except as may be required by applicable law, NASDAQ rules or other applicable requirements.

Vote Required to Approve Articles Amendment

To complete the stock issuance, the proposed amendment to the articles of incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  Abstentions and broker non-votes will have the effect of a vote against the amendment.  After approval of Proposal 1, the amendment will become effective upon the filing of a certificate of amendment, reflecting the amendment to our articles of incorporation attached as Annex B to this proxy statement, with the Ohio Secretary of State in accordance with the Ohio General Corporation Law.  This proposal, however, is contingent upon receiving the necessary approval of the control share acquisition by Excel under Article EIGHTH of our articles of incorporation.  If either of these approvals is not received, then the amendment to our articles of incorporation will be abandoned.  Additionally, the approval of the stock issuance under NASDAQ rules in Proposal 2 is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement.  Even if Proposals 1 and 3 are approved, if we do not receive approval of the stock issuance under NASDAQ rules and Excel does not waive that condition, the amendment will be abandoned.  We will not file the certificate of amendment and the amendment will not take effect unless the stock issuance receives all required approvals and is being consummated.

Recommendation of Our Board of Directors

Our board of directors has unanimously approved the amendment to our articles of incorporation to increase the number of authorized shares from 5,000,000 to 22,500,000, and has determined that this amendment is in the best interests of the Company and our shareholders.  Our board of directors recommends that you vote FOR the approval and adoption of the amendment.

A failure to approve at the special meeting the amendment to the articles of incorporation to increase the number of authorized shares would result in us being unable to satisfy our obligations under the stock purchase agreement and consummate the stock issuance.  If we are unable to meet our obligations and complete the stock issuance, it would have materially adverse consequences for us and our shareholders as described elsewhere in this document, including the payment of $150,000 to Excel for its expenses, the possible payment of a $1,000,000 termination fee and the Bank’s inability to meet applicable regulatory requirements and to comply with the Consent Order.

Effects of the Amendment to Our Articles of Incorporation on Our Shareholders

We are seeking to amend our articles of incorporation to increase the number of authorized shares of our common stock from 5,000,000 to 22,500,000 shares in order to allow us to consummate the stock issuance and the voting power and economic interests of the current holders of our common stock will be diluted substantially as a result. In addition to the issuance and sale of our common stock to Excel in accordance with the stock purchase agreement and the issuance and sale of our common stock in the private offering, any future issuance of the remaining additional authorized shares of our common stock could further dilute future earnings per share, book value per share and voting power of existing shareholders.  Our shareholders should consider this, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the amendment to our articles of incorporation to increase our number of authorized shares of common stock.

PROPOSAL 2 – APPROVAL OF THE STOCK ISSUANCE
UNDER NASDAQ STOCK MARKET RULES

The Company's common stock is currently listed on the NASDAQ Capital Market and the Company is subject to the NASDAQ Stock Market Rules.  NASDAQ Listing Rule 5635(b) requires that a listed company obtain shareholder approval prior to an issuance of common stock that would result in a change of control of the company.  NASDAQ Listing Rule 5635(d) requires that a listed company also obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of common stock equal to 20 percent or more of its common stock or 20 percent or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. The stock issuance will result both in a change of control of the Company and in greater than 20 percent of the Company's common stock being issued to investors in a private placement for less than the greater of book value or market value of our common stock.  Therefore, shareholder approval of the stock issuance is required under NASDAQ rules.  To the extent that a NASDAQ listed company does not obtain the required shareholder approvals, the company may be subject to the delisting of its securities from NASDAQ.

A discussion of the stock issuance, including the background and reasons for the stock issuance, is set forth under the heading “The Stock Issuance.”  The stock purchase agreement under which, if the requisite shareholder approvals are obtained, Excel will acquire shares in the stock issuance is described under the heading “The Stock Purchase Agreement.”  We urge you to read these sections, along with the full text of the stock purchase agreement, the fairness opinion of Stifel Nicolaus and the other documents attached to this proxy statement, in their entirety.

Potential Implications if Proposal 2 is not Approved and Continued NASDAQ Listing

The approval of this proposal is not contingent upon the approval of the other proposals, although it is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement.  Excel, however, may waive this condition if it so chooses.  If we do not obtain the required shareholder approval of the stock issuance under NASDAQ rules and Excel waives that condition, we may nonetheless proceed with the stock issuance if our board of directors deems it to be in the best interests of the Company and our shareholders.  A decision to proceed with the stock issuance if we do not obtain approval of this proposal could result in our shares being delisted from NASDAQ.  Conversely, even if shareholder approval of the stock issuance is obtained, our shares may be delisted from NASDAQ in the future for other reasons unrelated to the stock issuance, as discussed in the following paragraph.  If our shares are delisted for any reason, it may adversely affect the market for our shares and cause our shares to become more thinly traded and less liquid than they are currently.  This could prevent you from being able to sell your shares at the time and price you desire.  If the stock issuance is completed, we are unable to predict the potential effects of the stock issuance on the trading activity and the market price of our common stock.

As we have previously disclosed, we received a notification letter from NASDAQ on October 1, 2009 indicating that, effective September 30, 2009, we no longer met the continued listing requirement that our shares maintain a minimum bid price of $1.00 per share.  Under NASDAQ rules, we have a grace period of 180 days in which to regain compliance.  If at any time prior to March 30, 2010 the bid price of our shares closes at $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide us written confirmation of compliance. Alternatively, we may be eligible for an additional grace period if we meet the initial listing standards for the NASDAQ Capital Market, and in such event we will receive an additional 180 calendar day grace period.  As of the date of this proxy statement, we have not regained compliance with these requirements.  If we do not regain compliance with the minimum bid requirement prior to the expiration of the relevant grace periods, our shares are subject to delisting.  We are not able to predict the effect that the stock issuance may have on the trading price of our stock or whether it will affect our ability to comply with these requirements.  Regardless whether the stock issuance is approved by our shareholders, there can be no assurance that our shares will remain listed on NASDAQ.

Vote Required to Approve Under NASDAQ Rules

To complete the proposed stock issuance, it must be approved by the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting.  Abstentions and broker non-votes will not count as votes cast and will have no effect on this proposal.

Recommendation of Our Board of Directors

Our board of directors has unanimously approved the stock purchase agreement and the stock issuance to Excel, along with the private offering, and has determined that they are in the best interests of the Company and our shareholders.  Our board of directors unanimously recommends that you vote FOR approval of the stock issuance under NASDAQ Listing Rule 5635.

If our shareholders do not approve the stock issuance under NASDAQ rules and Excel does not waive the related condition to its obligation to purchase the shares under the stock purchase agreement, we may be unable to satisfy our obligations under the stock purchase agreement and unable consummate the stock issuance.  This would have materially adverse consequences for us and our shareholders as described elsewhere in this document, including the payment of $150,000 to Excel for its expenses, the possible payment of a $1,000,000 termination fee and the Bank’s inability to meet applicable regulatory requirements and to comply with the Consent Order.

PROPOSAL 3 – AUTHORIZATION UNDER ARTICLE EIGHTH OF THE COMPANY’S ARTICLES OF
INCORPORATION OF PROPOSED CONTROL SHARE ACQUISITION

Under Ohio law, unless a corporation’s articles of incorporation or regulations provide otherwise, any “control share acquisition” of an “issuing public corporation” can be made only with the prior authorization of the corporation’s shareholders in accordance with the Ohio control share acquisition statute.  As an alternative, an Ohio corporation may completely opt-out of that requirement, or may include in its articles of incorporation or regulations separate restrictions on transfer of its shares in connection with a “control share acquisition.”  Our articles of incorporation provide that the statute does not apply to us.  Instead, Article EIGHTH of our articles of incorporation (“Article EIGHTH”) sets forth a procedure and the requirements to obtain shareholder authorization of a control share acquisition of our shares.  Article EIGHTH is consistent with the statute, subject to the right of our directors to screen out proposals that do not meet certain standards, as set forth in Article EIGHTH.

A “control share acquisition” is defined in Article EIGHTH as any acquisition, directly or indirectly, of the shares of common stock which, when added to all other common stock owned or controlled by the acquiror, would entitle the acquiror to exercise or direct the exercise of voting power in the election of directors within several ranges of voting power, including a majority.  The proposed sale of shares would give Excel majority of our voting power, and constitutes a control share acquisition under our articles of incorporation.

Article EIGHTH requires that a person proposing to make a control share acquisition deliver a written notice to us describing, among other things, the terms of the proposed acquisition and giving reasonable evidence that the proposed control share acquisition would not be contrary to law and that the person who gave the notice has the financial capacity to make such an acquisition.  A copy of the written notice delivered to us by Excel is attached hereto as Annex D.  Upon our receipt of the notice, subject to certain exceptions (none of which apply in this case), we are then required to call and hold a special meeting to vote on the proposed acquisition.

A discussion of the sale of shares to Excel, including the background and reasons for the sale and the stock issuance, is set forth under the heading “The Stock Issuance.”  The stock purchase agreement under which, if the requisite shareholder approvals are obtained, Excel will acquire the shares is described under the heading “The Stock Purchase Agreement.”  We urge you to read these sections, along with the full text of the stock purchase agreement, the fairness opinion of Stifel Nicolaus and the other documents attached to this proxy statement, in their entirety.

Vote Required to Authorize the Proposed Control Share Acquisition

Authorization of a control share acquisition under Article EIGHTH of our articles of incorporation requires that votes be counted in two different ways.  Although each share will only vote once on the proposal, the votes will be counted in separate ways.  For the proposed control share acquisition by Excel to be authorized, it must receive the approval of both:

•	the affirmative vote of the holders of a majority of the voting power in the election of our directors; and

•	the affirmative vote of the holders of a majority of the portion of the voting power excluding the voting power of “interested shares,” as described below.

The control share acquisition will not be authorized unless the votes on the proposal, when counted each of the ways described above, satisfy both requirements.  Abstentions and broker non-votes will have the same effect as a vote against the authorization of the control share acquisition by Excel under Article EIGHTH.

When counting the votes on this proposal, “interested shares” under Article EIGHTH include shares held by the acquiring person (although Excel does not currently own any of our shares), and shares held by officers and directors who are also employees.  Certain other shares that are transferred prior to the date of the meeting for “valuable consideration” may also be interested shares.

Recommendation of Our Board of Directors

Article EIGHTH requires that our board of directors provide its recommendation on the proposed control share acquisition.  Our board of directors has unanimously approved the control share acquisition by Excel and has determined that the control share acquisition by Excel is in the best interests of the Company and our shareholders.  Our board of directors recommends that you vote FOR the authorization of the control share acquisition by Excel under Article EIGHTH.

If our shareholders do not approve the control share acquisition by Excel under Article EIGHTH, we will be unable to satisfy our obligations under the stock purchase agreement and unable consummate the stock issuance.  This would have materially adverse consequences for us and our shareholders as described elsewhere in this document, including the payment of $150,000 to Excel for its expenses, the possible payment of a $1,000,000 termination fee and the Bank’s inability to meet applicable regulatory requirements and to comply with the Consent Order.

THE STOCK ISSUANCE

The Parties

Ohio Legacy Corp.  The Company is a bank holding company incorporated in June 1999 under the laws of the State of Ohio.  The Company has one wholly-owned subsidiary, the Bank.  The Company, through the Bank’s four offices, provides retail and commercial banking services to its customers, who are based primarily in Stark and Wayne Counties in north east-central Ohio.

Excel Financial, LLC and Excel Bancorp, LLC.  Excel Financial is a Delaware limited liability company that was formed for the sole purpose of pursuing a bank acquisition.  Excel Financial has engaged consultants and advisors to assist it in this endeavor.  Excel Financial has no other business activity and has no day-to-day operations.  Although the stock purchase agreement was entered into with Excel Financial, Excel Financial has assigned the agreement to its affiliate, Excel Bancorp, which will purchase the shares from the Company.  Excel Bancorp is an Ohio limited liability company formed to acquire the shares of the Company and which will apply to become a registered bank holding company in connection with its acquisition of the shares.  Excel Bancorp has had no operations to date.

Investors in the Private Offering.  We intend to make the private offering to a select group of accredited investors, including some of our officers and directors.

Purpose and Background of the Stock Issuance

Over approximately the past two years, our board of directors and management have considered a range of alternative strategies to continue to maintain our capital ratios at levels above those required for the Bank to be considered “well-capitalized” for regulatory purposes.  This review of alternative strategies has been in light of the credit quality and loan loss challenges, liquidity pressures, and reported operating losses we have experienced as a result of disruptions in the credit and real estate markets and the weakening economy, including in particular the soft regional economic conditions in Ohio, as well as the Consent Order.  Also during this time, management actively sought to enhance our capital and liquidity levels, which included undertaking expense reduction initiatives, substantially reducing our risk weighted assets and in particular exposure to residential land and construction loans and non-owner occupied term commercial real estate loans, as well as lending primarily to existing qualified borrowers.

In October 2008, we engaged Stifel Nicolaus to act as our financial adviser. Thereafter, with Stifel Nicolaus’ assistance, our board of directors and management discussed alternative strategies for enhancing our capital ratios, including disposition of certain assets, public and private capital raises, and opportunities for potential business combination transactions. Our board of directors instructed management and Stifel Nicolaus to comprehensively review all of these potential strategies. Thereafter, the board of directors regularly met with management and Stifel Nicolaus to receive updates and to discuss each of these potential strategies. Also during this time, we consulted with our legal advisors in connection with possible capital raising strategies and applicable regulatory and legal requirements.

In the fall of 2008, we, through Stifel Nicolaus, made inquiries to a limited number of banks and thrifts regarding potential business combination transactions.  Although significant discussions ensued from several of these inquiries, concerns over the Bank’s credit quality and capital concerns precluded the successful negotiation of a transaction.  Through much of 2009, Stifel Nicolaus made a broad-based solicitation to banks, thrifts, and private equity investors regarding a range of potential business combination or capital raising transactions.  The Bank’s deteriorating credit quality, capital levels, and post-closing regulatory concerns again prevented the successful negotiation of a transaction.  As a result of these failed attempts to align the Bank with another financial institution and the issues raised regarding the cost and timing of access to the public market, as well as Stifel Nicolaus’ views regarding the significant challenges we would face in pursuing a public offering, the board of directors determined to focus on a transaction with private investors, while continuing discussions with selected other banks regarding potential branch sales and mergers.

In the summer and fall of 2009, Excel and another private investment group conducted due diligence regarding potential investments in the Company.  Although the structure of the two potential transactions was similar (an investment in our common shares), we judged the potential effect on us to be markedly different between the two potential transactions.  Excel’s potential transaction contemplated the participation of a group of individuals that had both general banking and bank turnaround experience, as well as an infusion of capital at a level well in excess of the minimum amount required.  Excel’s turnaround experience was identified by the regulators as an important aspect for regulatory approval.  Additionally, Excel indicated its desire to keep the Bank’s two markets (Canton and Wooster) intact and to create a trust department to foster and enhance the Bank’s product offerings.  The other potential investor only offered to provide the minimum amount of capital required, indicated its desire to divest one of the Bank’s markets to raise additional capital and did not have at its disposal an experienced bank turnaround team.  In addition, the other potential investor indicated a need for additional due diligence prior to submitting a final bid.

The Company and both potential investment groups agreed at the outset that the structure of the investment should emphasize common equity, reflecting the increased market and regulatory focus on the Bank’s Tier 1 capital ratio. Both groups understood that, as a result of the proposed size of the private placement and the parties’ intent that the investment ultimately be in the form of Tier 1 common equity, the approval of our shareholders would be required.  Also during this time, we held discussions with representatives of the Federal Reserve Board, our primary banking regulator, regarding the structure of the securities to be issued in the proposed transactions, and the treatment of those securities under regulatory capital adequacy rules. Throughout this period, our senior management, Stifel Nicolaus, and our counsel updated the board of directors regarding the progress of discussions and the potential terms of the investment.  Discussions between both bidders and us continued and terms for the stock issuance, as well as a governance and investment structure that we believed would be acceptable to the Federal Reserve Board, were finalized.

During this time, the Company also remained in regular contact with representatives of the OCC, the Bank’s primary regulator. The board of directors, our senior management, our outside advisors and the OCC had discussed the Bank’s capital levels and other matters pertaining to the operations of the Bank.  The discussions with both bidders focused on meeting the capital requirements of the Consent Order so that it could be terminated as quickly as possible but Excel was willing to exceed those capital requirements.

On November 15, 2009, following approval by the board of directors, the Company entered into the stock purchase agreement with Excel and terminated negotiations with the other investment group.

As part of the negotiations with Excel, we have agreed, as a condition to Excel’s purchase of the shares, to sell at least 1,500,000 of our shares of common stock to investors other than Excel in the private offering.  We have also agreed to use our best efforts to sell an additional 1,000,000 shares in the same private offering.  All of the shares sold in the private offering will have a purchase price of $1.00 per share.  The sale of the shares in the private offering will further increase the Bank’s capital.

Prior to approving the stock purchase agreement and the stock issuance to Excel, our board of directors considered various alternatives to the stock issuance, including public equity offerings, a rights offering, high yield debt issuances and other private placements of equity securities. In approving the stock issuance, our board of directors concluded that the sale of common stock to Excel together with the sale of our common stock in the private offering presented the only feasible course of action for us at this time. Our board of directors decided not to pursue the other alternatives considered. These alternatives, including a rights offering which would have required filing a registration statement with the SEC, would likely have been to the exclusion of Excel’s offer and would have required significant additional time and cost to effectuate without any assurance that a better offer or transaction could be realized.  Since the stock purchase agreement included the condition that a minimum of 1,500,000 and a maximum of 2,500,000 shares of our common stock be issued and sold at a price of $1.00 per share, the board of directors concluded that the only way this condition could be satisfied in a timely and cost effective manner was in the private offering to a select group of investors rather than a broad-based rights offering to all of our shareholders.  In addition, the board concluded that since Excel’s proposal was the only one which the Bank’s regulators indicated would be acceptable, in part because of the larger amount of capital to be provided and Excel’s management’s turnaround experience, it was in the best interest of the Company and its shareholders to accept Excel's offer despite the significant dilution that would be caused by the $1.00 per share purchase price because no other alternative offer would permit the Bank to continue operations and provide an opportunity to increase shareholder value over the long term.

The material factors considered by our board of directors in approving the stock issuance and stock purchase agreement, and in recommending that our shareholders approve the transactions described in this proxy statement, include the following:

•	our need for additional capital to satisfy the requirements of the Consent Order;

•	our unsuccessful efforts to identify one or more possible alternatives to the stock issuance in order to address our need for additional capital;

•	the turnaround experience of the management of Excel which was important to our regulators;

•	the willingness of Excel to commit capital in excess of the minimum amount required by the Consent Order;

•	the potentially positive effect of the stock issuance on our markets and our employees; and

•
its discussions with Stifel Nicolaus at the November 15, 2009 meeting of our board of directors regarding the extensive process that the Company had undertaken to identify alternatives to the stock issuance and the preliminary views of Stifel Nicolaus, subject to the completion by Stifel Nicolaus of its analysis and its written confirmation thereof, regarding the proposed financial terms of the stock purchase agreement.

Opinion of Our Financial Advisor

Stifel Nicolaus is acting as our financial advisor in connection with the stock issuance.  Stifel Nicolaus is a nationally recognized investment banking firm with substantial expertise in transactions similar to the stock issuance.  Stifel Nicolaus is an investment banking and securities firm with membership on all the principal United States securities exchanges.  As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On November 23, 2009, Stifel Nicolaus rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of such date, the consideration to be received by us from Excel in connection with the stock issuance pursuant to the stock purchase agreement was fair to the Company as of that date, from a financial point of view.

The full text of Stifel Nicolaus’ written opinion dated November 23, 2009, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex A to this proxy statement and is incorporated herein by reference.  We urge you to read this opinion carefully and in its entirety in connection with this proxy statement.  The summary of the opinion of Stifel Nicolaus set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.  The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of the opinion and prior to the completion of the stock issuance.

No limitations were imposed by us on the scope of Stifel Nicolaus’ investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion.  Stifel Nicolaus was not requested to, and did not, make any recommendation to our board of directors as to the amount of the consideration to be paid for our shares, which was determined through arm’s length negotiations between the parties.  In arriving at its opinion, Stifel Nicolaus did not ascribe a specific range of values to the Company.  Its opinion is based on the financial and comparative analyses described below.  Stifel Nicolaus’ opinion was for the information and assistance of our board of directors for its use in connection with its consideration of the financial terms of the stock issuance and is not to be relied upon by any shareholder of the Company or any other person or entity.  Stifel Nicolaus’ opinion did not constitute a recommendation to our board as to how our board should vote on the stock issuance or to any shareholder of the Company as to how such shareholder should vote at any meeting at which the stock issuance is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’ or affiliates’ agreement with respect to the stock issuance or exercise any dissenters’ or appraisal rights that may be available to such shareholder.  In addition, Stifel Nicolaus’ opinion does not compare the relative merits of the stock issuance with any alternative transaction or business strategy that may have been available to us or our board of directors and does not address the underlying business decision of our board to proceed with or effect the stock issuance.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a copy of the stock purchase agreement;

•
reviewed our audited consolidated financial statements as of December 31, 2008, 2007 and 2006 and the related audited consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years contained in our Annual Report on Form 10-K for the year ended December 31, 2008; together with the our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009, and September 30, 2009;

•	reviewed and analyzed certain other publicly available information concerning us;

•	reviewed certain non-publicly available information regarding our business plans and other internal financial statements and analyses relating to our business;

•	participated in certain discussions and negotiations between our representatives and Excel regarding the terms of the stock issuance and the stock purchase agreement and other matters;

•	reviewed the reported prices and trading activity of our equity securities;

•	analyzed certain publicly available information concerning the terms of selected transactions that Stifel Nicolaus considered relevant to its analysis;

•	discussed the past and current operations, financial condition and future prospects of the Company with our senior executives;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel Nicolaus deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel Nicolaus deemed necessary or appropriate for purposes of its opinion; and

•
took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel Nicolaus has relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of us, or that was otherwise reviewed by Stifel Nicolaus, and has not assumed any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to it by us, Stifel Nicolaus has assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of our management as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which it could form its opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We have informed Stifel Nicolaus that it is unlikely that we would be afforded the opportunity to execute a stand-alone business plan, given that we are already in violation of certain terms of the Consent Order and have subsequently been issued a prompt corrective action notice in connection with our falling below adequately-capitalized standards. We have also informed Stifel Nicolaus that without additional capital, it is not likely that we will survive as a stand-alone entity.

Stifel Nicolaus also assumed, without independent verification and with our consent, that there were no material changes in our assets, liabilities, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, and our aggregate allowances for loan losses set forth in our financial statements are in the aggregate adequate to cover all such losses without considering the current credit, liquidity and regulatory issues facing us.  Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of our assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets nor did it review our loan or credit files.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.  Stifel Nicolaus relied on advice of the Company’s counsel as to certain legal and tax matters with respect to the Company, the stock purchase agreement and the stock issuance and other transactions and other matters contained or contemplated therein.  Stifel Nicolaus has assumed, with our consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals and that all conditions to the stock issuance will be satisfied and not waived.  Stifel Nicolaus has also assumed that stock issuance will be consummated substantially on the terms and conditions described in the stock purchase agreement, without any waiver of material terms or conditions by us or Excel and without any change to the structure of the stock issuance, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the stock issuance will not have an adverse effect on the Company.

Stifel Nicolaus’ opinion is limited to whether the consideration to be received by us pursuant to the stock purchase agreement is fair, from a financial point of view, to us.  Neither Stifel Nicolaus’ opinion nor these materials consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by our board of directors; (ii) the legal, tax or accounting consequences of the stock issuance on us or our shareholders; (iii) the fairness of the amount or nature of any compensation to any of our officers, directors or employees, or class of such persons, relative to the compensation to the holders of the our securities; (iv) the effect of the stock issuance on, or the fairness of the consideration to be received by holders of, any class of securities of the Company; (v) any advice or opinions provided by Critchfield, Critchfield & Johnston, Ltd. or any other advisor to the Company or Excel; (vi) whether Excel has sufficient cash, available lines of credit or other sources of funds to enable it to pay for the shares; or (vii) whether the Company is or will be eligible or approved to participate in the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008.  Furthermore, Stifel Nicolaus’ opinion does not express any opinion as to the prices, trading range or volume at which our securities will trade after the date of the opinion or following consummation of the stock issuance.

Stifel Nicolaus is not a legal, tax, regulatory or bankruptcy advisor.  Stifel Nicolaus has not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies.  Stifel Nicolaus’ opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company.

Stifel Nicolaus’ opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of its opinion.  It is understood that subsequent developments may affect the conclusions reached in its opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this opinion.

In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below.  Such summary does not purport to be a complete description of such analyses.  Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it.  The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’ view of the actual value of the Company.  In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company.  Any estimates contained in Stifel Nicolaus' analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold.  No company or transaction utilized in Stifel Nicolaus' analyses was identical to the Company or the stock issuance.  Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.  None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus.  The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which our common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion.  The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion on November 23, 2009.  Some of the summaries of financial analyses are presented in tabular format.  In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary.  The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.  The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion.  Rather, Stifel Nicolaus made its determination as to the fairness, from a financial point of view, of the consideration to be received by the Company, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.  Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for the Company should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.  Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

In connection with rendering its opinion and based upon the terms of the stock purchase agreement reviewed by it, Stifel Nicolaus assumed the aggregate indicated transaction consideration to be $16.5 million, including the required $1.5 million co-investment to be made pursuant to the stock purchase agreement.

Pro Forma Effect of the Stock Issuance.  Stifel Nicolaus reviewed the impact of the stock issuance on our regulatory capital ratios using static financial data as of September 30, 2009, our most recent publicly reported financial data.  Under the terms of the Consent Order previously entered into with the OCC, as well as the subsequent prompt corrective action notice received on October 29, 2009, we are required to achieve and maintain a Tier 1 capital ratio of 8.75% and a total risk-based capital ratio of 13.25%.  As of September 30, 2009, our last publicly reported capital ratios included a Tier 1 capital ratio of 3.40% and a total risk-based capital ratio of 7.10%.  Based on its analysis, Stifel Nicolaus estimated the stock issuance to be highly accretive to the our regulatory capital ratios.  Specifically, as of September 30, 2009, our estimated pro forma Tier 1 capital ratio would be 21.31% and its estimated total risk-based capital ratio would be 22.61%, both well in excess of the OCC-mandated minimums.

Comparison of Selected Companies.  Stifel Nicolaus reviewed and compared certain multiples and ratios for us with a peer group of 13 selected banks having total assets less than $2.0 billion, nonperforming assets as a percentage of assets between 5.0% and 10.0%, tangible equity as a percentage of tangible assets between 2.0% and 5.0% and latest 12 months’ net income of less than $0.  Stifel Nicolaus applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results without the application of any control premium (Group A) of the Company.  Stifel Nicolaus then applied a 35.0% control premium (Group B) to the trading prices of the selected group of comparable companies and compared the offer price to each of the following categories: book value, tangible book value, latest 12 months’ earnings per share, assets, tangible book premium to core deposits and deposits.  This analysis resulted in a range of imputed values for our common stock of between $0.60 and $0.68 per share based on the median multiples and ratios for Group A, and between $0.81 and $0.92 per share based on the median multiples and ratios for Group B.

The 35.0% premium approximates the median market premium over the seller’s one month prior stock price for all bank and thrift acquisitions over the past ten years.

Table 1
	Excel / OLCB		Trading Multiples for Selected Peer Groups (2)
Ratios	Last Trade(1)	Proposed Transaction	Group A	Group B

Price/Book Value	23.1%	34.5%	23.3%	31.5%

Price/Tangible Book Value	23.2%	34.6%	23.6%	31.8%

Price/Latest Twelve Months Core Earnings Per Share	NM	NM	NM	NM

Price/Assets	0.9%	1.3%	0.8%	1.1%

Premium over Tangible Book Value/Core Deposits	NM	NM	NM	NM

Price/Deposits	1.0%	1.5%	0.9%	1.2%

(1) Based on the Company’s closing stock price of $0.67 on November 13, 2009.

(2) Peer metrics are based on prices as of market close on November 13, 2009.

Analysis of Comparable Transactions.  Stifel Nicolaus analyzed certain information relating to recent transactions in the banking industry, consisting of 11 selected transactions announced in 2009 in which non-bank entities acquired a controlling position in, but less than 100% of, a bank or a bank holding company through an issuance of new shares as opposed to the purchase of the entire company.  Stifel Nicolaus calculated the ratios with respect to the Excel transaction as compared to the selected transactions and the results can be found in Table 2.

Table 2

Ratios	Excel / OLCB	Median Statistics for Selected Transactions

Price/Book Value	34.5%	61.1%

Price/Tangible Book Value	34.6%	61.1%

Price/Latest Twelve Months Core Earnings Per Share	NM	NM

Price/Assets	8.6%	8.3%

Premium over Tangible Book Value/Core Deposits	NM	NM

Price/Deposits	10.2%	10.1%

Pro Forma Price/Book Value (1)	80.4%	76.9%

Pro Forma Price/Tangible Book Value (1)	80.4%	78.0%

(1) Pro forma book and tangible book multiple calculations exclude all contingent investments by parties other than the primary buyer; thus,the Excel / Company multiples exclude the $1.5 million minimum required co-investment by the Company insiders.  Including the $1.5 million co-investment, pro forma price/book value and pro forma price/tangible book value for the Company would both be 81.7%.

This analysis resulted in a range of imputed values for our common stock of between $0.96 and $1.77 per share based on the median multiples for the selected comparable transactions.

Stifel Nicolaus has acted as our financial advisor in connection with the stock issuance and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the stock issuance (the “advisory fee”).  Stifel Nicolaus has also acted as financial advisor to the board and will receive a fee upon delivery of its opinion that is not contingent upon consummation of the stock issuance (the “opinion fee”), provided that such opinion fee is creditable against any advisory fee.  Stifel Nicolaus will not receive any other significant payment or compensation contingent upon successful consummation of the transaction.  In addition, the Company has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement.  In the past, Stifel Nicolaus has performed investment banking services for us, for which Stifel Nicolaus received customary compensation.  There are no other material relationships that existed during the two years prior to the date of Stifel Nicolaus’ opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and us or any other party to the transaction.  Stifel Nicolaus may seek to provide investment banking services to us or our affiliates in the future, for which Stifel Nicolaus would seek customary compensation.  In the ordinary course of business, Stifel Nicolaus and its clients trade in our securities, including as a market maker of our common stock, and, accordingly, may at any time hold a long or short position in such securities.  Stifel Nicolaus’ internal Fairness Opinion Committee approved the issuance of its opinion.

Effects of the Stock Issuance on Our Shareholders

Pursuant to the stock purchase agreement, we will issue and sell 15,000,000 shares of our common stock to Excel in the stock issuance and a minimum of 1,500,000 and a maximum of 2,500,000 shares in the private offering.  As a result, Excel will beneficially own a maximum of approximately 80%, and a minimum of approximately 76%, of our shares of common stock on a fully diluted basis after the stock issuance, depending upon how many shares we sell in the private offering. For additional information relating to beneficial ownership of our common stock following the completion of the stock issuance, see “Security Ownership of Certain Beneficial Owners and Management.”

You should consider the following factors which may affect you, as well as the other information contained in this proxy statement, in evaluating the proposal to approve the stock issuance.

Excel Will Be Our Controlling Shareholder.  Upon the completion of the stock issuance, Excel will beneficially own a maximum of approximately 80% and a minimum of approximately 76% of our outstanding common stock on a fully diluted basis, depending upon how many shares of our common stock are sold in the private offering, and will be our controlling shareholder.  As controlling shareholder, Excel will be able to determine the outcome of all matters submitted to our shareholders for a vote, including the election of directors and any future acquisitions or sales involving us or the Bank.

Management of the Company and the Bank Following the Closing of the Stock Issuance.  Prior to the closing, Excel will identify certain of the members of the board of directors and officers of the Company and the Bank to continue as officers and directors after the closing of the stock issuance. At the closing of the sale of shares to Excel, those members of the board of directors and officers of the Company and of the Bank who have not been identified by Excel to continue as such after the closing will resign their positions with us.  The vacancies created by the resignations will be filled by persons identified by Excel after the closing.  Excel will have the ability to select all of the nominees to stand for election to our board of directors at our next annual meeting.

Dilution.  The stock issuance will have a dilutive effect on book value per share and a substantial dilutive effect on a shareholder’s voting power. The stock issuance may also have a dilutive effect on future earnings per share.

Federal Tax Consequences.  The stock issuance will result in an "ownership change" as broadly defined in Section 382 of the Internal Revenue Code. As a result of the ownership change, utilization of our net operating loss carryforwards and certain built-in losses under federal income tax laws will be subject to an annual limitation. The annual limitation placed upon our ability to utilize these potential tax deductions will equal the product of an applicable interest rate mandated under federal income tax laws and our value immediately before the ownership change. Given the limited carryforward period assigned to these tax deductions in excess of this annual limitation, some portion of these potential deductions will be lost and, consequently, the related tax benefit will never be recorded in the financial statements.

At September 30, 2009, we had net operating losses and other tax attribute carryforwards of approximately $2,700,000, which is available to offset future federal taxable income. In addition, at September 30, 2009, we had approximately $13,400,000 million of built-in losses that will result in future tax deductions when these losses are realized for federal income tax purposes. However, if these built-in losses are realized within five years of the date of the ownership change, they will also be subject to the same annual limitation imposed upon the utilization of the tax attribute carryforwards.

We estimate that the annual limitation imposed under Section 382 would limit the deduction for both the carryforward tax attributes and the built-in losses realized within five years of the date of the ownership change to $93,000 per year. As a result of this limitation, we project the maximum tax benefit that could be lost due to the limitation is approximately $4,800,000, which would prevent tax benefits of this amount from being recorded for financial reporting purposes in future years. However, this figure will be mitigated to the extent the timing of built-in loss recognition is deferred beyond five years of the date of the ownership change.

Potential NASDAQ Delisting.  Shareholder approval of Proposal 2 regarding approval of the stock issuance under NASDAQ rules is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement.  Excel, however, may waive this condition in its discretion.  If Proposal 2 is not approved and Excel waives the related condition, our board of directors may nonetheless determine to proceed with the stock issuance if it deems it to be in the best interests of the Company and our shareholders.  If we proceed with the stock issuance without shareholder approval of Proposal 2, our shares may be subject to delisting from NASDAQ.  This could limit the trading market for our stock and could restrict your ability to sell our shares at the times and at the prices you may desire.  However, even if shareholder approval of the stock issuance is obtained, our shares may nonetheless be subject to delisting from NASDAQ for other reasons, and we have already been notified that we are no longer in compliance with NASDAQ’s minimum bid requirement for continued listing.  Regardless of the stock issuance, there can be no assurance that our shares will continue to be listed on NASDAQ.  For additional information, see “Proposal 2 – Approval of the Stock Issuance Under NASDAQ Stock Market Rules.”

Interests of Our Directors and Officers in the Stock Issuance

Although the Company anticipates that some of the offerees in the private placement might include officers and directors, it is unknown which, if any, will agree to purchase the shares being offered and, if so, how many shares they would purchase.  If any officers or directors do purchase shares in the private offering, they will have a somewhat larger share of any increase or decrease in the value of the shares over time than those shareholders who do not purchase shares in the private offering.

THE STOCK PURCHASE AGREEMENT

As described above, we have entered into a stock purchase agreement with Excel in connection with the stock issuance.  The following is a summary of the material terms of the stock purchase agreement; a copy of the stock purchase agreement is attached to this document as Annex C and is incorporated by reference into this proxy statement.  We urge you to read the stock purchase agreement in its entirety. While we believe this summary covers the material terms and provisions of the stock purchase agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to Annex C.

Shares Purchased and Price

Excel will purchase 15,000,000 shares of our newly issued common stock for $1.00 per share, for an aggregate purchase price of $15,000,000.  In addition, we will sell, in connection with the sale to Excel, a minimum of 1,500,000 and a maximum of 2,500,000 additional shares to other investors in the private offering at a price of $1.00 per share.

Our Operations Pending Closing

We have agreed to certain restrictions on our activities until either the stock issuance is completed or the stock purchase agreement is terminated.  Generally, subject to certain exceptions, we are required to conduct our operations in the ordinary and usual course of business consistent with past practice.  This includes preserving intact our current business organization, seeking to keep available the service of our current officers and employees and to preserving our relationships with customers, suppliers and others we have business dealings with.  We and the Bank have also agreed that we will not, without Excel’s prior written consent, take certain actions.  These actions include, but are not limited to:

•	amending or modifying our articles of incorporation or code of regulations (except as required by the stock purchase agreement);

•	issuing any shares of our capital stock (other than in the stock issuance);

•	declaring or paying any dividends, conducting a stock split or repurchasing any of our shares or amending the terms of any of our securities;

•	entering into or modifying any employment, consulting, severance, change in control or similar agreements, or adopting or modifying any employment benefit plans;

•	acquiring or disposing of any assets, except in the ordinary course of business;

•	entering into, terminating or amending any material contracts, except in the ordinary course of business;

•	borrowing or agreeing to borrow any funds, except in the ordinary course of business;

•	changing our accounting methods, except as may be required under United States generally accepted accounting principles;

•	settling any pending lawsuits, actions or other proceedings;

•	changing our risk management policies, failing to follow our existing policies or failing to avoid material increases in risk;

•	borrowing any funds, except in the ordinary course of business;

•	making brokered loans or accepting brokered deposits;

•	establishing new lending programs or originating any loans in excess of $25,000;

•	materially adversely changing the amount of our deposits, other than in the ordinary course of business;

•	changing the rates we pay on deposits, other than in the ordinary course of business;

•	opening, closing or relocating any offices, or failing to maintain the physical condition of our existing facilities;

•	originating any certificates of deposit over $100,000 or repricing any such certificates, other than in the ordinary course of business;

•	establishing or acquiring any new subsidiaries;

•	taking title or possession of any property (other than single family homes) without an environmental site assessment;

•	investing or committing to invest in any real estate development project;

•	engaging in any transaction with our directors, officers or other affiliates, except in the ordinary course of business;

•	failing to timely file any required SEC filings;

•	making any new capital expenditure in excess of $5,000;

•	increasing or decreasing interest rates except in the ordinary course of business; and

•	agreeing or committing to do any of the foregoing.

Representations and Warranties

The stock purchase agreement contains representations and warranties made by the Company and the Bank relating to, among other things, the following:

•	due incorporation and good standing;

•	capitalization and subsidiaries;

•	corporate power and authority to enter into and perform, and the enforceability of, the stock purchase agreement;

•	regulatory approvals and shareholder approvals;

•	financial statements and internal controls;

•	litigation;

•	regulatory matters, including required regulatory filings;

•	compliance with laws;

•	material contracts and defaults;

•	employee benefit plans, compensation of employees and labor matters;

•	the application of “takeover” laws to the proposed sale of shares;

•	the fairness opinion and brokerage and finder’s fees;

•	environmental matters;

•	tax matters, including the payment of taxes and filing of returns;

•	books and records;

•	insurance;

•	properties owned and their title and condition;

•	loans, including types and documentation, and mortgage banking business;

•	the allowance for loan losses;

•	deposit insurance;

•	repurchase agreements and risk management instruments;

•	compliance with specific banking laws and the protection of customer information;

•	related party transactions;

•	SEC filings;

•	intellectual property;

•	the absence of undisclosed liabilities; and

•	the accuracy of statements in this proxy statement.

The representations and warranties made by Excel are more limited, and relate to the following:

•	due organization and good standing;

•	authorization and enforceability of the stock purchase agreement;

•	regulatory approvals and defaults;

•	acquisition of the shares for investment and customary “accredited investor” representations; and

•	Excel’s financial capacity to pay for the shares to be purchased.

Certain of the representations and warranties of the Company, the Bank and Excel are qualified as to “materiality” or “material adverse effect.”  For purposes of the stock purchase agreement, this means any effect that (i) is or is reasonably likely to be material and adverse to their financial position, results of operations or business, or (ii) would materially impair their ability to perform their obligations under the stock purchase agreement or otherwise materially threaten or impede the consummation of the transactions under the stock purchase agreement.  When determining whether a material adverse effect has occurred, (i) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this stock purchase agreement or the transactions contemplated by it, and (ii) actions or omissions of a party which have been waived by the other in accordance with terms of the stock purchase agreement will not be considered.

The representations and warranties in the stock purchase agreement will not survive the closing of the stock issuance.

Shareholder Approvals; Takeover Laws

We have agreed to take all action needed to duly and validly call and hold the special meeting for the purpose of obtaining shareholder approval of the amendment to the articles of incorporation, the authorization of the control share acquisition and approval of the stock issuance under NASDAQ rules.  We have also agreed to take all steps necessary to comply with, or exempt the stock issuance from, any applicable anti-takeover laws or rules.

Management of the Company and the Bank Following the Closing of the Stock Issuance

Prior to the closing, Excel will identify certain of the members of the board of directors and officers of us and the Bank to continue as officers and directors after the closing of the stock issuance.  At the closing, those members of the board of directors and officers who have not been identified by Excel to continue after the closing will resign their positions with us.  The vacancies created by the resignations will be filled by persons identified by Excel after the closing.

No Solicitation

We and the Bank have agreed not to, including through any officer, director, employee, representative or agent of ours or any of our subsidiaries, directly or indirectly initiate, solicit, encourage or otherwise facilitate any “acquisition proposal,” including any discussions regarding an acquisition proposal.  Acquisition proposals generally include:

•	mergers, reorganizations, share exchanges, consolidations or similar transactions involving us or the Bank;

•	sales of all or substantially all of our assets or the assets of the Bank; and

•	purchases or sales of our outstanding shares or shares of the Bank.

However, if we receive an unsolicited bona fide written acquisition proposal, we may have discussions with and provide non-public information to the party making the proposal, and may ultimately recommend the unsolicited proposal to our shareholders, if:

•
the board determines in good faith (after consultation with its outside counsel) that such negotiations or discussions or the acceptance of the proposal would be required for our board of directors to comply with their fiduciary duties; and

•
our board of directors determines in good faith (after consultation with its outside counsel and receipt of a written opinion of its financial advisor) that the unsolicited proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and would, if consummated, be more favorable to our shareholders from a financial point of view than the sale of shares to Excel.

We must provide 24 hours’ notice to Excel if we receive any unsolicited acquisition proposal.  Any acquisition proposal that meets the requirements in the bullets above is referred to as a “superior proposal.”  We cannot terminate the stock purchase agreement to accept a superior proposal until five (5) business days after we have given notice to Excel of our intent to accept the superior proposal, the identity of the party making the proposal and the terms and conditions of the proposal, and Excel does not, in its discretion, make an offer to us at least as favorable as the superior proposal.

Regulatory Approvals

We and Excel have agreed to cooperate and use our reasonable best efforts to prepare and file all applications and requests for approvals from regulatory authorities.  This includes the appropriate actions to receive required approvals from the OCC and the Federal Reserve Board.

Conditions

Our, the Bank’s and Excel’s respective obligations to complete the sale of stock under the stock purchase agreement are subject to the satisfaction of closing conditions that are customary in transactions of this type.  These include, but are not limited to:

•	shareholder approval of the amendment to our articles of incorporation and effectiveness of the amendment;

•	shareholder approval of the stock issuance under NASDAQ rules;

•	shareholder approval of the control share acquisition by Excel under Article EIGHTH of our articles of incorporation;

•	obtaining of all regulatory approvals required to consummate the stock issuance;

•	the absence of any law, injunction or order prohibiting the completion of the transactions contemplated by the stock purchase agreement;

•	performance by all of the parties to the stock purchase agreement of their respective obligations;

•	the accuracy of the representations and warranties of each party;

•	receipt by our board of directors of Stifel Nicolaus’ fairness opinion;

•	receipt by Excel of comfort satisfactory to Excel that the OCC will grant the Bank trust powers;

•
issuance and sale by us of 1,500,000 shares of our common stock at a purchase price of $1.00 per share, and use of our best efforts to issue and sell an additional 1,000,000 shares of our common stock at a purchase price of $1.00 per share; and

•	the Tier I capital of the Bank being not less than $5,700,000.

Any of the conditions to a party’s obligation to close the sale of shares under the stock purchase agreement, including the foregoing, may be waived by that party in its discretion.

Termination

The stock purchase agreement may be terminated and the sale of shares to Excel abandoned in the following circumstances:

•	we and Excel mutually agree to terminate it;

•	by either us or Excel if:

°	the other party breaches a representation, warranty or covenant and the breach cannot be cured or is not cured within 30 days of notice and such breach is likely to have a material adverse effect;

°	the closing has not occurred by March 31, 2010, so long as the terminating party has not been the cause of the delay in closing;

°	any regulatory approval required for the consummation of the stock issuance has not been received; or

°	any required shareholder approvals (i.e., the proposals in this proxy statement) are not obtained;

•	by us if:

°	our board of directors has determined that it has received a superior proposal;

°
we have provided five business days notice to Excel that our board of directors is prepared to accept a superior proposal, identifying the party making the superior proposal and setting out the material terms and conditions of the proposal; and

°	Excel, in its discretion, has not made an offer to us that is at least as favorable as the superior proposal.

•	by Excel if:

°
our board of directors fails to recommend (or changes or withdraws  its recommendation with respect to) the NASDAQ approval, the control share acquisition or the amendment to our articles of incorporation; or

°	we fail to duly call and hold the special meeting.

Payment of Termination Fees and Related Expenses

If the stock purchase agreement is terminated as discussed above, we may be required to pay Excel’s transaction expenses or a termination fee.

We will be required to pay to Excel a $150,000 expense payment if the stock purchase agreement is terminated:

•	by us to pursue a superior proposal;

•	by either us or Excel if our shareholder approvals are not obtained;

•
by Excel if our board of directors fails to recommend (or changes or withdraws its recommendation with respect to) the amendment to our articles of incorporation, the NASDAQ approval or the authorization of the control share acquisition or;

•	by Excel if we fail to duly call and hold the special meeting; or

•	by Excel if we breach the stock purchase agreement or if our actions cause the closing not to occur by March 31, 2010.

In addition to the $150,000 expense payment, we may be required to pay to Excel a $1,000,000 termination fee if the stock purchase agreement is terminated because of any of the following reasons:

•	a breach of the stock purchase agreement;

•	our failure to duly call and hold the special meeting;

•	our failure to obtain the requisite shareholder approvals;

•
our failure to recommend (or our change in recommendation) of the amendment to the articles of incorporation, the NASDAQ approval or the authorization of the control share acquisition under Article EIGHTH;

•	failure to close by March 31, 2010; or

•	our pursuit of a superior proposal.

The $1,000,000 termination fee is only payable if (i) the stock purchase agreement is terminated for one of the reasons set forth in the bullets immediately above and (ii) we enter into an agreement regarding an acquisition proposal, or close such a transaction, within 24 months after the date of termination.  If we are required to pay the termination fee, the amount of any expense payment previously paid to Excel will be credited toward the termination fee.

Indemnification and Insurance

Excel has agreed that, for three years after the closing of the share purchase, it will not amend our or the Bank’s governing documents to change or detrimentally affect the indemnification rights of our current and former directors and officers.  Excel has also agreed to maintain director and officer liability insurance with at least the same level of coverage as our current policy, provided that Excel may substitute comparable policies and will not be required to pay for any such policies premiums exceeding 150% of the current annual premium for our existing policy.

Amendments and Waivers

The parties have agreed that the stock purchase agreement may be amended in writing by the parties at any time prior to the closing.  Any party to the stock purchase agreement may waive any condition, right, breach or default that such party has the right to waive.  All waivers must be in writing and signed by the party against whom the waiver is to be effective.

PROPOSAL 4 – ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of affirmative votes to adopt the amendment to our articles of incorporation, to approve the stock issuance under NASDAQ rules or to authorize the control share acquisition by Excel under Article EIGHTH of our articles of incorporation, we may propose to adjourn or postpone the special meeting, if a quorum is present.  We currently do not intend to propose adjournment or postponement of the special meeting if there are sufficient affirmative votes to adopt and approve the amendments to our articles of incorporation, approve the stock issuance under NASDAQ rules and authorize Excel’s control share acquisition under Article EIGHTH of our articles of incorporation.

Vote Required to Approve Adjournment

Approval of adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, requires the affirmative vote of the holders of at least a majority of our shares of common stock present and entitled to vote at the special meeting.  Abstentions will have the same effect as a vote against adjournment.  Broker non-votes will have no effect on this proposal.

Recommendation of Our Board of Directors

We cannot complete the issuance of shares to Excel or the private offering unless both Proposals 1 and 3 are approved, and each of these proposals is conditioned upon the other’s approval.  Additionally, shareholder approval of Proposal 2 regarding approval of the stock issuance under NASDAQ rules is a condition to Excel’s obligation to purchase the shares under the stock purchase agreement, although this condition may be waived by Excel in its discretion.  If we fail to receive the required shareholder approval of the stock issuance under NASDAQ rules and Excel does not waive the condition, we will be unable to complete the stock issuance and will be required to pay to Excel an expense payment and a possible termination fee.  If Proposal 2 is not approved, Excel waives the related condition and we proceed with the stock issuance, our shares may be subject to delisting from NASDAQ.  To obtain shareholder approval of all of the proposals to be presented at the special meeting, we may need to adjourn or postpone the special meeting to solicit additional proxies.  To help ensure we obtain all necessary shareholder approvals, our board of directors unanimously recommends that you vote FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If our shareholders do not approve Proposals 1 and 3, we will be unable to satisfy our obligations under the stock purchase agreement and unable consummate the stock issuance.  Additionally, if Proposal 2 is not approved, we may not be able to satisfy our obligations under the stock purchase agreement and complete the stock issuance if Excel does not waive this condition.  If we are unable to meet our obligations and complete the stock issuance, it would have materially adverse consequences for us and our shareholders as described elsewhere in this document, including the payment of $150,000 to Excel for its expenses, the possible payment of a $1,000,000 termination fee and the Bank’s inability to meet applicable regulatory requirements and comply with the Consent Order.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

Information is set forth below regarding beneficial ownership of our shares of common stock by each current director, each named executive officer and all directors and executive officers as a group as of November 13, 2009.  Except as otherwise noted, each person has sole voting and investment power as to his shares of common stock.

Name	Shares of Common Stock Beneficially Owned	Shares of Common Stock Underlying Warrants and Options Exercisable Within 60 Days**	Total	Percent of Class
D. William Allen	13,000	17,000	30,000	1.2%
Robert F. Belden	109,700	22,000	131,700	5.4
J. Edward Diamond	180,000	24,000	204,000	8.4
Scott J. Fitzpatrick	90,000	25,000	115,000	4.7
D. Michael Kramer	13,225	15,000	32,225	1.3
Gregory A. Long	47,058	25,000	72,058	3.0
Daniel H. Plumly	35,679	58,500	94,179	3.9
Thomas Schervish	64,154	25,000	89,154	3.7
Gregory Spradlin	4,150	-	4,150		*
Melvin J. Yoder	2,150	4,000	6,150		*

All Directors and Executive Officers as a Group (10 persons)	559,116	219,500	778,616	32.0%

* Less than 1%

**  The stock purchase agreement provides that all outstanding warrants and options will be terminated at the closing of the sale of shares to Excel.

Security Ownership of Certain Beneficial Owners

Information is provided below about each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of common stock at November 13, 2009.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Shares of Common Stock Underlying Warrants and Options Exercisable Within 60 Days**	Total	Percent of Class (3)
J. Edward Diamond (1) P.O. Box 9187 Canton, OH 44711	180,000	24,000	204,000	8.4%

Wellington Management Company, LLP (2) 75 State Street Boston, Massachusetts 02109	194,200	- 0 -	194,200	8.8%

James R. Smail (2) 2285 Eagle Pass Wooster OH 44691	151,835	-0-	151,835	6.9%

United Community Financial Corp.(2) 275 Federal Plaza West Youngstown, Ohio 44503	146,000	-0-	146,000	6.6%

Robert F. Belden (1) P.O. Box 20910 Canton, Ohio 44701	109,700	22,000	131,700	5.4%

(1)           Obtained ownership share through direct contact with the Company.

(2)           Obtained ownership share through NASDAQ Corporate Services Network.

(3)           Calculated based on the number of shares outstanding as of November 13, 2009.

In addition, the following table sets forth on a pro forma basis, assuming receipt of shareholder approval of the amendment to our articles of incorporation and the stock issuance, information with respect to Excel’s beneficial ownership of common stock assuming that, after giving effect to the stock issuance and the private offering, there were 19,714,564 shares of our common stock outstanding on November 13, 2009.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class *

Excel Financial, LLC Excel Bancorp P.O. Box 777 St. Clairsville, Ohio 43950	15,000,000	80%

* Assumes the purchase by Excel of 15,000,000 shares and the issuance of 2,500,000 shares in the private offering.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

To be considered timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy-five (75) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Our 2010 Annual Meeting of Shareholders is scheduled to be held on April 23, 2010. Any shareholder who intends to present a proposal at that meeting, and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting, must have delivered the proposal to us not later than November 15, 2009.  Any shareholder who intends to present a proposal at the 2010 Annual Meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us no later than February 23, 2010 (sixty (60) days prior to the meeting), and no earlier than January 23, 2010 (ninety (90) days prior to the meeting), to be considered a timely submission.  We reserve the right to exercise discretionary voting authority with respect to any untimely shareholder proposals.

All written submissions of candidates for nomination to our board of directors and other proposals for inclusion in the proxy statement or annual meeting must include the information required in our Code of Regulations and should be sent to the Secretary of the Company as follows:

Ohio Legacy Corp
2375 Benden Drive, Suite C
Wooster, Ohio 44691
Attention: Secretary

The Secretary shall document the receipt of the notice and forward the notice to the Chairperson of the Corporate Governance and Nominating Committee for review and consideration by the entire committee.

OTHER MATTERS

Our board of directors is unaware of any matters, other than those outlined in this proxy statement, which may be presented at the special meeting.  If any other matters should properly come before the special meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov.  Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.  You may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

FINANCIAL INFORMATION

Schedule I to this proxy statement sets forth the following financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009:

•	Items 1, 2 and 3 of Part I of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009

•	Items 7, 7A, 8 and 9 from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008

By Order of the Board of Directors

/s/ Daniel H. Plumly
Daniel H. Plumly Secretary and Chairman
December 17, 2009

SCHEDULE I

FINANCIAL INFORMATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2009
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission file number:  000-31673

OHIO LEGACY CORP
(Exact name of registrant as specified in its charter)

Ohio	34-1903890
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification Number

2375 Benden Drive Suite C, Wooster, OH, 44691
(Address of principal executive offices)

(330) 263-1955
Registrant's telephone number

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐  No ☒

As of November 13, 2009, the latest practicable date, there were 2,214,564 shares of the issuer’s Common Stock, without par value, issued and outstanding.

OHIO LEGACY CORP
FORM 10-Q
AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009
THIRD QUARTER REPORT

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

OHIO LEGACY CORP
CONSOLIDATED BALANCE SHEETS
As of September 30, 2009, and December 31, 2008

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Cash and due from banks	$2,457,897	$5,234,657
Federal funds sold and interest-bearing deposits in financial institutions	23,413,833	6,233,280
Cash and cash equivalents	25,871,730	11,467,937
Certificate of deposit in financial institution	100,000	100,000
Securities available for sale	28,153,543	32,726,863
Securities held to maturity (fair value of $3,106,233 and $3,003,825 at September 30, 2009 and December 31, 2008)	2,997,528	2,999,813
Loans held for sale	219,685	1,012,038
Loans, net of allowance of $4,745,255 and $3,398,284 at September 30, 2009 and December 31, 2008	107,003,438	126,836,474
Federal bank stock	1,267,250	1,455,100
Premises and equipment, net	3,033,479	3,284,884
Intangible asset	18,826	59,901
Other real estate owned	4,535,784	5,215,696
Accrued interest receivable and other assets	776,167	1,375,368

Total assets	$173,977,430	$186,534,074

LIABILITIES
Deposits:
Noninterest-bearing demand	$14,286,673	$16,659,300
Interest-bearing demand	7,197,961	10,070,737
Savings	57,177,411	53,483,533
Certificates of deposit, net	68,441,989	65,491,464
Total deposits	147,104,034	145,705,034
Repurchase agreements	684,934	1,405,619
Short term Federal Home Loan Bank advances	-	6,850,000
Long term Federal Home Loan Bank advances	18,500,000	21,000,000
Capital lease obligations	448,285	469,060
Accrued interest payable and other liabilities	821,218	1,583,504
Total liabilities	$167,558,471	$177,013,217

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 500,000 shares authorized, none outstanding	-	-
Common stock, no par value, 5,000,000 shares authorized, 2,214,564 shares issued and outstanding at September 30, 2009, and December 31, 2008, respectively	18,780,664	18,808,311
Accumulated earnings (loss)	(12,397,596)	(9,519,307)
Accumulated other comprehensive earnings (loss)	35,891	231,853
Total shareholders’ equity	6,418,959	9,520,857

Total liabilities and shareholders’ equity	$173,977,430	$186,534,074

See notes to the consolidated financial statements.

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans, including fees	$1,693,274	$2,092,490	$5,384,716	$6,622,956
Securities, taxable	364,651	447,153	1,215,122	1,302,585
Securities, tax-exempt	28,548	28,560	85,752	85,788
Interest-bearing deposits and federal funds sold	9,638	6,286	23,711	66,709
Dividends on federal bank stock	16,691	20,211	49,029	61,913
Total interest and dividend income	2,112,802	2,594,700	6,758,330	$8,139,951

Interest expense:
Deposits	806,129	931,120	2,643,695	3,255,333
Short term Federal Home Loan Bank advances	-	22,463	2,085	51,033
Long term Federal Home Loan Bank advances	157,623	177,320	490,804	516,865
Repurchase agreements	1,371	4,810	3,243	22,644
Capital leases	18,291	19,359	55,712	58,791
Total interest expense	983,414	1,155,072	3,195,539	3,904,666

Net interest income	1,129,388	1,439,628	3,562,791	4,235,285
Provision for loan losses	2,078,703	608,996	2,634,703	620,496

Net interest income after provision for loan losses	(949,315)	830,632	928,088	3,614,789

Noninterest income:
Service charges and other fees	216,152	254,638	639,405	715,290
Gain on the sale of available for sale securities	232,239	-	918,187	-
Other than temporary impairment of securities	-	(2,700,024)	(111,200)	(2,859,024)
Gain on sale of loans	15,198	47,126	38,365	142,144
Gain on redemption of equity interest in Visa	-	-	-	18,392
Gain (loss) on disposition of other real estate owned	104,402	(2,434)	142,896	6,736
Direct write-down of other real estate owned	(215,532)	(436,006)	(262,032)	(436,006)
Other income	21,551	91,429	40,903	108,972
Total noninterest income	374,010	(2,745,271)	1,406,524	(2,303,496)

Noninterest expense:
Salaries and benefits	676,250	848,020	2,141,616	2,482,923
Occupancy and equipment	218,679	296,434	634,148	752,916
Professional fees	114,409	67,451	268,552	248,349
Franchise tax	23,329	43,973	88,881	143,045
Data processing	180,985	171,688	531,083	507,056
Marketing and advertising	23,186	48,531	71,906	144,268
Stationery and supplies	15,930	24,372	52,463	76,513
Amortization of intangible asset	11,124	21,393	41,075	71,595
Deposit expenses and insurance	216,870	68,041	704,137	197,478
Other expenses	347,720	265,416	930,032	583,866
Total noninterest expense	1,828,479	1,855,319	5,463,893	5,208,009

Earnings (loss) before income tax expense	(2,403,787)	(3,769,958)	(3,129,281)	(3,896,716)
Income tax expense (benefit)	-	-	(250,989)	-

Net earnings (loss)	$(2,403,787)	$(3,769,958)	$(2,878,292)	$(3,896,716)

Basic earnings (loss) per share	$(1.09)	$(1.70)	$(1.30)	$(1.76)
Diluted earnings (loss) per share	$(1.09)	$(1.70)	$(1.30)	$(1.76)

See notes to the consolidated financial statements.

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$(2,878,292)	$(3,896,716)
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation and amortization	300,597	408,452
Securities amortization and accretion, net	102,277	16,335
(Gain) loss on the sale of securities available for sale	(918,187)	-
Origination of loans held for sale	(1,593,918)	(14,668,786)
Proceeds from sales of loans held for sale	2,424,636	14,820,687
Provision for loan losses	2,634,703	620,496
(Gain) loss on disposition of other real estate	(138,597)	(6,736)
Direct write-down of other real estate	262,032	436,006
Gain on sale of loans held for sale	(38,365)	(142,144)
FHLB stock dividend	-	(39,600)
Stock option expense	(27,644)	21,846
Other than temporary impairment of securities	111,200	2,859,024
Net change in:
Accrued interest receivable and other assets	599,324	(236,172)
Accrued interest payable and other liabilities	(642,969)	224,105
Deferred loan fees	18,235	(43,219)
Net cash from operating activities	215,032	373,578

Cash flows from investing activities:

Purchases of securities available for sale	(58,739,297)	(9,920,610)
Sale of securities available for sale	59,368,575	-
Maturities, calls and paydowns of securities available for sale	4,335,637	2,892,300
Redemption of federal bank stock	187,850	118,750
Proceeds from sales of other real estate owned	1,599,870	235,973
Net change in loans	16,206,556	1,444,839
Expenditures to improve other real estate owned	(69,853)	(336,399)
Purchases of premises and equipment	(8,116)	(764,947)
Net cash from investing activities	22,881,221	(6,330,094)

Cash flows from financing activities:
Net change in deposits	1,399,000	(7,270,894)
Net change in repurchase agreements	(720,685)	(191,365)
Repayment of capital lease obligations	(20,775)	(17,720)
Net change in Fed funds purchased	-	898,000
Proceeds from short term FHLB advances, net of repayments	(6,850,000)	1,075,000
Proceeds from long term FHLB advances	3,000,000	11,000,000
Repayments of long term FHLB advances	(5,500,000)	(2,000,000)
Net cash provided by financing activities	(8,692,460)	3,493,021

Net change in cash and cash equivalents	14,403,793	(2,463,495)
Cash and cash equivalents at beginning of period	11,467,937	7,115,205

Cash and cash equivalents at end of period	$25,871,730	$4,651,710

Supplemental disclosures of cash flow information:
Cash received during the period for:
Federal income tax refund	$250,989	$-
Cash paid during the period for:
Interest	$3,223,075	$3,904,666
Federal income taxes	-	-
Non-cash transactions:
Transfer of loans to other real estate owned	$973,541	$1,969,642

See notes to the consolidated financial statements.

OHIO LEGACY CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Ohio Legacy Corp (Ohio Legacy) and its wholly-owned subsidiary, Ohio Legacy Bank, National Association (Bank). Intercompany transactions and balances are eliminated in consolidation. References to the Company include Ohio Legacy, consolidated with its subsidiary, the Bank.

Ohio Legacy is a bank holding company incorporated on July 1, 1999 under the laws of the State of Ohio. The Bank began operations on October 3, 2000. The Bank provides financial services through its full-service offices in Wooster and Canton, Ohio. Its primary deposit products are checking, savings and certificate of deposit accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business and consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by residential and commercial real estate. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

These consolidated financial statements are prepared without audit and reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position of the Company at September 30, 2009, and its results of operations and cash flows for the periods presented.  All such adjustments are normal and recurring in nature. The accounting principles used to prepare the consolidated financial statements are in compliance with U.S. GAAP. However, the financial statements have been prepared in accordance with the instructions of Form 10-Q and, therefore, do not purport to contain all necessary financial and footnote disclosures required by U.S. GAAP.

For reasons more fully described in Note 9 to these interim financial statements, the Company’s auditors added an explanatory paragraph to its opinion on the Company’s December 31, 2008 consolidated financial statements expressing substantial doubt about the Company’s ability to continue as a going concern.

The financial information presented in this report should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2008, which includes information and disclosures not presented in this report. Reference is made to the accounting policies of the Company described in Note 1 of the Notes to Consolidated Financial Statements.  The Company has consistently followed those policies in preparing this Form 10-Q.

Use of Estimates: To prepare financial statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, judgments about the other than temporary impairment of securities, fair value of financial instruments, valuation of deferred tax assets and the fair value of other real estate owned are particularly subject to change.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Subsequent Events: The Company has evaluated subsequent events from the balance sheet date through the issuance of the financial statements November 16, 2009 determining no events require adjustments or additional disclosure in the consolidated financial statements.

OHIO LEGACY CORP

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS

With the issuance of ASC-105-10 on June 29, 2009, the FASB Accounting Standards Codification™ (Codification) became the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.   This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Adoption of New Accounting Pronouncements:

Accounting for Business Combinations:  The Company adopted new guidance impacting Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations (SFAS 141(R), “Business Combinations”), on January 1, 2009. This guidance was issued with the objective to improve the comparability of information that a company provides in its financial statements related to a business combination. This new guidance establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This new guidance does not apply to combinations between entities under common control. The Company’s adoption of the new guidance had no impact on the Company’s financial statements and applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

Noncontrolling Interests in Consolidated Financial Statements: The Company adopted new guidance impacting FASB ASC 810-10, Consolidation (SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”), on January 1, 2009. A noncontrolling interest, also known as a “minority interest,” is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. This guidance was issued with the objective to improve upon the consistency of financial information that a company provides in its consolidated financial statements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company’s adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

Disclosures about Derivative Instruments and Hedging Activities: The Company adopted new guidance impacting FASB ASC 815-10, Derivatives and Hedging (SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities”), on January 1, 2009. This guidance requires enhanced disclosures about an entity’s derivative and hedging activities and therefore should improve the transparency of financial reporting, and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company’s adoption of the new guidance did not have a material impact on the Company’s consolidated financial  statements.

Subsequent Events: The Company adopted FASB ASC 855, Subsequent Events (SFAS No. 165 “Subsequent Events”), on June 30, 2009. This guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company’s adoption of this guidance did not have a material impact on The Company’s consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly: In April 2009, the FASB issued new guidance impacting FASB ASC 820, Fair Value Measurements and Disclosures (FASB Staff Position (FSP) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company’s adoption of the new guidance, did not have a material impact on the Company’s consolidated financial statements.

Interim Disclosures about Fair Value of Financial Instruments: The Company adopted new guidance impacting FASB ASC 825-10-50, Financial Instruments (FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), effective June 30, 2009. This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The Company’s adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

OHIO LEGACY CORP

Recognition and Presentation of Other-Than-Temporary Impairments: In April 2009, the FASB issued new guidance impacting FASB ASC 320-10, Investments — Debt and Equity Securities (FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). This guidance amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company’s adoption of the new guidance did not have a material impact on The Company’s consolidated financial statements as the Company has not experienced other-than-temporary impairment within its debt securities portfolio.

Recently Issued but Not Yet Effective Accounting Pronouncements:

Accounting for Transfers of Financial Assets: In June 2009, FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140.” This removes the concept of a qualifying special-purpose entity from existing GAAP and removes the exception from applying FASB ASC 810-10, Consolidation (FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities) to qualifying special purpose entities. The objective of this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial  performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. The new guidance will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 (for the Company  this will be as of January 1, 2010), for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Management is still evaluating the impact of this accounting standard.

Amendments to FASB Interpretation No. 46(R): In June 2009, FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R).” The objective of this new guidance is to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 (for the Company, this will be as of January 1, 2010), for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Management is still evaluating the impact of this accounting standard.

NOTE 3 – STOCK BASED COMPENSATION

The Company granted 150,000 warrants (Director Warrants) to organizers of the Company at the time of closing of the 2000 Offering. The Director Warrants vest in equal percentages each year over a three-year period from the date of grant. Each warrant entitles the holder to purchase a share of common stock at $10.00 per share and will expire ten years from the date of issuance. At September 30, 2009 all Director Warrants were vested and exercisable. No warrants have been exercised to date.

The Company’s Board of Directors has adopted an Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan (Stock Ownership Plan).  A total of 400,000 common shares are available for grants under the Stock Ownership Plan. The following types of awards may be granted under the Stock Ownership Plan to eligible persons:  nonqualified stock options, incentive stock options and restricted stock.  Under the Stock Ownership Plan, each nonemployee Director may be granted 2,500 nonqualified options at the time or soon after, that person first becomes a Director. This initial option grant will vest annually in equal amounts over a five-year term.  In addition, each nonemployee Director may receive an annual grant of up to 1,000 nonqualified options during his or her tenure on the Board, which will vest immediately. No Director grants were made in 2009.  Employee option grants usually vest three years from the date of grant.  The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant.  In the event of a change in control of the Company, all outstanding options may become immediately exercisable in full at the discretion of the Compensation Committee of the Board of Directors.  Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement. Management expects 100% of the options to vest.

OHIO LEGACY CORP

Following is the activity under the plan:

	Nine months ended
	September 30, 2009
	Total options outstanding
	Shares	Weighted Average Exercise Price

Options outstanding, beginning of period	184,700	$10.69
Forfeited	(19,050)	9.82
Exercised	-	-
Granted	-	-

Options outstanding, end of period	165,650	$10.79

Options exercisable, end of period	159,150	$10.88

The aggregate intrinsic value of all options outstanding and exercisable at September 30, 2009 was $0.

OHIO LEGACY CORP

NOTE 3 – STOCK BASED COMPENSATION (continued)

The compensation cost yet to be recognized for stock options that have been awarded but not vested is as follows:

Compensation
Costs

Remainder of 2009	$1,716
2010	2,081
Total	$3,797

 NOTE 4 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is net earnings (loss) divided by the weighted average number of shares outstanding during the period.  Diluted earnings (loss) per share include the dilutive effect of additional potential shares that may be issued upon the exercise of stock options and stock warrants.  The following table details the calculation of basic and diluted earnings (loss) per share:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
BASIC:
Net earnings (loss)	$(2,403,787)	$(3,769,958)	$(2,878,292)	$(3,896,716)

Weighted average common shares outstanding	2,214,564	2,214,564	2,214,564	2,214,564

Basic earnings (loss) per share	$(1.09)	$(1.70)	$(1.30)	$(1.76)

DILUTED:
Net earnings (loss)	$(2,403,787)	$(3,769,958)	$(2,878,292)	$(3,896,716)

Weighted average common shares outstanding	2,214,564	2,214,564	2,214,564	2,214,564
Dilutive effect of stock options	-	-	-	-
Dilutive effect of stock warrants	-	-	-	-
Total common shares and dilutive potential common shares	2,214,564	2,214,564	2,214,564	2,214,564

Diluted earnings (loss) per share	$(1.09)	$(1.70)	$(1.30)	$(1.76)

The following table details, as of September 30, dilutive potential common shares that were excluded from the computation of diluted earnings per share during the periods then ended as the effect of their exercise was antidilutive:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Stock options	165,650	185,350	165,650	185,350
Stock warrants	150,000	150,000	150,000	150,000

OHIO LEGACY CORP

NOTE 5 – LOANS

Loans, by collateral type, were as follows at September 30, 2009, and December 31, 2008:

	September 30, 2009		December 31, 2008
	Balance	Percent	Balance	Percent

Residential real estate	$35,316,629	31.6%	$37,091,918	28.5%
Multifamily residential real estate	5,817,732	5.2	5,558,771	4.2
Commercial real estate	50,778,889	45.4	56,921,284	43.7
Construction	4,830,096	4.3	10,799,541	8.3
Commercial	8,378,270	7.5	12,082,242	9.3
Consumer and home equity	6,721,306	6.0	7,893,464	6.0
Total loans	111,842,922	100.0%	130,347,220	100.0%
Less: Allowance for loan losses	(4,745,255)		(3,398,284)
Net deferred loan fees	(94,229)		(112,463)
Loans, net	$107,003,438		$126,836,473

At September 30, 2009, and December 31, 2008, approximately $21,635,000 and $24,656,000, respectively of single-family residential real estate loans were pledged as collateral for advances from the Federal Home Loan Bank of Cincinnati.

Activity in the allowance for loan losses for the three and nine months ended September 30 was as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Balance, beginning of period	$2,818,212	$1,632,253	$3,398,284	$1,622,906

Provision for loan losses	2,078,703	608,996	2,634,703	620,496
Loans charged-off	(215,945)	(634,369)	(1,735,629)	(658,902)
Recoveries	64,285	24,131	447,897	46,511

Balance, end of period	$4,745,255	$1,631,011	$4,745,255	$1,631,011

Allowance for loan losses, percent of total loans	4.23%	1.26%

Loans individually considered impaired and nonaccrual loans were as follows at September 30, 2009, and December 31, 2008:

	September 30, 2009	December 31, 2008

Loans past due over 90 days still on accrual	$344,388	$279,800
Nonaccrual loans, includes smaller balance homogeneous loans	7,555,302	4,636,376
Impaired loans with no allowance for loan losses allocated	1,943,984	3,380,537
Impaired loans with allowance for loan losses allocated	5,611,319	1,235,839
Amount of the allowance for loan losses allocated	$1,253,796	$772,000

OHIO LEGACY CORP

NOTE 6 – OTHER REAL ESTATE OWNED

Other real estate owned was as follows at September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008

Residential real estate	$2,021,162	$2,430,803
Land development	2,514,622	2,784,893
Total real estate owned	4,535,784	5,215,696

Less: valuation allowance	-	-

Real estate owned, net	$4,535,784	$5,215,696

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Expenditures that improve the fair value of the property are capitalized. It is the Company’s intention to make periodic reassessments of the value of assets held in this category and record valuation adjustments or write-downs as the reassessments dictate.  Real estate owned at September 30, 2009 and December 31, 2008 includes a property placed into receivership until it can be improved and sold in an orderly fashion.

NOTE 7 – INVESTMENT SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	September 30, 2009
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
Federal agency mortgage-backed securities	$27,372,705	$71,432	$168,416	$27,275,721
Other mortgage-backed securities	656,147	1,991	23,916	634,222
Equity securities	88,800	154,800	-	243,600

Total available for sale	$28,117,652	$228,223	$192,332	$28,153,543

	Amortized Cost	Unrecognized Gains	Unrecognized Losses	Fair Value
Held to maturity
States and political subdivisions	$2,997,528	$108,705	$-	$3,106,233
Total held to maturity	$2,997,528	$108,705	$-	$3,106,233

OHIO LEGACY CORP

NOTE 7 – INVESTMENT SECURITIES (continued)

The amortized cost and fair value of the investment securities portfolio are shown by expected maturity. Expected maturities may differ from contractual maturities because the loans underlying the mortgage backed securities generally can be prepaid without penalty.

	September 30, 2009
	Amortized Cost	Fair Value

Available for sale
Mortgage backed securities	$28,028,852	$27,909,943
Equity securities	88,800	243,600

Total	$28,117,652	$28,153,543

Held to maturity
One to five years	$508,001	$520,549
Five to ten years	2,489,527	2,585,684
Beyond ten years	-	-

Total	$2,997,528	$3,106,233

The following summarizes the investment securities with unrealized losses at September 30, 2009 by aggregated major security type and length of time in a continuous unrealized loss position:

	Less than 12 months		12 months or greater		Total
Description of securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale
Federal agency mortgage-backed securities	$12,976,247	$160,549	$283,357	$7,867	$13,259,604	$168,416
Other mortgage-backed securities	-	-	417,856	23,916	417,856	23,916

Total available for sale	$12,976,247	$160,549	$701,213	$31,783	$13,677,460	$192,332

Proceeds from sales and calls of securities available for sale were $59.4 million for the nine months ended September 30, 2009. Gross gains of $918,200 were realized on these sales during the period. The funds were reinvested into similar securities. There were no sales of securities in the first nine months of 2008.

Other-Than-Temporary-Impairment

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available for sale or held-to-maturity are generally evaluated for OTTI under ASC 320, Investments – Debt and Equity Securities.

In determining OTTI under the ASC 320 model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other than temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The second segment of the portfolio uses the OTTI guidance provided by ASC 325 that is specific to purchased beneficial interests that, on the purchase date, were rated below AA. Under the ASC 325 model, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. An OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows. The Company has no securities that meet this definition as of September 30, 2009.

OHIO LEGACY CORP

NOTE 7 – INVESTMENT SECURITIES (continued)

When OTTI occurs under either model, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

As of September 30, 2009, the Company’s security portfolio consisted of 37 securities, eight of which were in an unrealized loss position for less than 12 months and two for 12 months or longer. The unrealized losses are related to the Company’s mortgage-backed securities, as discussed below:

Mortgage-backed securities

At September 30, 2009, 93.4% of the mortgage-backed securities held by the Company were issued by Ginnie Mae, which are backed by the full faith and credit of the U.S. government and an additional 5.0% were issued by Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at September 30, 2009.

The Company’s mortgage-backed securities portfolio includes one non-agency security with a fair value of $417,900 which represents an unrealized loss of approximately $23,900 at September 30, 2009. This non-agency mortgage-backed security was rated AAA and Aaa by Standard and Poor’s and Moody’s, respectively, when it was purchased and is still rated investment grade. As part of this issue, certain subordinated classes of securities are designated to receive principal repayments only after all payments have been made to senior classes. As of the reporting date, the balances available to support this security were 6.7 times the estimated potential loss, an increase from 3.5 times at issuance. As of September 30, 2009, 1.06% of the loans serving as collateral for this security were 30 days delinquent and 1.45% were 60 days delinquent. There were no loans that were 90 days delinquent and no loans in foreclosure or bankruptcy. The loans are adjustable rate mortgages with an initial fixed rate for 10 years, which then adjust annually at 2.75% over one year LIBOR. The first rate reset would occur in September, 2013. Although the borrowers are not required to make principal payments during the initial 10 year period, 54.7% of the original principal has been repaid as of September 30, 2009. There are no negative amortization loans in the pool and none of the loans are subprime, Alt A or similar type of high-default product. Based on these factors, as of September 30, 2009, the Company believes there is no OTTI and does not have the intent to sell this security and it is likely that it will not be required to sell the security before its anticipated recovery.

NOTE 8 – FAIR VALUE

ASC 820 Fair Value Measurements and Disclosure, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Quoted prices (unadjusted) for similar assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate the fair value of each type of financial asset:

OHIO LEGACY CORP

NOTE 8 – FAIR VALUE MEASUREMENT (continued)

Investment Securities:  The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Impaired Loans and Other Real Estate:  The fair value of impaired loans with specific allocations of the allowance for loan losses and other real estate is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets measured at fair value on a recurring basis are summarized below:

	September 30, 2009	December 31, 2008

Available for sale securities	$28,153,543	$32,726,863

Quoted prices on active markets for identical assets (Level 1)
Equity securities	243,600	58,000
Significant other observable inputs (Level 2)
U.S. government sponsored enterprises	-	1,031,763
Federal agency mortgage backed securities	27,275,721	22,015,357
Other mortgage backed securities	634,222	9,621,743
Significant unobservable inputs (Level 3)	-	-

Assets measured at fair value on a non-recurring basis are summarized below:

	September 30, 2009	December 31, 2008

Impaired loans	$4,374,823	$1,002,322

Quoted prices on active markets for identical assets (Level 1)	-	-
Significant other observable inputs (Level 2)	-	-
Significant unobservable inputs (Level 3)	$4,374,823	$1,002,322

Other real estate	$3,242,961	$2,888,998

Quoted prices on active markets for identical assets (Level 1)	-	-
Significant other observable inputs (Level 2)	-	-
Significant unobservable inputs (Level 3)	$3,242,961	$2,888,998

OHIO LEGACY CORP

NOTE 8 – FAIR VALUE MEASUREMENT (continued)

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $5,628,619 with a specific allocation of the allowance for loan losses of $1,253,796 at September 30, 2009. Since year end, loans with a total carrying value of $1.2 million and a specific allocation of $772,000 have been charged off. New specific loss reserves of $1,253,796 have been provided for during the year to date period.

A write down of $262,000 was recorded on other real estate during the year to date period.

In accordance with ASC 825-10-65-1, the carrying amounts and estimated fair values of financial assets and liabilities at September 30, 2009 are as follows:

	September 30, 2009		December 31, 2008
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value
Financial assets
Cash and cash equivalents	$25,872,000	$25,872,000	$11,468,000	$11,468,000
Securities available for sale	28,154,000	28,154,000	32,727,000	32,727,000
Securities held to maturity	2,998,000	3,106,000	3,000,000	3,004,000
Loans held for sale	220,000	221,000	1,012,000	1,038,000
Loans, net	107,003,000	108,076,000	126,836,000	133,500,000
Accrued interest receivable	532,000	532,000	602,000	602,000

Financial liabilities
Deposits	(147,104,000)	(148,374,000)	(145,705,000)	(146,982,000)
Repurchase agreements	(685,000)	(685,000)	(1,406,000)	(1,406,000)
Overnight FHLB advances	-	-	(6,850,000)	(6,850,000)
FHLB advances	(18,500,000)	(18,681,000)	(21,000,000)	(21,286,000)
Accrued interest payable	(188,000)	(188,000)	(236,000)	(236,000)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully.  The methods for determining the fair values for securities were described previously.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads.  Fair value of debt is based on current rates for similar financing.  It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.  The fair value of off-balance-sheet items is not considered material.

NOTE 9 – REGULATORY MATTERS

The Board of Directors of the Bank entered into a Consent Order (“Order”) with the Bank’s primary federal regulator, the Office of the Comptroller of the Currency (“OCC”) dated February 17, 2009. The Order required the Board of Directors to submit a capital plan to the Assistant Deputy Controller that included specific plans to achieve and maintain a minimum ratio of Tier 1 capital to average assets of 8.75% and a minimum ratio of total capital to risk-weighted assets of 13.25% by August 31, 2009. The Board of Directors submitted the capital plan to the OCC, which includes the engagement of an advisory firm to seek out capital investment from parties not currently affiliated with the Company or the Bank or attracting a merger partner. The Company’s management and Board of Directors are in active discussions with several parties in an attempt to achieve one of these objectives. Additionally, the capital plan calls for management to continue to manage the Bank’s assets with the goal of protecting and growing capital and reducing the level of criticized assets. However, the Company did not achieve the minimum capital ratios as of the date specified in the Order.

The Order provides that the OCC shall maintain the ability to take any action the OCC deems appropriate in fulfilling its regulatory and supervisory responsibilities during the term of the Consent Order or upon the failure of the Bank to comply with the terms of the Consent Order. Among the actions that may be taken by the OCC is the placing of the bank into receivership.

OHIO LEGACY CORP

NOTE 9 – REGULATORY MATTERS (continued)

The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. Failure to meet capital requirements can initiate regulatory action. At September 30, 2009, the Bank did not meet the definition of adequately capitalized as described above and as such is subject to certain restrictions.

Actual and required capital amounts (in thousands) and ratios are presented below at September 30, 2009, though the Bank is subject to higher capital requirements as discussed above:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$7,550	7.1%	$8,551	8.0%	$10,689	10.0%

Tier 1 capital to risk-weighted assets	$6,172	5.8%	$4,275	4.0%	$6,413	6.0%

Tier 1 capital to average assets	$6,172	3.4%	$7,294	4.0%	$9,118	5.0%

The payment of dividends by the Bank to Ohio Legacy and by Ohio Legacy to shareholders is subject to restrictions by regulatory agencies.  These restrictions generally limit dividends to the sum of the current year’s and the prior two years’ retained earnings, as defined.  In addition, dividends may not reduce capital levels below the minimum regulatory requirements as described above. During 2009, the Bank could not declare dividends without prior approval of the Comptroller of the Currency. In addition to the dividend restrictions, the Bank is not permitted to issue brokered deposits without prior approval from its regulators and may not pay rates on deposits in excess of 75 basis points above the national average as published weekly by the Federal Deposit Insurance Corporation. The Bank must also maintain average total assets for the current quarter at a level below that of the prior quarter. On November 16, 2009, the Company announced it had reached a definitive agreement with another party that would result in a $15.0 million capital injection into the Company in exchange for majority ownership.  The Company intends to use the capital to restore the Bank to “well capitalized” status. A copy of the definitive agreement was filed under Form 8-K on November 16, 2009.

OHIO LEGACY CORP

Item 2. Management’s Discussion and Analysis

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the  Securities  Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology, such  as: "may," "might," "could," "would," “should,” "believe," "expect," "intend," "plan," "seek," "anticipate," "estimate," "project" or "continue" or the negative thereof or comparable terminology.  All statements other than statements of historical fact included in this MD&A regarding our financial position, capital adequacy and liquidity are forward-looking statements.  These forward-looking statements also include, but are not limited to:

•	anticipated changes in industry conditions created by state and federal legislation and regulations;

•	anticipated changes in general interest rates and the impact of future interest rate changes on our profitability, capital adequacy and the fair value of our financial assets and liabilities;

•	retention of our existing customer base and our ability to attract new customers;

•	the development of new products and services and their success in the marketplace;

•	the adequacy of the allowance for loan losses; and

•	statements regarding our anticipated loan and deposit account growth, expense levels, liquidity and capital resources and projections of earnings.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

•	competition in the industry and markets in which we operate;

•	changes in general interest rates;

•	rapid changes in technology affecting the financial services industry;

•	deterioration in securities markets due to a lack of liquidity and demand for securities related to real estate,

•	changes in government regulation; and

•	general economic and business conditions.

OVERVIEW

The following key factors summarize the Company’s financial condition through September 30, 2009:

•	Other real estate decreased from $5.2 million to $4.5 million
•	Nonaccrual loans increased from $4.6 million to $7.6 million
•	Net loans decreased from $126.8 million to $107.0 million
•	Tier 1 and total capital declined to $6.2 million and $7.6 million, respectively

OHIO LEGACY CORP

The following key factors summarize our results of operations for the first nine months of 2009:

•	Net interest income fell $672,500 compared to the same period in 2008
•	The provision for loan losses increased $2,014,200 compared to last year
•	Gains on the sale of available securities net of OTTI totaled $807,000

The following forward-looking statements describe our near term outlook:

•	Credit quality continues to be the primary focus of the Company
•	The Company reached a definitive agreement with another party that would result in a $15.0 million capital injection
•	Capital preservation is a key priority for the Company

CRITICAL ACCOUNTING POLICIES

Allowance for loan and lease losses.  The allowance for loan losses (“ALLL”) is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired and assigned a probable loss amount. The Company then divides the remaining loans by risk into three grades: pass, special mention and substandard. Loans with a pass grade are divided into nine separate categories. Total charge-offs for a specified time period, currently 2.25 years, are divided into the same categories and used as a starting point to estimate credit losses in each category. Other subjective factors, such as industry conditions, local economic trends and similar items are assigned a numeric value by category and are also applied to the balances in the pass grade. Historic loss percentages are applied separately to the special mention and substandard pools of loans based on actual charge-offs for each pool in total regardless of the category. In prior quarters, charge-offs were not differentiated between the pass, special mention and substandard grades and were applied equally to the total balance regardless of grade. The impact of the change was to increase the total amount of the ALLL. The summarized table below illustrates the current estimation:

OHIO LEGACY CORP

	Single family	1-4 family Rental	Commercial	HELOC	CRE Non- Owner Occupied	CRE Owner Occupied	CRE Multi Unit	Consumer	Construction/ development	Total
Impaired	$291,233	$164,606	$1,350,768	$-	$181,422	$3,482,757	$107,459	$-	$1,977,055	$7,555,300
Special Mention	399,076	293,187	1,098,108		775,330	3,382,158	2,807,492	-	-	8,755,351
Substandard	655,381	678,555	447,115	7,792	1,443,332	459,313	1,066,548	-	1,465,324	6,223,360
Pass	26,535,417	4,163,130	3,830,334	6,008,329	17,297,696	25,072,180	3,972,279	647,600	1,687,717	89,214,682
Total loans	$27,881,107	$5,299,478	$6,726,325	$6,016,121	$19,697,780	$32,396,408	$7,953,778	$647,600	$5,130,096	$111,748,693
Historical charge off	0.0075	0.0268	0.0427	0.0084	0.0048	0.0015	0.0213	0.0582	0.1900
Base allowance pass grade loans	$199,915	$111,676	$163,499	$50,185	$83,324	$37,326	$84,798	$27,962	$320,703	$1,079,387
Other factors pass grade loans	0.00825	0.03555	0.00575	0.00700	0.00525	0.01125	0.00275	0.00050	0.02535
Additional allowance pass grade loans	$218,917	$147,791	$22,024	$42,058	$90,813	$282,062	$10,924	$240	$42,784	$857,614
Allowance special mention pool	-	-	-	-	-	-	-	-	-	437,768
Allowance substandard pool	-	-	-	-	-	-	-	-	-	1,116,690
Specific allowance for impaired loans	-	-	368,796	-	-	618,000	-	-	267,000	1,253,796
Total allowance	$418,832	$259,467	$554,320	$92,243	$174,137	$937,388	$95,722	$28,202	$630,486	$4,745,255

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Valuation allowance for deferred tax assets. Another critical accounting policy relates to valuation of the deferred tax asset for net operating losses. A valuation allowance has been recorded for the deferred tax asset for net operating loss carryforwards and other net deferred tax assets to reduce the carrying amount of these assets to zero. Additional information is included in Note 1 to our audited consolidated financial statements.

OHIO LEGACY CORP

FINANCIAL CONDITION – September 30, 2009 COMPARED TO DECEMBER 31, 2008

Assets.  At September 30, 2009, assets totaled $174.0 million, down $12.6 million from $186.5 million at December 31, 2008. The composition of the balance sheet has changed significantly as the Company executed strategies to strengthen its capital position and reduce its overall risk profile.

Securities. Total securities classified as available for sale decreased by $4.6 million to $28.2 million. The portfolio consists primarily of 30-year mortgage backed securities issued by the Government National Mortgage Association (GNMA), an agency guaranteed by the full faith and credit of the U.S. government. For the year to date, the Bank sold approximately $59.4 million of 15, 20 and 30 year mortgage backed securities and reinvested the proceeds into GNMA securities to improve its risk weighted capital ratio.   The monthly cash flow of principal and interest has been used to repay liabilities, but is available to fund loan growth or be reinvested should the Bank choose that strategy. At September 30, 2009 we believe the effective duration of the portfolio excluding equity investments was approximately 4.9%, compared to 2.1% at December 31, 2008 as a result of the strategies noted above. The increase in duration from purchasing longer average life securities can be expected to contribute to increased volatility in the market value of the portfolio for any given change in market rates. The net unrealized gain on the portfolio at September 30, 2009 was approximately $35,900, compared to a gain of $351,300 at year end.

Loans.  At September 30, 2009, the loan portfolio, net of the allowance for loan losses and deferred fees, totaled $107.0 million, a decrease of $19.8 million compared to December 31, 2008. The Company is strategically working to reduce the size and change the composition of the portfolio to lower its risk profile.

Allowance for loan losses and asset quality.  The allowance for loan losses totaled $4.7 million at September 30, 2009, an increase of $1.3 million compared to $3.4 million at December 31, 2008. The amount of the allowance is based on a combination of actual experiential factors such as historical losses for each category of loans and information about specific borrowers as well as projections for various other factors, including delinquencies, general economic conditions and the outlook for specific industries, which are more subjective in nature. The increase included specific reserves of $1.3 million on ten relationships, as well as $927,100 of general reserves as a result of enhancements in the model used to estimate the allowance. The Company recognized charge-offs of $1.7 million, representing $968,400 in specific reserves and $767,100 in general reserves. Recoveries of $447,900 were recognized during the period, due primarily to a $366,800 mediated insurance settlement related to construction defects in one of the loans charged off and a recovery of $54,800 on a commercial loan that was repaid.

As a percentage of total loans, the allowance has increased from 2.61% at year end to 4.23% at the end of the third quarter. We continue to closely monitor credit quality and delinquencies as our loan portfolio seasons, and will increase the allowance for loan losses if we believe losses have been incurred.

Loans are considered nonperforming if they are impaired or if they are in nonaccrual status. Nonperforming loans totaled $7.6 million at September 30, 2009 compared to $4.6 million at December 31, 2008. During the first nine months of the year, 25 loans totaling approximately $6.1 million converted to nonaccrual status. Three loans totaling $389,300 paid off, nine loans totaling $1.5 million were charged off, nine loans totaling $973,500 were transferred to other real estate and specific reserves of $1.3 million were established for nine others with balances of $5.4 million.

Accrued interest receivable and other assets. Accrued interest receivable and other assets decreased by $599,200 from year end. Changes in the accounting for income taxes as the result of the net loss booked in 2008 resulted in a decrease of $570,800; other changes in prepaid assets and accrued interest arising from normal business activities comprised the remainder.

Deposits. Total deposits increased $1.4 million from year end to $147.1 million at September 30, 2009. Overall, core deposit balances decreased 1.9% to $78.7 million from $80.2 million at year end. Noninterest bearing demand deposits decreased 14.2% to $14.3 million. The decline in transaction accounts can be attributed to a consistent strategy to reduce funding to levels needed to support declining loans by lowering rates consistently over the last six months. The certificate of deposit portfolio increased $2.9 million during the period to $68.4 million or 46.5% of total deposits compared to $65.5 million or 45.0% of total deposits at year-end.  The increase was largely the result of a short-term promotion late in the fourth quarter of 2008 and the first few days of 2009.

Federal Home Loan Bank advances.  Total advances decreased $9.4 million from $27.9 million to $18.5 million at September 30, 2009. An overnight advance of $6.9 million was repaid early in the first quarter. A $3.0 million 4.89% advance that matured in January was renewed at 3.19%, and a $2.5 million term advance with a rate of 5.24% was paid off at maturity in February.

OHIO LEGACY CORP

RESULTS OF OPERATIONS – THREE MONTHS ENDED SEPTEMBER 30, 2009

The following tables set forth information relating to the average balance sheet and reflect the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated.  These yields and costs are derived by dividing income or expense, on an annualized basis, by the average balances of interest-earning assets or interest-bearing liabilities for the periods presented.

	Three months ended September 30,
	2009				2008
	Average		Interest		Average		Interest
	Outstanding		earned/	Yield/	outstanding		earned/	Yield/
(Dollars in thousands)	Balance		paid	Rate	Balance		paid	Rate
Assets
Interest-earning assets:
Interest-bearing deposits and federal funds sold	$21,550		$10	0.18%	$1,052		$6	2.38%
Securities available for sale	34,099		365	4.24	36,336		447	4.90
Securities held to maturity	2,998		29	3.78	3,001		29	3.79
Federal agency stock	1,295		17	5.11	1,449		20	5.55
Loans (1)	106,750		1,693	6.29	125,713		2,093	6.62
Total interest-earning assets	166,692		$2,113	5.03%	167,551		2,595	6.16%
Noninterest-earning assets	15,315				15,329
Total assets	$182,007				$182,880

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$7,977		$14	0.70%	$9,095		$23	0.99%
Savings accounts	16,646		46	1.10	5,420		11	0.82
Money market accounts	42,407		134	1.26	47,779		272	2.26
Certificates of deposit	70,757		612	3.43	66,963		625	3.72
Total interest-bearing deposits	137,787		806	2.32	129,257		931	2.87
Other borrowings	20,076		177	3.50	22,715		224	3.92
Total interest-bearing liabilities	157,863		$983	2.47%	151,972		$1,155	3.02%
Noninterest-bearing demand deposits	15,132				16,178
Noninterest-bearing liabilities	569				279
Total liabilities	173,564				168,429
Shareholders’ equity	8,443				14,451
Total liabilities and shareholders’ equity	$182,007				$182,880

Net interest income; interest-rate spread (2)			$1,129	2.56%			$1,440	3.14%
Net earning assets	$8,829				$15,579
Net interest margin (3)				2.69%				3.41%
Average interest-earning assets to interest-bearing liabilities	1.1	X			1.1	x

(1)	Net of net deferred loan fees and costs and loans in process. Non-accrual loans are reported in non-interest earning assets in this table.
(2)	Interest rate spread represents the difference between the yield on interest earning assets and the cost of interest bearing liabilities.
(3)	Net interest margin represents net interest income, annualized, divided by average interest-earning assets.

The net loss totaled $2.4 million for the three months ended September 30, 2009, or $1.09 per diluted share, compared to a net loss of $3.8 million or $1.70 per diluted share during the third quarter of 2008.

Net interest income.  During the three months ended September 30, 2009, net interest income was $1.1 million compared to $1.4 million the comparable quarter last year, due in large part to the decline in the net interest margin from 3.41% to 2.69%. Third quarter net earning assets declined from $15.6 million in 2008 to $8.8 million in 2009, contributing to the decline in net interest income,

Interest income. Total interest income for the quarter was $2.1 million, down $481,900 from $2.6 million in the same quarter in 2008. The minor decrease in earning assets from $167.5 million to $166.7 million was significantly impacted by the decrease in the yield on earning assets by 113 basis points from 6.16% to 5.03%.

OHIO LEGACY CORP

Interest expense.  For the three months ended September 30, total interest expense was $983,400 million compared to $1.2 million in the prior year. The increase in average interest bearing liabilities from $152.0 million  to $157.9 million was more than offset by the decrease in the cost of interest bearing liabilities by 55 basis points from 3.02% to 2.47%.

Provision for loan losses.  The provision for loan losses totaled $2.1 million during the third quarter of 2009, compared to $609,000 for the same period the prior year. The increase comprised both specific and general reserves, primarily related to commercial real estate loans. As discussed above in the “Allowance for loan losses,” our provision for loan losses can be expected to fluctuate from period to period.

Noninterest income.  Noninterest income for the third quarter was $374,000 compared to a loss of $2.7 million for the same period the prior year. Both periods included significant unusual items. The Company recognized a gain of $232,200 on the sale of available for sale securities in 2009, compared to an other than temporary impairment charge of $2.7 million in 2008.   In 2009, gains on the sale of loans held for sale fell by $31,900 to $15,200 as a result of lower activity in the housing market. The Company recorded a write-down of other real estate of $215,500 in 2009, offset in part by a gain of $104,400 on the disposition of certain properties held in other real estate.  In 2008, losses of $436,006 and $2,400 were recorded as write downs and loss on the sale of other real estate. Service charge income declined 15.1% in 2009 to $216,200. The reduction is due to both changes in customer behavior in response to general economic conditions and a decrease in accounts previously maintained in conjunction with loan relationships.

Noninterest expense.  Total noninterest expense was essentially unchanged in the comparable quarters, despite significant variations in several categories. The relevant changes are described below.

Salary and benefits. Continued reduction and consolidation of positions resulted in a $171,800 decrease in salary and benefits.

Deposit expenses. The Company’s FDIC premium for the third quarter increased by $148,800 as a result of an increase in FDIC premiums for all insured depository institutions as part of its transition to a risk-based assessment methodology implemented earlier in the year and a revision of the Company’s premium due to changes in regulatory capital status.

Other expenses. An increase of $82,300 in the most recent quarter was primarily the result of $79,200 in commission expense related to the sale of multiple properties held in other real estate. Legal expenses related to the foreclosure of commercial real estate increased by $51,000, offset in part by a reduction in repair and maintenance expenses on other real estate.

OHIO LEGACY CORP

RESULTS OF OPERATIONS – NINE MONTHS ENDED SEPTEMBER 30, 2009

	Nine months ending September 30,
	2009				2008
	Average		Interest		Average		Interest
	outstanding		Earned/	Yield/	outstanding		earned/	Yield/
(Dollars in thousands)	balance		Paid	Rate	balance		Paid	Rate
Assets
Interest-earning assets:
Interest-bearing deposits and federal funds sold	$13,497		$24	0.24%	$3,407		$67	2.62%
Securities available for sale	36,163		1,215	4.48	32,860		1,303	5.29
Securities held to maturity	2,999		86	3.81	3,002		86	3.81
Federal agency stock	1,323		49	4.94	1,485		62	5.56
Loans (1)	114,224		5,385	6.32	128,203		6,623	6.90
Total interest-earning assets	168,206		$6,758	5.39%	168,957		$8,140	6.44%
Noninterest-earning assets	19,927				16,017
Total assets	$188,133				$184,974

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$8,943		$52	0.77%	$9,508		$82	1.16%
Savings accounts	16,514		205	1.66	5,416		33	0.82
Money market accounts	41,520		485	1.56	46,835		954	2.72
Certificates of deposit	73,725		1,903	3.46	71,361		2,185	4.09
Total interest-bearing deposits	140,702		2,644	2.51	133,120		3,255	3.27
Other borrowings	21,141		552	3.48	20,348		649	4.25
Total interest-bearing liabilities	161,843		$3,196	2.65%	153,468		$3,905	3.40%
Noninterest-bearing demand deposits	16,224				15,435
Noninterest-bearing liabilities	601				548
Total liabilities	178,668				169,451
Shareholders’ equity	9,465				15,523
Total liabilities and shareholders’ equity	$188,133				$184,974

Net interest income; interest-rate spread (2)			$3,563	2.74%			$4,235	3.04%
Net earning assets	$6,363				$15,489
Net interest margin (3)				2.83%				3.34%
Average interest-earning assets to interest-bearing liabilities	1.0	x			1.10	x

FOOTNOTES TO YIELD TABLE

(1)	Net of net deferred loan fees and costs and loans in process. Nonaccrual loans are included in noninterest-earning assets.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income, annualized, divided by average interest-earning assets.

The net loss totaled $2.9 million for the nine months ended September 30, 2009, or $1.30 per share, compared to a net loss of $3.9 million or $1.76 per share during the first three quarters of 2008.

Net interest income.  During the nine months ended September 30, 2009, net interest income was $3.6 million, compared to $4.2 million for the same period the prior year. The decrease of $9.1 million in average net earning assets was further impacted by a decrease in the net interest margin from 3.34% to 2.83%.

Interest income. Total interest income was $6.8 million for the first nine months of 2009, compared to $8.1 million for the comparable period in 2008. The yield on loans dropped 0.58% during the period, from 6.90% to 6.32% as variable rate notes reset downward and new volume was added at lower rates. Average volume declined from $128.2 million to $114.2 million, as the Company continued to reduce its risk profile by lowering total loan balances. The combination of factors resulted in a decrease of $1.4 million in income. The yield on available for sale securities declined from 5.29% to 4.48% as a result of restructuring the investment portfolio to reduce risk-weighted assets to improve the risk-based capital ratio. However, the decrease was partially offset by a $3.3 million increase in the average balance, resulting in a decrease of $87,500 in income.

OHIO LEGACY CORP

Interest expense.  Total interest expense fell $709,100 to $3.2 million in 2009, compared to $3.9 million for the same period in 2008, despite an increase in the average volume of interest bearing liabilities from $153.5 million to $161.8 million. Deposit expense reductions accounted for $661,600 and other borrowings contributed approximately $97,500.

Provision for loan losses.  The provision for loan losses totaled $2.6 million during the first nine months of 2009, compared to $620,500 for the same period in 2008. The increase comprises both specific and general reserves determined as part of the regular quarterly evaluation, as well as additional reserves due to a change in the method the Company uses to estimate credit loss. As discussed above in the “Allowance for loan losses,” our provision for loan losses can be expected to fluctuate from period to period.

Noninterest income.  Noninterest income was $1.4 million for the first nine months of 2009, compared to $(2.3) million for the first nine months of 2008. Both periods included significant unusual items. During the first nine months of 2009, a $918,200 gain on the sale of available for sale securities was recorded. This was offset in part by the recognition of an other than temporary impairment of $111,200 related to the Company’s holdings of FNMA and FHLMC preferred stock. For the same period in 2008, a $2.9 million other than temporary impairment was recorded on the same securities. Write downs of other real estate owned totaled $262,000 and $436,000 during the first three quarters of 2009 and 2008, respectively.

Noninterest expense.  Total noninterest expense increased $255,900 to $5.5 million compared to $5.2 million for the first nine months of the prior year. The significant changes are described below.

Salary and benefits. The decrease of $341,300 is due to the ongoing elimination and consolidation of positions throughout the organization.

Deposit expense and insurance fees. As disclosed in prior quarters, the FDIC increased premiums for all insured depository institutions for the first calendar quarter 2009 assessment as part of its transition to a risk-based assessment methodology. In addition, they FDIC imposed an emergency assessment for all insured depository institutions to be paid on September 30, 2009. The combination of these changes and a revision of the Company’s premium due to changes in regulatory capital status resulted in an increase of $506,700.

Other expenses. An increase of $346,100 for the first three quarters of 2009 was the result of $147,600 in legal expenses related to the foreclosure of multiple properties. Delinquent and current real estate taxes on foreclosed properties increased by $135,100.

Tax expense (benefit). As a result of a change in the tax law late in 2008 that allows net operating losses to be carried back five years, the company was able to amend its 2003 tax return and record a refund of taxes paid for that year. The refund of $289,300 was offset by a $44,400 change in accrued taxes for 2008, resulting in a tax benefit of $244,900.

STRATEGIC DEVELOPMENTS

As disclosed in an 8-K on February 20, 2009, the Company entered into an Order of Consent with the Comptroller of the Currency of the United States of America. The Order requires the Bank to increase its capital to certain specified levels. As disclosed in the 10-K filed on April 3, 2009, the Board of Directors has retained the services of the investment banking firm of Stifel, Nicolaus to actively explore the options of raising private equity capital, or merging with or being acquired by another financial institution or other interested investors to achieve compliance with the Order of Consent.

The Company remains steadfast in its commitment to be a strong, community partner providing the best financial solutions for our local customers. However, as part of the efforts to comply with the Order, in addition to raising capital, we intend to reduce the size of the balance sheet. Besides selling real estate acquired in settlement of impaired loans as noted below, other strategies may include the sale of securities or loans, participating loans to other financial institutions and limiting the growth of loans and deposits through pricing initiatives. Successful execution of these interim strategies will enable the Company to move forward from a position of strength.

The Company continues to actively work to reduce its portfolio of Other Real Estate. During the third quarter, five properties were recorded as other real estate at a value of $500,300 and 12 properties were sold for gross proceeds of $415,700. As of the report date, 14 of the 19 properties in the portfolio were listed for sale. These disposals benefit the Company both in terms of eliminating the expenses associated with their acquisition and maintenance and allowing the funds to be invested in interest earning assets.

On November 16, 2009, the Company announced that it had reached a definitive agreement with another party that would result in a $15.0 million capital injection into the Company in exchange for majority ownership. The agreement is subject to approval by the Company’s shareholders as well as applicable regulatory agencies. Upon approval, the Company intends to rebuild the Bank into a profitable entity and to take advantage of the opportunities the current banking landscape presents.

OHIO LEGACY CORP

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

There have been no material changes in the Company’s contractual obligations since December 31, 2008.

At September 30, 2009, we had no active unconsolidated, related special purpose entities, nor did we engage in derivatives and hedging contracts, such as interest rate swaps, that may expose us to liabilities greater than the amounts recorded on the consolidated balance sheet. Our investment policy prohibits engaging in derivatives contracts for speculative trading purposes; however, we may pursue certain contracts, such as interest rate swaps, in our efforts to execute a sound and defensive interest rate risk management policy.

LIQUIDITY

Liquidity refers to our ability to fund loan demand and customers’ deposit withdrawal needs and to meet other commitments and contingencies. The purpose of liquidity management is to ensure sufficient cash flow to meet all of our financial commitments and to capitalize on opportunities for business expansion in the context of managing the Company’s interest rate risk exposure. This ability depends on our financial strength, asset quality and the types of deposit and loan instruments we offer to our customers.

Our principal sources of funds are deposits, loan and security repayments and maturities, sales of securities, borrowings from the FHLB and capital transactions. Alternative sources of funds include repurchase agreements and brokered CDs and the sale of loans. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and security prepayments are more influenced by interest rates, general economic conditions and competition. We maintain investments in liquid assets based upon our assessment of our need for funds, our expected deposit flows, yields available on short-term liquid assets and the objectives of our asset/liability management program.

We have implemented a liquidity contingency funding plan that identifies liquidity thresholds and red flags that may provide evidence of impending liquidity crises. Additionally, the liquidity contingency plan details specific actions to be taken by management and the Board of Directors and identifies sources of emergency liquidity, both asset and liability-based, should we encounter a liquidity crisis. We actively monitor liquidity risk and analyze various scenarios that could impact our ability to access emergency funding in conjunction with our asset/liability and interest rate risk management activities.

At September 30, 2009, the balances in cash and cash equivalents were $14.4 million higher than at year-end. Cash and cash equivalents represented 14.9% of total assets at September 30, 2009 and 6.2% of total assets at December 31, 2008. The higher cash balances are an integral part of the Company’s strategy to reduce its risk profile.

CAPITAL RESOURCES

Total shareholders’ equity was $6.4 million at September 30, 2009, a decrease of $3.1 million from the prior year-end balance. The reduction in equity was due to a net loss for the period.  See Note 9 to the financial statements for discussion of the Bank’s capital resources.

The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. Failure to meet capital requirements can initiate regulatory action. At September 30, 2009, the Bank did not meet the definition of adequately capitalized as described above and as such is subject to certain restrictions.

On February 17, 2009, the Company entered into an Order of Consent with the Comptroller of the Currency of the United States of America. The Order requires the Bank to increase its Tier 1 capital to at least 8.75% of adjusted total assets and its total risk based capital to at least 13.25% of risk-weighted assets by August 31, 2009. To have achieved both those levels at September 30, 2009 the Bank would have needed approximately $9.8 million of additional capital.

The Board of Directors has retained the services of the investment banking firm of Stifel, Nicolaus to actively explore the options of raising private equity capital, or merging with or being acquired by another financial institution or other interested investors. The Company has been in active discussions with potential partners since that time.

OHIO LEGACY CORP

The payment of dividends by the Bank to Ohio Legacy and by Ohio Legacy to shareholders is subject to restrictions by regulatory agencies.  These restrictions generally limit dividends to the sum of the current year’s and the prior two years’ retained earnings, as defined.  In addition, dividends may not reduce capital levels below the minimum regulatory requirements as described above. During 2009, the Bank could not declare dividends without prior approval of the Comptroller of the Currency. In addition to the dividend restrictions, the Bank is not permitted to issue brokered deposits without prior approval from its regulators.

Actual and required capital amounts (in thousands) and ratios are presented below at September 30, 2009:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$7,550	7.1%	$8,551	8.0%	$10,689	10.0%

Tier 1 capital to risk-weighted assets	$6,172	5.8%	$4,275	4.0%	$6,413	6.0%

Tier 1 capital to average assets	$6,172	3.4%	$7,294	4.0%	$9,118	5.0%

Item 3.  Not applicable for Smaller Reporting Companies.

Item 7.  Management’s Discussion and Analysis

In the following section, management presents an analysis of Ohio Legacy Corp's financial condition and results of operations as of and for the years ended December 31, 2008 and 2007. This discussion is provided to give shareholders a more comprehensive review of the issues facing management than could be obtained from an examination of the financial statements alone.  This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data elsewhere in this report.  As used herein and except as the context may otherwise require, references to "the Company," "we," "us," or "our" means, collectively, Ohio Legacy Corp (Ohio Legacy) and its wholly-owned subsidiary, Ohio Legacy Bank, N.A. (the Bank).

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis (MD&A) includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), as amended, which can be identified by the use of forward-looking terminology, such as may, might, could, would, believe, expect, intend, plan, seek, anticipate, estimate, project or continue or the negative thereof or comparable terminology.  All statements other than statements of historical fact included in this MD&A regarding our outlook, financial position and results of operation, liquidity, capital resources and interest rate sensitivity are forward-looking statements.  These forward-looking statements also include, but are not limited to:

•	anticipated changes in industry conditions created by state and federal legislation and regulations;

•	anticipated changes in general interest rates and the impact of future interest rate changes on our profitability, capital adequacy and the fair value of our financial assets and liabilities;

•	retention of our existing customer base and our ability to attract new customers;

•	the development of new products and services and their success in the marketplace;

•	the adequacy of the allowance for loan losses; and,

•	statements regarding our anticipated loan and deposit account growth, expense levels, liquidity and capital resources and projections of earnings.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

•	competition in the industry and markets in which we operate;

•	changes in general interest rates;

•	rapid changes in technology affecting the financial services industry;

•	changes in government regulation; and

•	general economic and business conditions.

OVERVIEW OF STRATEGIC DEVELOPMENTS

The major focus of the Company at the current time is credit quality and capital restoration. Continued weakness in the overall economy has had a negative impact on the performance of loans in the portfolio. The effort to manage the Company’s portfolio of other real estate represents a significant commitment of time and resources. The OREO portfolio at year end consisted of 12 relationships and a total of 31 properties. The market for these types of impaired properties is extremely distressed at this time. However, during the fourth quarter the company acquired the deeds to two residential real estate subdivisions and four residential rental properties. During the same period we disposed of two residential rental properties. Since year-end, the Company has entered into contracts to sell five single family properties, totaling nearly $1,000,000 in carrying value. Management continues to work to sell the remaining inventory.  We anticipate acquiring another seven property deeds in 2009, with a goal of disposing of 22 existing properties during the year. With the housing economy continuing to struggle, disposal of these assets without taking additional losses will be difficult. Our preference is to acquire the deeds through negotiated agreement but in several instances we have been forced to initiate foreclosure proceedings. Given the extent of the backlog in the foreclosure courts, this process continues to be unusually slow and long, which further delays the point at which we can begin to market the properties.

As a result of credit-related charges and the loss associated with the Fannie Mae and Freddie Mac securities, our capital has been reduced by over $8.9 million in the last two years. On an operating basis, we continue to focus on reducing funding costs and operating expense and maintaining or increasing our margins. To that end, during the fourth quarter we eliminated several positions, reducing our projected 2009 salary and benefit costs over $400,000. However, these savings will be offset, at least in part, by rising Federal Deposit Insurance Corporation premiums and other regulatory related costs. The loss of capital and our strategies to effectively deal with this situation is a compelling challenge on which management and the Board of Directors is focused.

The Board of Directors of the Bank entered into a Consent Order with the OCC on February 17, 2009, the details of which were announced in an 8-K filed with the SEC on February 20, 2009.  The Order has four articles focusing on capital adequacy and asset quality.  Management and the Board of Directors of the Bank are committed to being in compliance with each article within the prescribed timeframes, to the best of their ability.  Management and the Board of Directors of the Bank are exploring each and every option that will enable the Bank to reach the capital minimums and asset quality ratios prescribed by the Order. The Board of Directors has retained the services of the investment banking firm Stifel, Nicolaus to explore the specific option of raising private equity capital or merging with or being acquired by another financial institution or other interested investors. Additionally, during the first quarter of 2009, the Bank sold approximately $28.4 million of debt and mortgage backed securities issued by FNMA or FHLMC, which have a 20% risk weighting, and purchased the same amount of mortgage backed securities issued by GNMA, which have a 0% risk weighting. The gain of $685,900 realized from the sales will result in an increase in capital of the same amount. The Company also expects to recognize a tax refund of approximately $245,000 as the result of a recent change in the tax code that extends the ability to carry net operating losses back five years. Management anticipates the results of these strategies will return the Bank to adequately capitalized as defined under the prompt corrective action regulations at March 31, 2009. See Note 17 for additional discussion on these matters.

CRITICAL ACCOUNTING POLICIES

The preparation of consolidated financial statements and related disclosures in accordance with U.S. generally accepted accounting principles requires us to make judgments, assumptions and estimates at a specific point in time that affect the amounts reported in the accompanying consolidated financial statements and related notes.  In preparing these financial statements, we have utilized available information including our past history, industry standards and the current economic environment, among other factors, in forming our estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality.  It is possible that the ultimate outcome as anticipated by management in formulating our estimates inherent in these financial statements may not materialize.  Application of the critical accounting policies described below involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.  In addition, other companies may utilize different estimates, which may impact the comparability of our results of operation to similar businesses.

Allowance for loan losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs.  We estimate the allowance balance by considering the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in our judgment, should be charged off.  Loan losses are charged against the allowance when we believe the loan balance cannot be collected.

We consider various factors, including portfolio risk, economic environment and loan delinquencies, when determining the level of the provision for loan losses. We monitor loan quality monthly and use an independent third party each quarter to review our loan grading system.

Valuation allowance for deferred tax assets. Another critical accounting policy relates to valuation of the deferred tax asset for net operating losses. Net operating loss carryforwards of approximately $2,138,000 will expire as follows: $1,419,000 on December 31, 2027 and $1,094,000 on December 31, 2028. A valuation allowance has been recorded for the related deferred tax asset for these carryforwards and other net deferred tax assets recorded by the Company to reduce the carrying amount of these assets to zero. Additional information is included in Notes 1 and 11 to our audited consolidated financial statements.

FINANCIAL CONDITION – DECEMBER 31, 2008, COMPARED TO DECEMBER 31, 2007

Cash and cash equivalents. Cash and cash equivalents increased by $4.4 million during the year. The change was primarily the result of growth in deposits in response to special deposit promotions begun in mid-December, 2008.

Securities. The portfolio increased by $3.7 million to $35.7 million at year end. As the economy continued to worsen throughout the year, available funds were added to the portfolio as opportunities for profitable loan growth diminished. The increase was offset in part by a $2.9 million write-down due to an other-than-temporary impairment of the Company’s holdings of preferred stock issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC.)

Loans. At December 31, 2008, the loan portfolio, net of the allowance for loan losses and deferred fees, was $126.8 million, a decrease of $4.8 million, or 3.7% from December 31, 2007.  This was largely the result of the Company’s continued emphasis on reducing its concentration of commercial real estate loans as that sector of the market started showing weaknesses that transferred from the subprime mortgage sector.

Allowance for loan losses. The allowance for loan losses increased to $3.4 million at December 31, 2008 compared to $1.6 million at December 31, 2007.  The allowance for loan losses as a percentage of loans increased from 1.22% at December 31, 2007, to 2.61% at December 31, 2008. The increase in both the dollar amount and the ratio is due  in part to a revision in the calculation method for the allowance that more heavily weights recent loss experience and also to increases in reserves for two specific loans.

Provision for loan loss expense year-over-year decreased from $3.5 million in 2007 to $2.4 million in 2008. Provision expense replaces reserves used to charge off or write down existing loans as well as to provide reserves for probable future losses.  Of the total expensed in 2008, $620,000 was related to valuation write-downs and charge-offs of specific non-performing loans, $969,000 was to increase the overall level of reserves to total loans and $772,000 was to create specific reserves for two loans as a result of events subsequent to December 31, 2008. During the first quarter of 2009, management has determined that the collateral pledged to secure a $572,000 loan to a real estate developer has little or no value and the ability of the borrower to fulfill his personal guarantee is impaired. The loan was 90 days past due at year-end. The second loan, with a balance of $663,800, involves a condominium project that has experienced construction issues requiring the project to be stopped and vacated. Management has determined that this loan has impairment characteristics that necessitate a specific reserve of $200,000. The owners, the bank group participants and the insurance company providing the builder’s risk policy have agreed to a mediation hearing, scheduled for May, 2009. This hearing will provide more clarity as to the potential risk of loss for this property.

Premises and equipment. The net investment in premises and equipment increased from $2.9 million at December 31, 2007 to $3.3 million at December 31, 2008, as a result of the purchase of the Milltown branch building that was previously leased.

Intangible assets. The Company continues to amortize its intangible assets on an accelerated schedule. These assets are the identified intangibles associated with the acquisition of certain core deposits in 2004. At year-end, approximately $60,000 remains to be amortized by 2010.

Federal bank stock. We are required to purchase shares of stock in the Federal Reserve Bank and the Federal Home Loan Bank based on our capital and borrowing levels. During 2008, the Company redeemed 2,514 shares totaling $125,700 to the Federal Reserve Bank as a result of losses recorded in 2007 and 2008. The Company acquired 396 additional shares of Federal Home Loan Bank stock totaling $39,600 through the mandatory reinvestment of dividends. The outstanding balances at December 31, 2008 were $435,100 and $1,020,000, respectively.

Accrued interest receivable and other assets. Accrued interest receivable and other assets decreased from $1.5 million to $1.4 million as a result of normal business activities.

Deposits. During 2008, total deposits decreased $1.6 million to $145.7 million.  The Company continued to focus on growing low cost core deposits and reducing higher cost certificate of deposit balances, especially in cases where no other deposit or loan relationship exists. As a result, non-interest bearing deposits increased by 16.3% to $16.7 million and savings account balances grew by 166.2% to $14.5 million. Money market accounts decreased by $5.1 million or 11.6% and certificates of deposit decreased by $8.0 million or 10.8%.

Repurchase agreements.  During the year repurchase agreements decreased from $2.0 million to $1.4 million.  As interest rates declined throughout the year, this product became a less attractive option for clients.

FHLB advances.  At year end 2008, Federal Home Loan Bank advances were $27.9 million versus $14.0 million for the same period a year ago. The Company took advantage of the low rate environment to lock in rates for two and three year terms in lieu of higher cost certificates of deposit.

Accrued interest payable and other liabilities. Accrued interest payable and other liabilities increased from $1.1 million to $1.6 million during the year. The difference is primarily the result of an increase in accrued taxes on the unrealized gain in the securities portfolio.

RESULTS OF OPERATIONS – YEARS ENDED DECEMBER 31, 2008 AND 2007

Net interest income. For the year ended December 31, 2008, net interest income was lower at $5.7 million, compared to $6.1 million for 2007. Net interest margin increased to 3.38% compared to 3.10% in 2007.

Interest income. Interest income decreased from $13.8 million to $10.7 million as a result of both a reduction in average earning assets of approximately $31.0 million and a 57 basis point decrease in the average yield on those assets. The level of earning assets reflects the full year impact of the sale of the Millersburg branch in the third quarter of 2007. The decline in the average yield is the result of the Federal Reserve Board’s 425 basis point reduction in interest rates during 2008.

Interest expense. Total interest expense declined from $7.7 million to $5.0 million, a decrease of 34.9%. Interest expense on deposits decreased $2.4 million to $4.1 million compared to $6.5 million in 2007.  This decline is due to a number of factors, including the full-year impact of the sale of the Millersburg branch, the strategies to reduce the level of higher cost deposits and the overall decline in market rates. Total interest expense on Federal Home Loan Bank advances increased $16,000 as the Company increased its total advances to take advantage of low rates during periods when regional pressures kept deposit rates at extremely high levels in comparison to national averages. Lower market rates contributed to a 71.9% reduction in expense on repurchase agreements from $87,500 to $24,600. The Company paid off its subordinated debentures in the third quarter of 2007, resulting in a $190,000 decrease in 2008 by comparison. Capital lease expense also declined as the Company purchased its Milltown building during the third quarter of 2008.

Provision for loan losses. The provision for loan losses in 2008 was $2.4 million compared to $3.5 million in 2007. Although the amount declined significantly, it is still high from a historical perspective. Approximately $970,000 of the provision was the result of a change in the calculation of the Bank’s historical loan loss experience included in the allowance estimate to more heavily weight recent years with higher levels of loan charge-offs. An additional $772,000 was to establish specific reserves on two loans, and the remainder was to replace balances charged off throughout the year.

Noninterest income. For the year ended December 31, 2008, noninterest income decreased from $1.9 million to $(2.1 million). This decrease was predominately the result of a $2.9 million other than temporary impairment charge related to the Company’s holdings of FNMA and FHLMC preferred stock and a $544,000 direct writedown of other real estate. Service charge income declined $123,000, reflecting the full-year impact of the sale of the Millersburg branch in 2007. The gain on the sale of loans held for sale fell $27,300, or 13.2% as the secondary residential mortgage market continued to experience widespread disruption. Other income increased by $107,100, which was primarily the result of the Company’s arrangement with a third party processor. The Company terminated this arrangement in the fourth quarter of 2008. Noninterest income for 2007 also included a number of significant items, including a $2.1 million gain on the sale of the Millersburg branch, a $1.2 million direct write-down of other real estate owned and a $340,100 loss of the sale of securities available for sale.

Noninterest expense.  Total noninterest expense decreased by $786,200 to $7.3 million. The three areas detailed below account were significant contributors to the total.

Salaries and benefits decreased $791,600 from 2007, reflecting the full-year impact of the positions eliminated from the sale of the Millersburg branch and the restructuring during the fourth quarter of 2007.

Professional fees decreased $294,200 from the prior year.  The total for 2007 included legal fees associated with a number of problem credits and investment banking fees associated with the sale of the Millersburg office, and also included expenses associated with the development of several new deposit products and services.

Other expenses were approximately $481,900 higher in 2008 than in 2007. The increases were due to various expenses related to maintaining and managing properties in the OREO portfolio.

Income taxes.   The Company has no income tax expense or benefit for the year. A valuation allowance has been recorded to reduce to zero the tax benefits that would otherwise have been recorded as a result of the Company’s operating loss for 2008.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

The following table presents, as of December 31, 2008, our significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts, hedge basis adjustments, or other similar adjustments. Further discussion of the nature of each obligation is included in the referenced Note to the consolidated financial statements.

(Dollars in thousands)	Note Reference	2009	2010	2011	2012	2013	Thereafter

Certificates of deposit	7	$35,111	$19,723	$8,521	$1,998	$138	$-
Repurchase agreements	8	1,406	-	-	-	-	-
FHLB advances	9	5,500	13,500	2,000	-	-	-
Capital lease obligations (1)	5	102	102	111	116	116	270
Operating leases	5	156	161	82	67	40	94
Deposits without maturity		80,214	-	-	-	-	-
________________________________
(1)	Includes $348 of amounts allocable to interest payments over the remaining term of the leases.

Note 14 to the consolidated financial statements discuses in greater detail other commitments and contingencies and the various obligations that exist under those agreements. Examples of these commitments and contingencies include commitments to extend credit to borrowers under lines of credit.

At December 31, 2008, we had no unconsolidated, related special purpose entities, nor did we engage in derivatives and hedging contracts, such as interest rate swaps, that may expose us to liabilities greater than the amounts recorded on the consolidated balance sheet. Our investment policy prohibits engaging in derivatives contracts for speculative trading purposes; however, in the future, we may pursue certain contracts, such as interest rate swaps, in our efforts to execute a sound and defensive interest rate risk management policy.

LIQUIDITY

Liquidity refers to our ability to fund loan demand and customers’ deposit withdrawal needs and to meet other commitments and contingencies. The purpose of liquidity management is to ensure sufficient cash flow to meet all of our financial commitments and to capitalize on opportunities for business expansion in the context of managing our interest rate risk exposure. This ability depends on our financial strength, asset quality and the types of deposit and loan instruments we offer to our customers.

Our principal sources of funds are deposits, repurchase agreements, loan and security repayments and maturities, sales of securities, capital transactions and borrowings from the FHLB and correspondent banks.  While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and security prepayments are more influenced by interest rates, general economic conditions, and competition. We maintain investments in liquid assets based upon our assessment of our need for funds, our expected deposit flows, yields available on short-term liquid assets and the objectives of our asset/liability management program.

Our liquidity contingency funding plan identifies liquidity thresholds and raises red flags that may evidence liquidity issues. Additionally, the contingency plan details specific actions to be taken by management and the Board of Directors and identifies sources of emergency liquidity, both asset and liability-based, should we encounter a liquidity crisis. We actively monitor liquidity risk and analyze various scenarios that could impact our ability to access emergency funding in conjunction with our asset/liability and interest rate risk management activities.

Cash and cash equivalents increased from $7.1 million to $11.5 million at December 31, 2008. Cash and cash equivalents represented 6.1% of total assets at year-end 2008, and 3.9% of total assets at year-end 2007. The increase is primarily due to deposit promotions that were in effect in December, 2008.

We monitor our liquidity position on a regular basis in conjunction with our asset/liability and interest rate risk management activities. We believe our current liquidity level, including contingency funding available through borrowing facilities, is sufficient to meet anticipated future growth in loans and deposits under our three-year strategic plan and to maintain compliance with regulatory capital ratios.

The Company was successful in extending the average maturity of the certificate of deposit portfolio from eight months to over 14 months at year end, which reduces the magnitude of fluctuations in liquidity needs as well as the pricing risk associated with high volumes of maturities in any one month. We continued to utilize our overnight borrowing capacity at the Federal Home Loan Bank to provide temporary liquidity as deposit rates in the market remained at historically wide spreads to market rates.  The Company plans to broaden its base of low cost core deposits by continuing the successful strategies implemented in 2008.

CAPITAL RESOURCES

Total shareholders’ equity was $9.5 million at December 31, 2008, compared to $15.3 million at December 31, 2007.  The decrease was due to net losses posted for the year.

Banks are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.

Regulations require a total risk-based capital ratio of 8.0%, at least half of which must be Tier 1 capital, and a leverage ratio of 4.0%. The Bank’s total risk-based capital is made up of Tier 1 capital and Tier 2 capital. Tier 1 capital is total shareholders’ equity, less any intangible assets. Tier 2 capital is Tier 1 capital plus the allowance for loan losses (includible up to a maximum of 1.25% of risk-weighted assets). As a result of the write-downs in value of both loans and securities, the Bank no longer meets the definition of adequately capitalized (see Note 13 to the consolidated financial statements). On February 17, 2009, the Company entered into an Order of Consent with the Comptroller of the Currency of the United States of America. The Order requires the Bank to increase its capital to specific levels above the minimum for well capitalized by August 31, 2009. The Board of Directors has retained the services of the investment banking firm of Stifel, Nicolaus to explore the options of raising private equity capital, or merging with or being acquired by another financial institution or other interested investors.

The payment of dividends by the Bank to Ohio Legacy and by Ohio Legacy to shareholders is subject to restrictions by regulatory agencies.  These restrictions generally limit dividends to the sum of current year’s and the prior two years’ retained earnings, as defined.  In addition, dividends may not reduce capital levels below the minimum regulatory requirements as described above. Based on its year to date and previous year’s earnings, the Company is not able to declare dividends without prior approval from its regulators. In addition to the dividend restrictions above, the Bank is not permitted to issue brokered deposits without prior approval from its regulators.

INTEREST RATE SENSITIVITY

The following table details the variable rate composition of our interest-earning assets at December 31:

	Percent variable rate
	2008	2007
Interest-bearing deposits and federal funds sold	100%	100%
Securities	19	21
Loans	76	52
Federal bank stock	100	100
Total interest-earning assets	64	49

The Company performs liquidity risk analysis monthly and interest rate risk analysis at least quarterly. This information is used to assist in managing the balance sheet to reduce the impact of changes in interest rates on earnings and equity. Approximately 29% of the interest-earning assets and 63% of the interest-bearing liabilities on our balance sheet at December 31, 2008, were scheduled to mature or could reprice during 2009.

We believe that the Bank is "liability sensitive" over a twelve-month horizon at December 31, 2008. Usually, this would mean an increasing rate environment would cause a drop in net interest income and a falling rate scenario would have the inverse effect. However, we can not be certain that our net interest income will contract because the composition of our assets and liabilities is constantly changing due to the variability of our loan prepayment experience, the behavior of core deposit customers and other factors.

IMPACT OF INFLATION AND CHANGING PRICES

The majority of our assets and liabilities are monetary in nature; therefore, we differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Deflation, or a decrease in overall prices from one period to the next, could have a negative impact on the Company’s operations and financial condition. Deflationary periods impute a higher borrowing cost to debtors as the purchasing power of a dollar increases with time. This may decrease the demand for loan products offered by the Bank.

We believe the most significant impact on financial results is our ability to react to changes in interest rates. While we seek to maintain a fairly balanced position between interest rate sensitive assets and liabilities and to actively manage the balance sheet in order to protect against the effects of wide interest rate fluctuations on net income and shareholders’ equity, constraints on capital and other factors may also influence the implementation of various strategies.

CORPORATE GOVERNANCE AND AVAILABILITY OF REPORTS

The Company’s Board of Directors and management are focused on implementing and monitoring a strong corporate governance program and culture.  The following is a summary of specific steps the Board of Directors has taken to improve the Company’s corporate governance program:

▪	The Chairman of the Board of Directors is a non-employee director.

▪
After the Company’s 2005 Annual Meeting of Shareholders the Board of Directors restructured the composition of the holding company’s board.  This restructuring resulted in seven of the nine directors of Ohio Legacy meeting the more stringent independence requirements of Rule 10A-3 of the Securities Exchange Act and Section 301(3)(B) of the Sarbanes-Oxley Act of 2002.  At December 31, 2008, eight of nine directors met this threshold.

▪	The Company has a Nominating and Corporate Governance Committee which includes three independent directors.

▪
The Company’s Audit and Compliance Committee comprises four independent directors.  The Board has identified an audit committee financial expert who serves as Chairman of the Audit and Compliance Committee.

▪
The Board of Directors has adopted and implemented a Code of Ethics for Senior Financial Officers, a Director Code of Conduct and a Code of Business Conduct and Ethics for all employees of the Company and its subsidiary.

▪
The Audit and Compliance Committee has developed a process for the receipt, retention and investigation of anonymous submissions by employees or external parties of concerns regarding questionable accounting or auditing matters.

The Company filed a number of corporate governance documents, including codes of conduct and ethics and committee charters with the SEC. These documents are also available on the Company’s website at http://www.ohiolegacycorp.com. On that website, shareholders and other interested parties can access the Company’s periodic and annual filings with the SEC, the Company’s Annual Report to Shareholders and insider transaction filings subject to Section 16(a) of the Exchange Act. These documents are provided free of charge and will be posted to the website as soon as practicable after the documents are filed electronically with the SEC. Additionally, inquiries or requests for paper documents can be made through the contacts listed on page 54 of this document.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s common shares from December 31, 2003, until December 31, 2008, with the cumulative total return, including reinvestment of dividends, of the NASDAQ Composite Index and the NASDAQ Bank Index.  The graph assumes the investment of $100 in the Company’s common shares, the NASDAQ Composite Index and the NASDAQ Bank Index.

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Ohio Legacy Corp.	100.0	138.0	86.5	80.5	47.1	20.7
NASDAQ Stock Market (US Companies)	100.0	108.8	111.2	122.1	132.4	63.8
NASDAQ Banks	100.0	114.4	111.8	125.5	99.5	72.5

Item 8.  Financial Statements

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and due from banks	$7,652,710	$5,764,580
Federal funds sold and interest-bearing deposits in financial institutions	3,815,227	1,350,625
Cash and cash equivalents	11,467,937	7,115,205
Certificate of deposit in financial institution	100,000	100,000
Securities available for sale	32,726,863	29,010,334
Securities held to maturity (fair value of $3,003,825 and $2,995,122 at December 31, 2008 and 2007	2,999,813	3,002,754
Loans held for sale	1,012,038	911,906
Loans, net of allowance of $3,398,284 and $1,622,906 at December 31, 2008 and 2007	126,836,473	131,642,471
Federal bank stock	1,455,100	1,541,200
Premises and equipment, net	3,284,884	2,901,906
Intangible assets	59,901	150,322
Other real estate owned	5,215,696	2,416,367
Accrued interest receivable and other assets	1,375,369	1,488,214

Total assets	$186,534,074	$180,280,679

LIABILITIES
Deposits:
Noninterest-bearing demand	$16,659,300	$14,329,339
Interest-bearing demand	10,070,737	9,995,343
Savings and money market	53,483,533	49,566,417
Certificates of deposit, net	65,491,464	73,458,253
Total deposits	145,705,034	147,349,352
Repurchase agreements	1,405,619	2,022,869
Short term Federal Home Loan Bank advances	6,850,000	2,025,000
Federal Home Loan Bank advances	21,000,000	12,000,000
Capital lease obligations	469,060	493,168
Accrued interest payable and other liabilities	1,583,504	1,076,647
Total liabilities	177,013,217	164,967,036
Commitments and contingent liabilities (Note 15)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 500,000 shares authorized and None outstanding	-	-
Common stock, no par value, 5,000,000 shares authorized and 2,214,564 outstanding in 2008 and 2007	18,808,311	18,781,925
Accumulated earnings (deficit)	(9,519,307)	(3,472,218)
Accumulated other comprehensive income (loss)	231,853	3,936
Total shareholders’ equity	9,520,857	15,313,643

Total liabilities and shareholders’ equity	$186,534,074	$180,280,679

See accompanying notes

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2008 and 2007

	2008	2007
Interest and dividends income:
Loans, including fees	$8,681,283	$12,197,884
Securities, taxable	1,731,333	1,116,060
Securities, tax-exempt	114,443	111,028
Interest-bearing deposits and federal funds sold and other	69,435	262,913
Dividends on federal bank stock	81,115	98,307
Total interest and dividends income	10,677,609	13,786,192

Interest expense:
Deposits	4,090,296	6,481,949
Short term Federal Home Loan Bank advances	76,638	95,600
Federal Home Loan Bank advances	728,176	693,267
Subordinated debentures	-	190,213
Repurchase agreements	24,598	87,504
Capital leases	77,898	127,580
Total interest expense	4,997,606	7,676,113

Net interest income	5,680,002	6,110,079

Provision for loan losses	2,361,496	3,482,854

Net interest income after provision for loan losses	3,318,506	2,627,225

Noninterest income:
Service charges and other fees	955,226	1,078,284
Gain on sales of loans	179,474	206,760
Gain (loss) on sales of securities available for sale, net	-	(340,066)
Other than temporary impairment of securities	(2,859,024)	-
Gain (loss) on disposition or direct write-down of other real estate owned	(537,770)	(1,167,229)
Gain on sale of branch	-	2,077,556
Other income	203,270	96,196
Total other income	(2,058,824)	1,951,501

Noninterest expense:
Salaries and benefits	3,386,041	4,177,669
Occupancy and equipment	965,895	968,484
Professional fees	333,348	627,552
Franchise tax	189,009	249,070
Data processing	677,666	702,988
Marketing and advertising	177,218	222,610
Stationery and supplies	105,907	118,030
Amortization of intangible asset	90,421	132,066
Deposit expenses and insurance	282,647	277,785
Other expenses	1,098,619	616,728
Total noninterest expense	7,306,771	8,092,982

Earnings (loss) before income taxes	(6,047,089)	(3,514,256)
Income tax expense	-	124,377

Net earnings (loss)	$(6,047,089)	$(3,638,633)

Basic net earnings (loss) per share	$(2.73)	$(1.64)
Diluted net earnings (loss) per share	$(2.73)	$(1.64)

See accompanying notes

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007

	Outstanding			Accumulated
	Shares of		Accumulated	Other	Total
	Common	Common	Earnings	Comprehensive	Shareholders’
	Stock	Stock	(Deficit)	Income (Loss)	Equity

Balance, January 1, 2007	2,214,564	$18,737,150	$166,415	$(485,008)	$18,418,557

Stock based compensation expense		44,775			44,775

Comprehensive income (loss):
Net earnings (loss)	-	-	(3,638,633)	-	(3,638,633)
Net unrealized gain (loss) on securities available for sale arising during the period	-	-	-	488,944	488,944
Total comprehensive income (loss)					(3,149,689)

Balance, December 31, 2007	2,214,564	18,781,925	(3,472,218)	3,936	15,313,643

Stock based compensation expense	-	26,386	-	-	26,386

Comprehensive income (loss):
Net income (loss)	-	-	(6,047,089)	-	(6,047,089)
Net unrealized gain (loss) on securities available for sale arising during the period including effect of reclassifications	-	-	-	227,917	227,917
Total comprehensive income (loss)					(5,819,172)

Balance, December 31, 2008	2,214,564	$18,808,311	$(9,519,307)	$231,853	$9,520,857

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net earnings (loss)	$(6,047,089)	$(3,638,633)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	500,519	532,371
Securities amortization and accretion, net	19,006	70,729
Federal Home Loan Bank (FHLB) stock dividends	(39,600)	-
Origination of loans held for sale	(14,199,868)	(26,150,822)
Proceeds from sale of loans held for sale	14,279,210	26,658,146
Provision for loan losses	2,361,496	3,482,854
Loss from Ohio Legacy Trust I	-	(754)
Loss on disposition or write-down on other real estate owned	537,770	1,167,229
Loss (gain) on sale of securities available for sale	-	340,066
Other than temporary impairment of securities	2,859,024	-
Gain on sale of loans held for sale	(179,474)	(206,760)
Gain on sale of branch	-	(2,077,556)
Accretion of fair value purchase adjustments	-	(8,048)
Change in deferred income taxes and valuation allowance	-	693,103
Stock based compensation expense	26,386	44,775
Net change in:
Accrued interest receivable and other assets	112,845	(700,908)
Accrued interest payable and other liabilities	389,445	403,005
Deferred loan fees	(47,517)	(63,948)
Net cash from operating activities	572,153	544,848

Cash flows from investing activities:
Purchases of securities available for sale	(9,920,610)	(19,217,045)
Purchases of securities held to maturity	-	(804,847)
Sales of securities available for sale	-	13,147,235
Maturities, calls and paydowns of securities available for sale	3,674,321	4,338,301
Proceeds from sale of other real estate owned	385,614	734,348
Net cash from branch sale	-	17,750,281
(Purchases) or redemptions of federal bank stock	125,700	-
Net change in loans	(874,530)	2,601,426
Proceeds from sale of loans	-	612,264
Improvements to real estate owned	(356,164)	(1,507,968)
Purchases of premises and equipment	(793,076)	(217,797)
Net cash from investing activities	(7,758,745)	(17,436,193)

Cash flows from financing activities:
Net change in deposits	(1,644,318)	(15,847,672)
Net change in repurchase agreements	(617,250)	705,342
Repayment of capital lease obligations	(24,108)	(29,606)
Repayment of debt obligation	-	(3,325,000)
Proceeds from short term FHLB advances, net of repayments	4,825,000	2,025,000
Proceeds from FHLB advances	11,000,000	-
Repayments of FHLB advances	(2,000,000)	(7,433,776)
Net cash from (used by) financing activities	11,539,324	(23,905,706)

Net change in cash and cash equivalents	4,352,732	(5,924,660)
Cash and cash equivalents at beginning of period	7,115,205	13,039,865

Cash and cash equivalents at end of period	$11,467,937	$7,115,205

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$5,040,396	$7,824,289
Federal income taxes	-	-

Noncash transactions:
Transfer of loans to other real estate owned	$3,366,549	$243,590

See accompanying notes

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:  The consolidated financial statements include Ohio Legacy Corp (Ohio Legacy) and its wholly-owned subsidiary, Ohio Legacy Bank, N.A. (Bank). Intercompany transactions and balances are eliminated in consolidation. References to the Company include Ohio Legacy, consolidated with its subsidiary, the Bank.

Ohio Legacy is a bank holding company, incorporated in July 1999 under the laws of the State of Ohio.  The Bank provides financial services through its full-service offices in Wooster, North Canton and Canton, Ohio.  Its primary deposit products are checking, savings and certificate of deposit accounts, and its primary lending products are residential mortgage, commercial and installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate.  Commercial loans are expected to be repaid from cash flow from operations of businesses.  Real estate loans are secured by residential and commercial real estate.  Loans to lessors of buildings, warehouse and residential properties and to commercial and industrial building contractors represent 397.5% and 40.6% of capital, respectively. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Basis of Presentation:  As more fully described in Note 17, the Board of Directors of the Company's bank subsidiary entered into a Consent Order with the Bank's primary federal regulator.  The stringent capital requirements of this Consent Order create an uncertainty about the Company's ability to continue as a going concern.  Management is actively pursuing various options to satisfy these requirements.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates:  To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.  The allowance for loan losses, judgments about the other than temporary impairment of securities, fair value of financial instruments, valuation of deferred tax assets and the fair value of other real estate owned are particularly subject to change.

Cash Flows:  Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities of less than 90 days and federal funds sold.  Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Interest–Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Restrictions on Cash:  Cash on hand or on deposit with the Federal Reserve Bank of $1,287,000 and $1,358,000 was required to meet regulatory reserve and clearing requirements at December 31, 2008 and 2007, respectively.

Securities:  Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Securities are classified as available for sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities when prepayments are anticipated.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses.  In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.  Mortgage loans held for sale are generally sold with servicing rights released.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.

Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Delinquency status is based on contractual payment due date.

All interest accrued but not received for loans placed on nonaccrual status are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonable assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the loan balance cannot be collected. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required by considering the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.  The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.  The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Federal Bank Stock: The Bank is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of stock based on the level of borrowing and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as federal bank stock on the balance sheet, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. Federal Reserve Bank stock is also carried at cost. Cash dividends are reported as income. At December 31, 2008, federal bank stock consisted of Federal Home Loan Bank stock of $1,020,000 and Federal Reserve Bank stock of $435,100. As of December 31, 2007, federal bank stock consisted of Federal Home Loan Bank stock of $980,400 and Federal Reserve Bank stock of $560,800.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over an asset’s useful life, primarily using the straight line method. Leasehold improvements and office building under a capital lease are amortized over the original term of the lease. Furniture, fixture and equipment have useful lives ranging from 3 to 15 years. Buildings have useful lives ranging from 15 to 20 years. Premises and equipment and other long-lived assets are reviewed for impairment when events indicate their carrying amount may not be recoverable through future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Intangible Assets:  Intangible assets consist primarily of core deposit intangible assets arising from a branch acquisition.  They are initially measured at fair value and then are amortized on an accelerated method over their useful lives, which are approximately six years.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  If fair value declines, a valuation allowance is recorded through expense.  Costs after acquisition are expensed. Improvements that improve the fair value of the property are capitalized. Real estate owned at December 31, 2008 and 2007 includes a property placed into receivership until it can be improved and sold in an orderly fashion.

Long-Term Assets: Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation 48, Account for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings Per Share:  Basic earnings (loss) per share is net earnings (loss) divided by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per share includes the dilutive effect of additional potential common shares that may be issued upon the exercise of stock options and stock warrants.  The following table details the calculation of basic and diluted earnings (loss) per share for the years ended December 31:

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

	2008	2007
BASIC:
Net earnings (loss)	$(6,047,089)	$(3,638,633)

Weighted average common shares outstanding	2,214,564	2,214,564

Basic earnings (loss) per share	$(2.73)	$(1.64)

	2008	2007
DILUTED:
Net earnings (loss)	$(6,047,089)	$(3,638,633)

Weighted average common shares outstanding	2,214,564	2,214,564
Dilutive effect of stock options	-	-
Dilutive effect of stock warrants	-	-
Total common shares and dilutive potential common shares	2,214,564	2,214,564

Diluted earnings (loss) per share	$(2.73)	$(1.64)

The computation of diluted earnings per share excludes dilutive potential common shares if the effect of their exercise would be antidilutive. The number of shares excluded in 2008 and 2007 was 334,700 and 364,150, respectively.

Stock-Based Compensation:  Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs.  The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net earnings (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity, net of tax.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there are any such matters that will have a material effect on the financial statements.

Dividend Restriction:  Banking regulations require the Bank to maintain certain capital levels and may limit the dividends paid by the Bank to Ohio Legacy.  See Note 14 for further descriptions of regulatory restrictions.

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 10.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Operating Segments:  While the Company’s chief decision-makers monitor the revenue streams of the Company’s various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis.  Accordingly, all of the Company’s financial services operations are considered by management to be aggregated into one reportable operating segment.

Reclassifications:  Some items in the prior-year financial statements were reclassified to conform to the current year’s presentation.

Adoption of New Accounting Standards:  In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.  The standard was effective for fiscal years beginning after November 15, 2007.  In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157.  This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material. In October 2008, the FASB issued Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active.  This FSP clarifies the application of FAS 157 in a market that is not active.  The impact of adoption was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The new standard was effective for the Company on January 1, 2008.  The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.  This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement.  The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement.  This issue was effective for fiscal years beginning after December 15, 2007.  The impact of adoption was not material.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings.  SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view.  SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.  The impact of adoption was not material.

In December 2007, the SEC issued SAB No. 110, which expresses the views of the SEC regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123(R), Share-Based Payment.  The SEC concluded that a company could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007.  The Company does not use the simplified method for share options and therefore SAB No. 110 has no impact on the Company’s consolidated financial statements.

Effect of Newly Issued But Not Yet Effective Accounting Standards:  In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination.  FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008.  Earlier adoption is prohibited.  The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”  (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008.  Earlier adoption is prohibited and the Corporation does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. FAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities. FAS No. 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

NOTE 2 – SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
Available for sale, carried at fair value:	Value	Gains	Losses

December 31, 2008
U.S. Government -sponsored enterprises	$1,031,763	$31,762	$-
Equity securities	58,000	-	(142,000)
Mortgage-backed securities	31,637,100	622,755	(161,225)

Total	$32,726,863	$654,517	$(303,225)

December 31, 2007
U.S. Government -sponsored enterprises	$1,017,652	$17,652	$-
Equity securities	3,043,687	-	(21,894)
Mortgage-backed securities	24,948,995	178,256	(168,051)
Total
	$29,010,334	$195,908	$(189,945)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

NOTE 2 – SECURITIES (continued)

	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held to maturity, carried at amortized cost:

December 31, 2008
Obligations of local governments	$2,999,813	$19,143	$(15,131)	$3,003,825

December 31, 2007
Obligations of local governments	$3,002,754	$8,222	$(15,854)	$2,995,122

Securities with unrealized losses at December 31, 2008 aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position were as follows:

	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for sale:
U.S. Government-sponsored enterprises	$-	$-	$-	$-	$-	$-
Mortgage-backed securities	1,494	(28)	1,766	(133)	3,260	(161)
Equity securities	58	(142)	-	-	58	(142)

Total	$1,552	$(170)	$1,766	$(133)	$3,318	$(303)
(Dollars in thousands)
Held to maturity:
Obligations of local governments	$1,539	$(15)	$-	$-	$1,539	$(15)

Securities with unrealized losses for less than one year and one year or more at December 31, 2007, were as follows:

	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for sale:
U.S. Government-sponsored enterprises	$-	$-	$-	$-	$-	$-
Mortgage-backed securities	3,540	(13)	7,641	(155)	11,181	(168)
Equity securities	3,044	(22)	-	-	3,044	(22)

Total	$6,584	$(35)	$7,641	$(155)	$14,225	$(190)
(Dollars in thousands)
Held to maturity:
Obligations of local governments	$698	$(7)	$771	$(9)	$1,469	$(16)

NOTE 2 – SECURITIES (continued)

At December 31, 2008, there were no securities with other than temporary declines in fair value as the decline in fair value is largely due to an increase in market sector pricing differentials.  Timely repayment of principal and interest on mortgage-backed securities issued by FNMA, FHLMC and GNMA is guaranteed by the issuer.  One non-agency issued mortgage-backed security has a current market value of approximately 83.7% of the amortized cost of the security.  To date, there have been no delinquencies or losses in the underlying loans and the issuer’s bonds are of high credit quality. At December 31, 2008 the Company has the intent to hold the investments until the forecasted recovery period, so the unrealized losses have not been recorded as other than temporary.

As a result of the actions of the Treasury Department in 2008, the Company recognized an other than temporary impairment of the value of preferred equity securities issued by FNMA and FHLMC in both the second and third quarters. These charges to earnings were $159,000 and $2,700,000, as of June 30, 2008 and September 30, 2008, respectively, based on the market prices at the end of the indicated quarters. For the year to date, other than temporary charges on these securities totaled $2,859,000. At December 31, 2008 the market value of the equities was $58,000, compared to a book value of $200,000. The decline in value in the fourth quarter was due in large part to a temporary change in the tax treatment of losses recognized on the securities if they were sold in 2008. Increases in the market prices were observed early in 2009, so management concluded the decline in value in the fourth quarter of 2008 represented only temporary impairment of these securities.

The fair value of debt securities and carrying amount, if different, at year end 2008 by contractual maturity were as follows.  Securities not due at a single maturity date, mortgage-backed securities and equity securities are shown separately.

	Held-to-maturity		Available for sale
(Dollars in thousands)	Carrying Amount	Fair Value	Fair Value

Due in one year or less	$-	$-	$1,032
Due from one to five years	514	521
Due from five to ten years	2,486	2,483	-
Due after ten years			-
Equity securities	-	-	58
Mortgage-backed	-	-	31,637
Total	$3,000	$3,004	$32,727

Securities with a fair value of $4,514,000 and $9,767,000 were pledged as collateral for public fund deposits at December 31, 2008 and 2007, respectively.  Available for sale securities with a fair value of $3,844,000 and $4,410,000 were pledged as collateral for repurchase agreements (see Note 8) as of December 31, 2008 and 2007 respectively. Available for sale securities with a fair value of $10,165,000 were pledged as collateral to the Federal Home Loan Bank as of December 31, 2008.

At December 31, 2008, there were no holdings of securities of any one issuer, other than mortgage backed securities issued by U.S. Government-sponsored enterprises, in an amount greater than 10% of shareholders’ equity. At December 31, 2007 there were no such holdings except mortgage-backed securities issued by U.S. Government-sponsored enterprises and debentures issued by the Federal Home Loan Bank.

NOTE 3 – LOANS

Loans, by collateral type, were as follows at December 31:

	2008		2007
	Balance	Percent	Balance	Percent
Residential real estate	$37,091,918	28.5%	$36,548,270	27.4%
Multifamily residential real estate	5,558,771	4.2	7,918,222	5.9
Commercial real estate	56,921,284	43.7	59,574,635	44.7
Construction	10,799,541	8.3	10,714,524	8.0
Commercial	12,082,242	9.3	12,528,137	9.4
Consumer and home equity	7,893,464	6.0	6,141,569	4.6
Total loans	130,347,220	100.0%	133,425,357	100.0%
Less: Allowance for loan losses	(3,398,284)		(1,622,906)
Net deferred loan fees	(112,463)		(159,980)

Loans, net	$126,836,473		$131,642,471

At December 31, 2008 and 2007 respectively, approximately $24,656,000 and $24,543,000 of residential real estate loans were pledged as collateral for FHLB advances.

Activity in the allowance for loan losses for the years ended December 31 was as follows:

	2008	2007

Balance, January 1	$1,622,906	$1,757,110
Provision for loan losses	2,361,496	3,482,854
Loans charged-off	(765,595)	(3,242,511)
Recoveries of charged-off loans	179,477	10,240
Reduction of allowance for loans sold	-	(384,787)

Balance, December 31	$3,398,284	$1,622,906

Balance as a percentage of total loans	2.61%	1.22%

Loans individually considered impaired and nonperforming loans were as follows at December 31, 2008 and 2007, and during the years then ended:

	2008	2007
At December 31:
Loans past due over 90 days still on accrual	$279,800	$-
Nonaccrual loans, includes smaller balance homogeneous loans	4,636,376	4,205,143
Impaired loans, included in nonaccrual loans	4,616,376	3,550,936
Impaired loans with no allowance for loan losses allocated	3,380,537	3,550,936
Amount of the allowance for loan losses allocated	772,000	-

During the year ended December 31:
Average of impaired loans during the year	$3,522,152	$2,518,559
Interest income recognized during impairment	44,835	55,904
Cash-basis interest income recognized during impairment	44,835	55,904

Interest income foregone on nonaccrual loans	$238,239	$191,756

NOTE 3 – LOANS (continued)

Loans to principal officers, directors and their affiliates in 2008 were as follows:

Balances, January 1	$4,034,258
New loans	87,593
Repayments	(210,101)
Balances, December 31	$3,911,750

NOTE 4 – OTHER REAL ESTATE OWNED

Other real estate owned was as follows for the years ended December 31:

	2008	2007
Residential real estate	$2,430,803	$136,716
Land development	2,784,893	2,279,651
Total real estate owned	$5,215,696	$2,416,367

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense.

Costs after acquisition are expensed. Expenditures that improve the fair value of the property are capitalized. It is the Company’s intention to make periodic reassessments of the value of assets held in this category and record valuation adjustments or write-downs as the reassessments dictate.  Real estate owned at December 31, 2008 and December 31, 2007 includes a property placed into receivership until it can be improved and sold in an orderly fashion.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment were as follows at December 31:

	2008	2007

Land	$638,786	$524,559
Office building	2,031,368	1,477,141
Leasehold improvements	764,767	761,039
Furniture, fixtures and equipment	1,769,025	1,648,131
Premises and equipment, cost	5,203,946	4,410,870
Less: Accumulated depreciation	(1,919,062)	(1,508,964)

Premises and equipment, net	$3,284,884	$2,901,906

During the years ending December 31, 2008 and 2007, depreciation expense was $410,098 and $400,305, respectively. Depreciation expense includes amortization of assets leased under capital leases.

The Company’s main banking office is located in leased premises at 305 West Liberty Street in Wooster, Ohio. Monthly rent for the first five years, which ended in April 2006, was $4,200 plus an amount equal to the monthly payment to amortize the construction costs of $550,000 over 180 months, with an interest rate of 10%. The base rent increases every five years by the percentage increase in the Consumer Price Index over the same five-year period. The monthly base rent increased to $5,562 in May 2006. The final scheduled increase in base rent will occur in May 2011 when it will increase to $7,108. Base rent will remain at that level until the expiration of the lease in April 2016. The building portion of the lease is accounted for as a capital lease while the land portion of the lease is accounted for as an operating lease, due to the land exceeding 25% of the total fair value of the property.

NOTE 5 - PREMISES AND EQUIPMENT (continued)

The Bank’s operations center is located at 2375 Benden Drive, Suite C Wooster, Ohio.  In 2007, the Bank entered into a five year operating lease agreement for the property. Annual rent payments are $23,004 for the first year, then increase annually as follows: $28,752 for the second year, $34,500 for the third year, $40,248 for the fourth year and $45,996 for the fifth year. At the end of the initial five years, the Bank has the right to extend the term of the lease for five additional one year terms. The rent will increase 3.0% for each renewal term.

The Stark County banking office is located at 4026 Dressler Road in Canton, Ohio.  In 2001, the Bank entered into a ten-year operating lease agreement for the property with two five-year renewal options.  The rent under the lease increased to $88,851 for the second five years of the original term of the lease and would increase 15% for the final five-year renewal term.

The Milltown banking office is located at 3562 Commerce Parkway in Wooster, Ohio. The Bank assumed an operating lease on the property upon the consummation of a purchase and assumption agreement (discussed in Note 6) in August 2004, and subsequently purchased the building in 2008.

The North Canton banking office is located at 600 South Main Street in North Canton, Ohio.  The Bank owns the land and building, which was constructed during 2005.

Rent expense was $264,800 and $266,800 for the years ended December 31, 2008 and 2007, respectively.  Estimated rental commitments under all leases for their non-cancelable periods were as follows as of December 31, 2008:
	Operating	Capital
	Leases	Leases

2009	$155,686	$101,983
2010	161,434	101,983
2011	81,537	111,143
2012	67,328	115,724
2013	40,497	115,724
Thereafter	94,493	270,023

Total minimum lease payments	$600,975	$816,580

Amounts representing interest		(347,520)

Present value of minimum lease payments		$469,060

NOTE 6 – INTANGIBLE ASSETS

As a result of a branch acquisition in 2004, the Bank recorded intangible assets of $749,600 related to identifiable intangibles. Accumulated amortization at December 31, 2008 and 2007 totaled $689,700 and $599,300, respectively.  The asset is being amortized over an estimated life of six years using the sum-of-the-years’ digits method.  Amortization expense totaled $90,400 and $132,100 during 2008 and 2007 respectively.  The following table summarizes estimated amortization expense for the remainder of the asset’s estimated useful life:

2009	$49,632
2010	10,269

NOTE 7 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $27,911,600 and $26,690,700 at December 31, 2008 and 2007, respectively.

Scheduled maturities of certificates of deposit were as follows at December 31, 2008:

2009	$35,111,126
2010	19,723,303
2011	8,521,252
2012	1,997,992
2013	137,791
Thereafter	-

$65,491,464

Included in certificates of deposit at December 31, 2008 and 2007 were $3,159,300 and $2,961,700, respectively, obtained through the Certificate of Deposit Account Registry Service (CDARS).  This service allows deposit customers to maintain fully insured balances in excess of the $100,000 FDIC insurance limit without the inconvenience of having multiple banking relationships.  Under the reciprocal program, customers agree to allow the Bank to place their deposits with other participating banks in the CDARS program in insurable amounts under $100,000. In exchange, other banks in the program agree to place their deposits with Ohio Legacy Bank, also in insurable amounts under $100,000.

The following is a schedule of average deposit amounts and average rates paid on each category for the year ended December 31:

	2008		2007
	Average	Average	Average	Average
	Balances	Rate	Balances	Rate
Noninterest-bearing demand deposits	$16,017,000	N/A	$16,834,000	N/A
Interest-bearing demand deposits	9,294,000	1.01%	9,465,000	1.43%
Savings accounts	6,745,000	1.32	7,578,000	0.78
Money market accounts	45,316,000	2.51	45,160,000	3.82
Certificates of deposit	69,278,000	3.91	95,738,000	4.77

Total deposits	$146,650,000		$174,775,000

NOTE 8 – REPURCHASE AGREEMENTS

Repurchase agreements are financing arrangements that mature daily. Under the agreements, customers agree to maintain funds on deposit with the Bank and in return acquire an interest in a pool of securities pledged as collateral against the funds.  The securities are held in a segregated safekeeping account at the Federal Home Loan Bank.  Information concerning the repurchase agreements for 2008 and 2007 is summarized as follows:

	2008	2007
Average daily balance during the year	$1,642,594	$1,997,848
Average interest rate during the year	1.33%	4.38%
Maximum month-end balance during the year	$2,130,469	$2,981,006
Interest rate at year-end	0.37%	3.59%

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

Overnight borrowings from the FHLB totaled $6,850,000 at December 31, 2008 with a variable-rate of 0.54%, which adjusts daily. For the prior year end, overnight borrowings were $2,025,000 with a variable rate of 4.28%. The following table details FHLB term advances as of December 31:

	2008	2007
Twenty-seven month interest only advance 4.94% fixed rate, maturing April 25, 2008	-	$2,000,000
Three-year interest-only advance 4.89% fixed rate, maturing January 16, 2009	3,000,000	3,000,000
Three-year interest-only advance 5.24% fixed rate, maturing February 23, 2009	2,500,000	2,500,000
Four-year interest-only advance 4.98% fixed rate, maturing January 25, 2010	2,000,000	2,000,000
Four-year interest-only advance 5.25% fixed rate, maturing February 23, 2010	2,500,000	2,500,000
Two-year interest-only advance 3.02% fixed rate, maturing February 26, 2010	2,000,000	-
Two-year interest-only advance 2.65% fixed rate, maturing March 4, 2010	2,000,000	-
Two-year interest-only advance 3.19% fixed rate, maturing September 16, 2010	5,000,000	-
Three-year interest only advance 2.96% fixed rate, maturing March 11, 2011	2,000,000	-

	$21,000,000	$12,000,000

Each interest-only advance is payable at its maturity date and has a prepayment penalty if repaid prior to maturity.  The advances were collateralized by a blanket pledge of eligible residential real estate loans and specific securities in the available for sale portfolio.  At December 31, 2008, the Bank had approximately $11,500,000 in additional borrowing capacity available for future advances based upon current collateral.  As of December 31, 2008, required principal payments on all FHLB advances over the next five years were as follows:

2009	$5,500,000
2010	13,500,000
2011	2,000,000
$21,000,000

NOTE 10 – FAIR VALUE MEASUREMENT

Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions that market participants would use in pricing an asset or liability.

The Company uses the following methods and significant assumptions to estimate fair value.

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

NOTE 10 – FAIR VALUE MEASUREMENT (continued)

Assets measured at fair value on a recurring basis are summarized below:

	December 31, 2008	Quoted Prices on Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities	$32,726,863	$58,000	$32,668,863	$-

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	December 31, 2008	Quoted Prices on Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$1,002,322	$-	$-	$1,002,322

Level 2 inputs, which are quoted prices from a third party in non-active markets were obtained on a limited number of loans. Impaired loans are generally measured for impairment using the fair value of the loan, or the fair value of the collateral for collateral-dependent loans, which is a Level 3 input. Some impaired loans are charged down to the fair value of the loan or the fair value of the collateral. Impaired loans carried at fair value had a principal balance after partial charge downs of $1,774,322, with an additional specific allocation of the allowance for loan losses of $772,000. Impairment charges which were reflected as charge-offs or specific allocations through the allowance for loan losses resulted in an additional provision for loan loss during the period of $824,493.

Carrying amounts and estimated fair values of financial instruments were as follows at December 31:

NOTE 10 – FAIR VALUE MEASUREMENT (continued)

	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,468,000	$11,468,000	$7,115,205	$7,115,000
Certificate of deposit in financial institution	100,000	100,000	100,000	100,000
Securities available for sale	32,727,000	32,727,000	29,010,334	29,010,000
Securities held to maturity	3,000,000	3,004,000	3,002,754	2,995,000
Loans held for sale	1,012,000	1,038,000	911,906	927,000
Loans, net	126,836,000	133,500,000	131,642,471	131,861,000
Accrued interest receivable	602,000	602,000	632,311	632,000

Financial liabilities:
Deposits	$(145,705,000)	$(146,982,000)	$(147,349,352)	$(147,880,000)
Repurchase agreements	(1,406,000)	(1,406,000)	(2,022,869)	(2,023,000)
Overnight FHLB advances	(6,850,000)	(6,850,000)	(2,025,000)	(2,025,000)
FHLB advances	(21,000,000)	(21,286,000)	(12,000,000)	(12,056,000)
Accrued interest payable	(236,000)	(236,000)	(278,509)	(279,000)

Carrying amount is the estimated fair value for cash and cash equivalents, federal bank stock, accrued interest receivable and payable, noninterest-bearing demand deposits and variable-rate loans, deposits that reprice frequently and fully, repurchase agreements, certificates of deposit in financial institutions and overnight FHLB advances.  Security fair values are based on market prices or dealer quotes. For fixed-rate loans or deposits and for variable-rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  The fair value of borrowings is based upon current rates for similar financing over the remaining terms of the borrowings. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. The estimated fair value for other financial instruments and off-balance sheet loan commitments are considered nominal.

NOTE 11 - INCOME TAXES

Income tax expense (benefit) was as follows during the years ended December 31:

	2008	2007

Current federal	$-	$(568,726)
Deferred federal	(2,109,363)	(634,938)
Change in valuation allowance	2,109,363	1,328,041

Total income tax expense	$-	$124,377

Effective tax rates differ from federal statutory rates applied to financial statement earnings (loss) due to the following:

NOTE 11 – INCOME TAXES (continued)

	2008	2007

Federal statutory rate (34%) times financial statement earnings (loss)	$(2,056,010)	$(1,194,847)

Effect of:
Tax exempt income net of disallowed interest expense	(36,673)	(30,775)
Stock based compensation	8,971	16,801
Change in valuation allowance	2,109,363	1,328,041
Dividends received deduction	(32,526)	-
Other, net	6,875	5,157

Total income tax expense (benefit)	$-	$124,377

Deferred tax assets and liabilities were due to the following at December 31:

	2008	2007
Deferred tax assets:
Allowance for loan losses	$882,306	$301,960
Deferred loan fees	40,156	53,564
Deferred and accrued compensation	15,280	62,819
Nonaccrual loan interest income	-	7,142
Intangible asset amortization	160,873	147,122
Stock based compensation	13,410	13,410
REO valuation allowance	518,007	343,943
Net operating loss carryforward	854,390	482,469
Other than temporary impairment of securities	972,068	-
Depreciation	40,177	-
Tax credit carryforward	14,093	-
Other	17,484	10,849
Total deferred tax assets	3,528,244	1,423,278

Deferred tax liabilities:
Depreciation	-	(13,294)
Unrealized gain on securities available for sale	(119,439)	(2,027)
Prepaid expenses	(32,270)	(36,883)
FHLB stock dividends	(58,480)	(45,016)
Other	(90)	(44)
Total deferred tax liabilities	(210,279)	(97,264)
Net deferred tax assets before valuation allowance	3,317,965	1,326,014
Less valuation allowance	(3,437,404)	(1,328,041)
Net deferred tax assets (liabilities)	$(119,439)	$(2,027)

A valuation allowance of $3,437,404 was recorded to reduce the carrying amount of the Company’s net deferred tax asset to zero.

At year-end 2008, the Company had net operating loss carryforwards of approximately $2,513,000 that will expire as follows: $1,419,000 on December 31, 2027 and $1,094,000 on December 31, 2028. In addition, the Company has approximately $14,000 of alternative minimum tax credits that may be carried forward indefinitely.

NOTE 11 – INCOME TAXES (continued)

At December 31, 2008 and December 31, 2007, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to change significantly within the next twelve months.

The Company and its subsidiary are subject to U.S. federal income tax. The Company is no longer subject to examination by federal taxing authorities for tax years prior to 2005. The tax years 2005, 2006 and 2007 remain open to examination by the U.S. taxing authorities.

NOTE 12 - STOCK-BASED COMPENSATION

The Company granted 150,000 warrants (Director Warrants) to organizers of the Company at the time of closing of the 2000 Offering.  The Director Warrants vested in equal percentages each year over a three-year period from the date of grant.  Each warrant entitles the holder to purchase a share of common stock at $10.00 per share and will expire ten years from the date of issuance.  At December 31, 2008, all Director Warrants were vested and exercisable and none have been exercised or forfeited to date.

The Company’s Board of Directors has adopted an Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan (Stock Ownership Plan).  A total of 400,000 common shares are available for grants under the Stock Ownership Plan. The following types of awards may be granted under the Stock Ownership Plan to eligible persons:  nonqualified stock options, incentive stock options and restricted stock.  Under the Stock Ownership Plan, each nonemployee Director may be granted 2,500 nonqualified options at the time or soon after, that person first becomes a Director. This initial option grant will vest annually in equal amounts over a five-year term.  In addition, each nonemployee Director may receive an annual grant of up to 1,000 nonqualified options during his or her tenure on the Board, which will vest immediately. No Director grants were made in 2008.  Employee option grants usually vest three years from the date of grant.  The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant.  In the event of a change in control of the Company, all outstanding options may become immediately exercisable in full at the discretion of the Compensation Committee of the Board of Directors.  Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement. Management expects 100% of the options to vest.

The following table details stock option grants under the Stock Ownership Plan during the year ended December 31:

	2008
		Weighted
		Average
		Exercise
	Options	Price

Outstanding at January 1	214,150	$10.86

Granted	-	-
Forfeited	(29,450)	10.36
Exercised	-	-

Outstanding at December 31	184,700	$10.69

Exercisable at December 31	163,000	$10.89

	2008	2007
Weighted average fair value of options granted during the year:	$-	$3.77

NOTE 12 – STOCK BASED COMPENSATION (continued)

No options were exercised in 2008 or 2007.

Options outstanding at December 31, 2008 were as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$8.28 - $9.99	50,450	6.45	$9.01	28,750	$8.93
$10.00	46,000	3.51	10.00	46,000	10.00
$12.00	88,250	5.96	12.00	88,250	12.00

	184,700	5.48	$10.69	163,000	$10.89

The intrinsic value of options outstanding as of December 31, 2008 was $0.  The intrinsic value of exercisable options was also $0.

The fair value of common stock options was computed using the Black-Scholes option pricing model. The following table details the assumptions used to value stock options granted during the year ended December 31, 2007, as of the grant date.  No options were granted in 2008. Expected volatilities are based on historical volatilities of the Company’s common stock.  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable and dividends are not currently being paid.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

May
2007
Stock
Options
Options granted	5,000
Fair value, calculated	$3.77
Exercise price	$8.28
Risk-free interest rate, 10-year Treasury	4.64%
Expected stock price volatility	22.52%
Expected dividend rate	None
Expected life	10 years

The compensation cost yet to be recognized for stock options that have been awarded but not vested is as follows:

Compensation
Costs

2009	$17,429
2010	2,081
Total	$19,510

NOTE 13 – REGULATORY CAPITAL MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. Failure to meet capital requirements can initiate regulatory action At December 31, 2008, the Bank met the definition of undercapitalized as described above.

On February 17, 2009, the Company entered into an Order of Consent with the Comptroller of the Currency of the United States of America. As more fully described in Note 17, the Order requires the Bank to increase its capital to certain specified levels.

Actual and required capital amounts (in thousands) and ratios are presented below at December 31:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2008
Total capital to risk-weighted assets
Ohio Legacy Bank	$10,454	7.6%	$10,938	8.0%	$13,673	10.0%

Tier 1 capital to risk-weighted assets
Ohio Legacy Bank	8,734	6.4	5,469	4.0	8,204	6.0

Tier 1 capital to average assets
Ohio Legacy Bank	8,734	4.8	7,262	4.0	9,078	5.0

2007
Total capital to risk-weighted assets
Ohio Legacy Bank	$16,189	11.5%	$11,298	8.0%	$14,123	10.0%

Tier 1 capital to risk-weighted assets
Ohio Legacy Bank	14,566	10.3	5,649	4.0	8,474	6.0

Tier 1 capital to average assets
Ohio Legacy Bank	14,566	8.1	7,213	4.0	9,017	5.0

The payment of dividends by the Bank to Ohio Legacy is subject to restrictions by regulatory agencies.  These restrictions generally limit dividends to the sum of current year’s and the prior two years’ retained earnings, as defined.  In addition, dividends may not reduce capital levels below the minimum regulatory requirements as described above. Based on its year to date and previous year’s earnings, the Company is not able to declare dividends without prior approval from its regulators. In addition to the dividend restrictions above, the Bank is not permitted to issue brokered deposits without prior approval from its regulators

NOTE 14 - LOAN COMMITMENTS AND RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments to make loans are generally made for periods of 30 days or less. The contractual amount of loan commitments with off-balance sheet risk was as follows at December 31:

	2008	2007
Commitments to make loans:
Variable-rate	$1,486,000	$1,803,000

Unused lines of credit, variable-rate	$14,524,000	$17,982,000
Standby letters of credit	$153,000	$100,000

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS	As of December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$862,533	$468,449
Investment in subsidiary, Ohio Legacy Bank, N.A.	9,166,566	14,733,066
Other assets	11,257	180,463

Total assets	$10,040,356	$15,381,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	519,499	68,335
Shareholders’ equity	9,520,857	15,313,643

Total liabilities and shareholders’ equity	$10,040,356	$15,381,978

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF OPERATIONS	For the year ended December 31,
	2008	2007

Interest income	$-	$-
Interest expense	-	(190,212)
Net interest expense	-	(190,212)

Gain (loss) on investment in Ohio Legacy Trust I	-	754
Professional fees	(140,872)	(171,714)
Other expense	(85,414)	(74,193)
Loss before undistributed earnings of subsidiary	(226,286)	(435,365)

Equity in undistributed earnings (loss) of subsidiary	(5,820,803)	(3,194,741)
Earnings (loss) before income taxes	(5,820,089)	(3,630,106)

Income tax expense (benefit)	-	8,527

Net earnings (loss)	$(6,047,089)	$(3,638,633)

CONDENSED STATEMENTS OF CASH FLOWS	For the year ended December 31,
	2008	2007

Cash flows from operating activities:
Net earnings (loss)	$(6,047,089)	$(3,638,633)
Adjustments:
Equity in undistributed (earnings) loss of subsidiary	5,820,803	3,194,741
(Gain) loss on investment in Ohio Legacy Trust I	-	(754)
Stock based compensation expense		-
Net change in other assets and other liabilities	620,370	267,930
Net cash used by operating activities	394,084	(176,716)

Cash flows from investing activities
Capital from bank subsidiary	-	2,700,000
Net cash from investing activities	-	2,700,000

Cash flows from financing activities:
Repayment of subordinated debenture	-	(3,325,000)
Net cash from financing activities	-	(3,325,000)

Net change in cash and cash equivalents	394,084	(801,716)
Beginning cash and cash equivalents	468,449	1,270,165

Ending cash and cash equivalents	$862,533	$468,449

NOTE 16 – OTHER COMPREHENSIVE INCOME (LOSS)

Components of other comprehensive income (loss) and the related tax effects were as follows during the year ended
December 31:

	2008	2007
Unrealized holding gains on available for sale securities during the period	$(2,513,695)	$400,757
Reclassification adjustment for losses realized in income	2,859,024	340,066
	345,329	740,823

Tax effect	(117,412)	(251,879)
Other comprehensive income	$227,917	$488,944

NOTE 17 – CONSENT ORDER

The Board of Directors of the Bank entered into a Consent Order with the Bank’s primary federal regulator, the Office of the Comptroller of the Currency (“OCC”) dated February 17, 2009.  The Consent Order required the Board of Directors to submit a capital plan to the Assistant Deputy Comptroller that included specific plans to achieve and maintain a minimum ratio of Tier 1 capital to average assets of 8.75% and a minimum ratio of Total capital to risk-weighted assets of 13.25% by August 31, 2009.  The Board of Directors submitted the capital plan, which includes the engagement of an advisory firm to seek out capital investment from parties not currently affiliated with the Company or the Bank or attracting a merger partner.  The Company’s management and board of directors are in active discussions with several parties in an attempt to achieve one of these objectives.  Additionally, the capital plan calls for management to continue to manage the Bank’s assets with the goal of protecting and growing capital and reducing the level of criticized assets.

The Order provides that the OCC shall maintain the ability to take any action the OCC deems appropriate in fulfilling its regulatory and supervisory responsibilities during the term of the Consent Order or upon the failure of the Bank to comply with the terms of the Consent Order.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Ohio Legacy Corporation
Wooster, Ohio

We have audited the accompanying consolidated balance sheets of Ohio Legacy Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Legacy Corporation at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 17 to the consolidated financial statements, the Company’s bank subsidiary is considered undercapitalized as of December 31, 2008 based on regulatory standards, and has entered into a consent order with its primary federal regulator that requires, among other provisions, that it achieve regulatory capital thresholds by August 31, 2009 that are significantly in excess of its current actual capital levels. This capital deficiency raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Crowe Horwath LLP
/s/ Crowe Horwath LLP

Cleveland, Ohio
March 31, 2009

EXECUTIVE OFFICERS OF OHIO LEGACY CORP AND OHIO LEGACY BANK, N.A.

D. Michael Kramer, President and Chief Executive Officer
Gregory A. Spradlin, Senior Vice President and Chief Credit Officer
Vanessa M. Richards, Senior Vice President and Chief Financial Officer

DIRECTORS OF OHIO LEGACY CORP

D. William Allen	Gregory A. Long
Chief Financial Officer,	President, Long, Cook & Samsa, Inc. CPA's
National Pro Football Hall of Fame	Wooster, Ohio
Canton, Ohio

J. Edward Diamond	Daniel H. Plumly, Chairman
Private investor	Member, Critchfield, Critchfield & Johnston, Ltd.
Canton, Ohio	Wooster, Ohio

Robert F. Belden	D. Michael Kramer
President, Belden Brick Company	President and Chief Executive Officer
Canton, Ohio	Ohio Legacy Corp and Ohio Legacy Bank, N.A.
Wooster, Ohio

Scott J. Fitzpatrick	Melvin Yoder
Partner, Fitzpatrick Enterprises	President, Yoder Lumber
Canton, Ohio	Sugarcreek, Ohio

Thomas W. Schervish
President, Stark Management Services
Canton, Ohio

CORPORATE AND BANK LOCATIONS

Main Office	Milltown Office	Canton Office	North Canton Office
305 West Liberty Street	3562 Commerce Parkway	4026 Dressler Road NW	600 South Main Street
Wooster, Ohio 44691	Wooster, Ohio 44691	Canton, Ohio 44718	North Canton, Ohio 44718

Corporate Office and Operations Center
2375 Benden Drive Suite C.
Wooster, Ohio 44691

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

No changes in or disagreements with the independent accountants on accounting and financial disclosure have occurred.

Item 9A(T). Controls and Procedures.

The management of Ohio Legacy Corp is responsible for establishing and maintaining effective disclosure controls and procedures, as defined under Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934. As of the end of the period covered by this report, an evaluation was performed under the supervision, and with the participation of management, including the Chief Executive Officer and acting Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures. Based on that evaluation, management concluded that the Company's disclosure controls and procedures as of December 31, 2008, were effective in ensuring that information required to be disclosed in this Annual Report on Form 10-K was recorded, processed, summarized and reported within the time period required by the United States Securities and Exchange Commission's rules and forms. The Report of Management on the Company’s Internal Controls Over Financial Reporting appears as Exhibit 31.3 on page 66.

There have been no significant changes in our internal control over financial reporting that occurred during the fourth quarter of 2008 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information.

There are no matters to be reported under this item.

ANNEX A

Financial Advisor’s Opinion

[LETTERHEAD OF STIFEL, NICOLAUS & COMPANY, INCORPORATED]

November 23, 2009

Board of Directors
Ohio Legacy Corp.
305 West Liberty Street
Wooster, Ohio 44691

Members of the Board of Directors:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Ohio Legacy Corp. (“OLCB” or the “Company”) has entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Excel Financial, LLC (“the Buyer”), pursuant to which OLCB will issue and sell to the Buyer 15,000,000 common shares, without par value, of OLCB (the “Shares”) for $1.00 per Share, or $15,000,000 in the aggregate (the “Consideration”), on the terms and conditions more fully set forth in the Purchase Agreement (the “Transaction”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company pursuant to the Purchase Agreement in connection with the Transaction (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a copy of the Purchase Agreement dated November 15, 2009;

(ii)
reviewed the audited consolidated financial statements of the Company as of December 31, 2008, 2007 and 2006 and the related audited consolidated statements of income, shareholders’ equity and cash flows for each of such fiscal years contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008; together with the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009, and September 30, 2009;

(iii)	reviewed and analyzed certain other publicly available information concerning OLCB;

(iv)	reviewed certain non-publicly available information regarding the Company’s business plans and other internal financial statements and analyses relating to the business of the Company;

(v)	participated in certain discussions and negotiations between representatives of OLCB and the Buyer regarding the terms of the Transaction and the Purchase Agreement and other matters;

(vi)	reviewed the reported prices and trading activity of the equity securities of OLCB;

(vii)	analyzed certain publicly available information concerning the terms of selected transactions that we considered relevant to our analysis;

(viii)	discussed the past and current operations, financial condition and future prospects of the Company with senior executives of the Company;

(ix)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xi)
took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of OLCB, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to us by OLCB, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of OLCB as to the future operating and financial performance of OLCB and that they provided a reasonable basis upon which we could form our opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed, without independent verification and with your consent, that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of OLCB since the date of the last financial statements made available to us, and that the aggregate allowances for loan losses set forth in the financial statements of OLCB are in the aggregate adequate to cover all such losses without considering the current credit, liquidity and regulatory issues facing OLCB.  We did not make or obtain any independent evaluation, appraisal or physical inspection of OLCB’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of OLCB.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.  We relied on advice of OLCB’s counsel as to certain legal and tax matters with respect to OLCB, the Purchase Agreement and the Transaction and other transactions and other matters contained or contemplated therein.  We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals and that all conditions to the Transaction will be satisfied and not waived.  We have also assumed that the Transaction will be consummated substantially on the terms and conditions described in the Purchase Agreement, without any waiver of material terms or conditions by OLCB or the Buyer and without any change to the structure of the Transaction, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on the Company.

Our Opinion is limited to whether the Consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.  Neither our Opinion nor these materials consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by OLCB’s Board of Directors (the “Board”) or OLCB; (ii) the legal, tax or accounting consequences of the Transaction on OLCB or its shareholders; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Transaction on, or the fairness of the consideration to be received by holders of, any class of securities of OLCB; (v) any advice or opinions provided by Critchfield, Critchfield & Johnston, Ltd. or any other advisor to OLCB or the Buyer; (vi) whether the Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration; or (vii) whether OLCB is or will be eligible or approved to participate in the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008.  Furthermore, our Opinion does not express any opinion as to the prices, trading range or volume at which the securities of OLCB will trade after the date hereof or following consummation of the Transaction.

We are not legal, tax, regulatory or bankruptcy advisors.  We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies.  Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of OLCB.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter.  It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion.

You have informed us that it is highly unlikely that OLCB would be afforded the opportunity to execute a stand-alone business plan given that it is already in violation of certain terms of its Consent Order and has subsequently been issued a Prompt Corrective Action notice in connection with its falling below adequately-capitalized standards. You have also informed us that without additional capital, it is not likely that OLCB will survive as a stand-alone entity.

Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Transaction and is not to be relied upon by any shareholder of OLCB, or any other person or entity.  Our Opinion does not constitute a recommendation to the Board or any shareholder of OLCB as to how the Board or such shareholder should vote on the Transaction, or whether or not any OLCB shareholder should enter into a voting, shareholders’ or affiliate agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.  In addition, the Opinion does not compare the relative merits of the Transaction with any other alternative transaction or business strategy which may have been available to the Board or the Company and does not address the underlying business decision of the Board or OLCB to proceed with or effect the Transaction.

We have acted as financial advisor to OLCB in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transaction (the “Advisory Fee”).  We have also acted as financial advisor to the Board and will receive a fee upon delivery of our Opinion that is not contingent upon consummation of the Transaction (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon successful consummation of the Transaction.  In addition, OLCB has agreed to indemnify us for certain liabilities arising out of our engagement.  In the past, Stifel Nicolaus has performed investment banking services for the Company, for which Stifel Nicolaus received customary compensation.  There are no other material relationships that existed during the two years prior to the date of our Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and the Company or any other party to the Transaction. Stifel Nicolaus may seek to provide investment banking services to OLCB, the Buyer or either of their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients trade in the securities of OLCB, including as a market maker of OLCB’s common stock, and, accordingly, may at any time hold a long or short position in such securities.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this Opinion.  Our Opinion may not be published, quoted or otherwise used or referred to, in whole or in part, nor shall any public reference to Stifel Nicolaus or this Opinion be made, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Transaction or otherwise, nor shall our Opinion be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company pursuant to the Purchase Agreement in connection with the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated
STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX B

Form of Amendment to Articles of Incorporation

The first paragraph of Article FOURTH will be amended to read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty Two Million Five Hundred Thousand (22,500,000) shares of Common Stock, without par value, and Five Hundred Thousand (500,000) shares of Serial Preferred Stock, without par value.

B-1

ANNEX C

STOCK PURCHASE AGREEMENT

By and Among

Excel Financial, LLC,
As Purchaser,

And

Ohio Legacy Corp.,
As Issuer

And

Ohio Legacy Bank, National Association,
the Wholly-Owned Subsidiary of Ohio Legacy Corp.

Dated November 15, 2009

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of November 15, 2009, is made by and among Excel Financial, LLC, a limited liability company formed under Delaware law (“Excel”); Ohio Legacy Bank, National Association, a national bank formed under federal law (the “Bank”); and Ohio Legacy Corp., a corporation formed under Ohio Law (“OLC”);

Recitals:

Whereas, the authorized capital of OLC consists of 5,000,000 common shares, without par value (the “OLC Common Shares”), 2,214,564 of which are issued and outstanding, and 500,000 preferred shares, without par value, none of which is issued or outstanding; and

Whereas, in accordance with the terms and subject to the conditions of this Agreement, Excel desires to purchase from OLC, and OLC desires to issue and sell to Excel, 15,000,000 OLC Common Shares (the “Purchased Shares”);

Now, Therefore, Excel, the Bank and OLC, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions

1.01        Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning as defined in Section 5.05.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” means this Stock Purchase Agreement, as amended or modified from time to time in accordance with Section 8.02.

“Associate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

“Bank” means has the meaning set forth in the recitals to this Agreement.

“Bank Articles” means the Articles of Association of the Bank.

“Bank Board” means the Board of Directors of the Bank.

“Bank Bylaws” means the Bylaws of the Bank.

“Bank Common Shares” means the shares of common stock, par value $1.00 per share, of the Bank.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 4.02(m)(i).

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Consultants” has the meaning set forth in Section 4.02(m)(i).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the issuance and sale by OLC, and the purchases and acceptance by Excel, of the Purchased Shares; (b) the OLC Shareholder Approvals; (c) the Corporate Transactions; (d) the resignation of the directors of OLC and the Bank as of the Effective Time; (e) the resignation of the officers of OLC and the Bank as provided in Section 2.04(a)(iii) as of the Effective Time; (f) the appointment of the Persons to fill the vacancies created by the resignations pursuant to Section 2.04(a)(iii) as provided in Section 2.04(a)(iv)  as officers and directors of the Bank and OLC as of the Effective Time; (g) the employment of Rick Hull as President and Chief Executive Officer of the Bank and Denise Penz as Executive Vice President and Chief Operating Officer of the Bank, each as of the Effective Time pursuant to the Employment Agreements; (h) the execution, delivery, and performance of the other agreements, instruments and documents referred to herein and contemplated hereby; and (i) the performance by Excel and Legacy of their respective covenants and obligations under this Agreement and such other agreements.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Corporate Transactions” means (i) the increase in the number of authorized OLC Common Shares from 5,000,000 to 22,500,000 OLC Common Shares, and (ii) the issuance and sale by OLC, and the purchase and acceptance by Excel, of the Purchased Shares pursuant to Article EIGHTH of the OLC Articles, Sections 1701.83 and 1701.831 of the OGCL and the rules and regulations of NASDAQ.

“CRA” has the meaning set forth in Section 4.02(aa).

“Directors” has the meaning set forth in Section 4.02(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 4.01.

“Dissenting Shares” means OLC Common Shares not voted by the holder thereof in favor of any Corporate Transaction and otherwise entitled to dissenters’ rights under the OGCL, as to which such holder has demanded appraisal for such OLC Common Shares in accordance with Section 1701.85 of the OGCL.

“Effective Time” means 11:59 p.m., Columbus, Ohio local time, on the Closing Date.

“Employees” has the meaning set forth in Section 4.02(m)(i).

“Employment Agreements” means the Employment Agreements to be entered into as of the Effective Time by and between the Bank and (a) Rick Hull and (b) Denise Penz.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and all state counterparts thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” has the meaning set forth in Section 4.02(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 4.02(m)(iii).

“Excel” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and the rules and regulations thereunder and under any successor law.

“Expense Reimbursement” has the meaning set forth in Section 7.03.

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental body, authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, or the regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, waste, substance or material within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, dangerous or toxic chemical waste, substance or material.

“Information” has the meaning set forth in Section 5.13.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to Excel, the knowledge of any officer of Excel with the title of not less than a vice president and, with respect to Legacy, the knowledge of any officer of the Bank or OLC with title of not less than a vice president.  An officer of Excel or Legacy shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Legacy” means OLC and the Bank, collectively.

“Legacy’s Financial Statements” has the meaning set forth in Section 4.02(g)(i).

“Lien” means any charge, mortgage, condition, community property interest, equitable interest, option, right of first refusal, pledge, security interest, claim, lien, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loan” means any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets).

“Material Adverse Effect” means, with respect to Excel or Legacy, as the context may require, any effect that (a) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of Excel, taken as a whole, or Legacy, taken as a whole, as applicable, or (b) would materially impair the ability of Legacy or Excel to perform its obligations under this Agreement or otherwise materially Threaten or materially impede the consummation of the Contemplated Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (x)  changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the Contemplated Transactions or (y) actions or omissions of a party which have been waived in accordance with Section 8.02 hereof.  For the avoidance of doubt, the terms “material” and “materially” when used in lower case shall have their traditional and customary meanings.

“Material Contracts” shall mean Contracts of the types set forth in Section 4.02(k)(i).

“Maximum Premium” has the meaning set forth in Section 5.15.

“NASDAQ” means the NASDAQ Stock Market, LLC.

“OCC” has the meaning set forth in Section 4.02(a)(ii).

“OGCL” means the Ohio General Corporation Law.

“OLC” has the meaning set forth in the recitals to this Agreement.

“OLC Articles” means the Second Amended and Restated Articles of Incorporation of OLC, as amended.

“OLC Board” means the Board of Directors of OLC.

“OLC Code” means the Code of Regulations of OLC, as amended.

“OLC Common Shares” has the meaning set forth in the recitals to this Agreement.

“OLC SEC Documents” has the meaning set forth in Section 4.02(jj)

“OLC Shareholder Approvals” means the approval by the requisite vote of the OLC Common Shares at the OLC Shareholder Meeting of (i) the increase in the authorized OLC Common Shares from 5,000,000 to 22,500,000 OLC Common Shares and (ii) the issuance and sale by OLC, and the purchase and acceptance by Excel, of the Purchased Shares in accordance with Article EIGHTH of the OLC Articles, Sections 1701.83 and 1701.831 of the OGCL, rules and regulations of NASDAQ and applicable law.

“OLC Shareholder Meeting” means the meeting of the shareholders of OLC duly and validly called for the purpose of obtaining the OLC Shareholder Approvals.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 4.02(m)(ii).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Pool” has the meaning set forth in Section 4.02(v)(vii).

“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule.

“Proceeding” means any action, arbitration, audit, claim, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 4.02(kk).

“Purchased Shares” has the meaning set forth in the recitals of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.02.

“Regulatory Authorities” has the meaning set forth in Section 4.02(i)(i).

“Regulatory Order” has the meaning set forth in Section 4.02(i)(i).

“Representative” means, with respect to a particular Person, any director, officer, employee, member, agent, consultant, advisor, or other representative of such Person, including, without limitation, legal counsel, accountants, and financial advisors.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules thereunder or under any successor law.

“Subsidiary” of any Person means an Affiliate controlled by such Person, directly or indirectly through one or more intermediaries.

“Superior Proposal” has the meaning set forth in Section 5.05.

“Takeover Laws” has the meaning set forth in Section 4.02(o).

“Tax” and “Taxes” means (a) all federal, state, local, foreign or other taxes, charges, fees, levies, assessments, tariffs or duties of any kind, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract, and (b) any transferee liability in respect of any items described in clause (a) above.

“Tax Returns” means any return, amended return, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns or statements required to be supplied to a Governmental Authority in connection with Taxes) with respect to any Tax, including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 7.02.

“Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any overt demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Treasury Shares” means any OLC Common Shares held by OLC or the Bank, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

1.02        Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)           the singular number includes the plural number and vice versa;

(ii)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)         reference to any gender includes each other gender;

(iv)         reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)          “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi)         “including,” “include” and “includes” means including without limiting the generality of any description preceding such term;

(vii)        “or” is used in the inclusive sense of “and/or”;

(viii)       references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

1.03         Legal Representation of the Parties.  This Agreement was negotiated by the parties hereto with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.  This Agreement was mutually negotiated by the parties and shall not be construed against either party as the drafting party.

ARTICLE II
Sale and Issuance of the Purchased Shares; Closing

2.01        Purchased Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, OLC shall issue and sell the Purchased Shares to Excel, and Excel shall purchase and accept the Purchased Shares from OLC, free and clear of all Liens.  Upon issuance by OLC and Excel’s payment of the Purchase Price, the Purchased Shares shall be duly and validly issued, fully-paid and nonassessable.

2.02        Purchase Price.  The purchase price to be paid by Excel to OLC for the sale and issuance of the Purchased Shares shall be $1.00 per share, or $15,000,000 in the aggregate (the “Purchase Price”).  In accordance with Section 2.04(b)(i), at the Closing, the Purchase Price shall be delivered by Excel to OLC by wire transfer of immediately available funds.

2.03        Closing.  Unless this Agreement is terminated pursuant to Section 7.01, the issuance and sale of the Purchased Shares shall take place at the offices of Excel’s counsel, Vorys, Sater, Seymour and Pease LLP, located at 52 East Gay Street, Columbus, Ohio 43215, commencing at 10:00 a.m. (local time) on December 31, 2009, or at such other place and time as the parties hereto may mutually agree in writing (the “Closing”).  Failure to consummate the Contemplated Transactions on the date and at the place determined pursuant to this Section 2.03 will not result in termination of this Agreement and will not relieve any party of any obligations hereunder.  In such a situation, the Closing will occur as soon as practicable thereafter, unless this Agreement is terminated pursuant to Section 7.01.

2.04        Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Legacy shall deliver (or cause to be delivered) to Excel, unless waived by Excel:

(i)           a certificate evidencing the Purchased Shares, duly and validly issued by OLC in the name of Excel;

(ii)          a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Excel and duly executed on behalf of each of OLC and the Bank, certifying that the conditions to the Closing set forth in Section 6.03 have been fulfilled;

(iii)         letters of resignation, duly executed by all members of the OLC Board and the Bank Board and by the officers of the Bank and OLC who are identified by Excel before the Closing, with each resignation taking effect at the time, not earlier than the Effective Time, specified by Excel for each such resignation;

(iv)        certified resolutions of the OLC Board and the Bank Board appointing the Persons identified by Excel before the Closing, in accordance with all regulatory requirements, to fill the vacancies created by the resignations pursuant to Section 2.04(a)(iii) of this Agreement with such appointments effective not earlier than the Effective Time;

(v)         the Employment Agreements, duly executed on behalf of the Bank and OLC;

(vi)        the Legacy Disclosure Schedule, duly executed on behalf of OLC and the Bank;

(vii)       a certification of corporate existence of the Bank dated as of a date within five business days prior to the Closing, issued by the OCC;

(viii)      the Bank Articles, duly certified as of a recent date by the OCC;

(ix)         the Bank Bylaws, duly certified as of a recent date by the OCC;

(x)          a certificate of good standing of OLC dated within five business days prior to the Closing, issued by the Ohio Secretary of State;

(xi)         the OLC Articles, duly certified as of a date within five business days prior to the Closing by the Ohio Secretary of State;

(xii)        the OLC Code, duly certified by the Secretary of OLC;

(xiii)       a true and accurate copy of (A) each employment, change of control, severance or similar agreement by and between Legacy and any employee of Legacy, and (B) each agreement which is in a form acceptable to Excel and which duly and validly terminates each such agreement;

(xiv)       a true and accurate copy of (A) each agreement in respect of any option or other Right to purchase OLC Common Shares, and (B) each agreement which is in a form acceptable to Excel and which duly and validly terminates each such option or Right;

(xv)        the certification of the Bank made pursuant to Section 6.03(d) of this Agreement; and

(xvi)       any other documents, instruments and writings reasonably required by Excel to be delivered at the Closing by OLC or the Bank.

(b)           Excel shall deliver (or cause to be delivered) to Legacy, unless waived by Legacy:

(i)           the Purchase Price, by wire transfer of immediately available funds to an account specified by OLC in a writing delivered to Excel prior to the Closing Date;

(ii)          a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Legacy and duly executed on behalf of Excel by an authorized officer of Excel, certifying that the conditions to the Closing set forth in Section 6.02 have been fulfilled;

(iii)         the Excel Disclosure Schedule, duly executed on behalf of Excel; and

(iv)        any other documents, instruments and writings reasonably required by Legacy to be delivered at the Closing by Excel.

ARTICLE III
Actions Pending the Closing

3.01        Forbearances of Legacy.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Excel, OLC and the Bank shall not:

(a)           Ordinary Course.  Conduct their business other than in the Ordinary Course of Business or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon either the ability of OLC or the Bank to perform any of its respective obligations under this Agreement or prevent or materially delay the consummation of any of the Contemplated Transactions, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority;

(b)           Capital Stock.  Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional OLC Common Shares, OLC preferred shares or Bank Common Shares, any other shares of capital stock of OLC or the Bank or any Rights therefore; enter into any agreement with respect to the foregoing; permit any OLC Common Shares or Bank Common Shares or any other shares of capital stock of the Bank or OLC to become subject to grants of any stock options or other Rights; effect any recapitalization, reclassification, stock split or similar change in capitalization of OLC or the Bank; adopt, approve or otherwise take action in respect of any distribution of any or all of the Bank Common Shares owned by OLC to the shareholders of OLC or any other Person, whether by dividend, distribution, Plan of Dissolution, Plan of Liquidation or otherwise;

(c)           Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on Bank Common Shares, OLC Common Shares or any other shares of the capital stock of OLC or the Bank, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any OLC Common Shares or Bank Common Shares or other shares of their capital stock;

(d)           Compensation; Employment Agreements; Etc.  Enter into, modify, amend or renew any employment, consulting, severance, retention, change in control, or similar agreement or arrangement with any director, officer or employee of OLC or the Bank, hire or engage any full-time employee or consultant, other than to fill positions then existing, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), in each case except (i) as Previously Disclosed, (ii) for changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) in connection with the resignations included in the Contemplated Transactions;

(e)           Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) as contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant of OLC or  the Bank, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

(f)           Dispositions.  Except as Previously Disclosed, sell, transfer, mortgage, assign, gift, pledge, encumber or otherwise dispose of or discontinue any of their assets, deposits, business or properties, except in the Ordinary Course of Business for full and fair consideration actually received;

(g)           Acquisitions; Mergers.  Acquire (other than by way of foreclosures, deed in lieu of foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other Person, or merge or consolidate with or into any other Person;

(h)           Governing Documents.  Except as required by this Agreement, amend or modify (i) the Bank Articles or the Bank Bylaws, or (ii) the OLC Articles or OLC Code;

(i)           Accounting Methods.  Implement or adopt any change in their accounting principles, practices or methods, other than as may be required by GAAP;

(j)           Material Contracts.  Except in the Ordinary Course of Business, enter into or terminate any Material Contract or amend or modify in any respect any of existing Material Contracts;

(k)           Proceedings.  Except in the Ordinary Course of Business, settle any Proceeding, except for any Proceeding which does not involve precedent for other material Proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that does not have a Material Adverse Effect on OLC or the Bank;

(l)           Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to Closing set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority;

(m)           Risk Management.  Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or (iv) fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks;

(n)           Borrowings.  Borrow or agree to borrow any funds, including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the Ordinary Course of Business and with a final maturity of less than one year;

(o)           Indirect Loans.  Make or purchase, or agree to make or purchase, any indirect or brokered Loans or accept or agree to accept any brokered deposits;

(p)           Capital Expenditures.  Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually or in the aggregate exceed $5,000;

(q)           Lending.  Establish any new lending programs or make any changes in the policies of the Bank concerning which Persons may approve Loans or (ii) originate or issue a commitment to originate any Loan in a principal amount in excess of $25,000;

(r)            Taxes.  (i) Fail to prepare and file or cause to be prepared and filed, in the Ordinary Course of Business and consistent with past practice (except as otherwise required by law) and in a timely manner, all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to pay any Tax shown, or required to be shown, on any such Tax Return or (iii) make, change or revoke any Tax election or Tax accounting method or systems of internal account controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), file any amended Tax return, settle any Tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to Taxes, enter into any closing agreement, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return);

(s)           Offices and Facilities.  (i) Open, close or relocate (or enter into any Contract to open, close or relocate) any offices at which business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

(t)           Interest Rates.  Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in the Ordinary Cause of Business;

(u)           Foreclosures.  Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTM E 1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless the Bank has reason to believe such real property may contain any Hazardous Material;

(v)           Deposit Liabilities.  Cause any material adverse change in the amount or general composition of deposit liabilities, other than in the Ordinary Course of Business and with 24 hours prior notice to Excel;

(w)           Securities Transactions.  Enter into any securities transaction or otherwise acquire any investment security;

(x)           No New Subsidiaries.  Establish, acquire or otherwise create any new entity or otherwise enter into any joint venture or other association;

(y)           Jumbo Certificates of Deposit.  Originate any certificate of deposit in excess of $100,000 or reprice any such certificate in excess of the then current Federal Funds rate, other than in the Ordinary Course;

(z)           Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the Ordinary Course of Business);

(aa)        Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof which are Previously Disclosed, pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates other than compensation in the Ordinary Course of Business;

(bb)        Advertising.  Increase, reduce, diminish or otherwise materially adversely affect the existing level, quality and frequency of advertising, commercials and/or other promotional campaigns for the Bank;

(cc)         SEC Filings. Fail to timely file any filings required to be filed by OLC under the Exchange Act, or make any filings containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and each of the balance sheets or statements of condition contained in or incorporated by reference into an OLC SEC Document (including the related notes and schedules thereto) will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of OLC and the Bank for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements; or

(dd)        Commitments.  Agree or commit to do any of the foregoing (a) through (cc).

3.02         Forbearances of Excel.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of OLC, Excel shall not:

(a)           Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to Closing set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority; or

(b)           Commitments.  Agree or commit to do any of the foregoing.

ARTICLE IV
Representations and Warranties

4.01         Disclosure Schedules.  On or prior to the date hereof, Legacy delivered to Excel a schedule, and Excel delivered to Legacy a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or 4.03 or to one or more of its respective covenants contained in Article IV; provided, however, that the mere inclusion of an item in a Disclosure Schedule when listing a “material” item or an action “not in the Ordinary Course of Business” as an exception to a representation or warranty shall not be deemed an admission by a party that such item (i) represents a material exception or fact, event or circumstance, (ii) is not in the Ordinary Course of Business or (iii) or is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.  Any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed disclosed for the purpose of any other section or subsection of the Disclosure Schedule so long as, and to the extent that, the application of such disclosure to such other section or subsection is reasonably apparent.

4.02         Representations and Warranties of Legacy.  Subject to Section 4.01 and except as Previously Disclosed in a Section of the Legacy Disclosure Schedule corresponding to the relevant Section below, the Bank and OLC hereby jointly and severely represent and warrant to Excel that the following are true and correct:

(a)           Corporate Existence and Standing.

(i)           OLC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio; is duly qualified to do business and is in good standing in any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified; and is a duly registered and validly existing bank holding company under the BHCA.  Legacy has made available to Excel true and accurate copies of the OLC Articles and the OLC Code.

(ii)          The Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States; is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder; is a member of the Federal Reserve System; and is regulated by the Office of the Comptroller of the Currency (the “OCC”).  Except as Previously Disclosed, the Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in any partnership or joint venture of any kind, other than its stock of the Federal Reserve, Federal Home Loan Bank of Cincinnati, and preferred shares of FMC and FMA.  Legacy has made available to Excel true and accurate copies of the Bank Articles and the Bank Bylaws.

(b)           Capital Structure.

(i)           The authorized capital stock of OLC consists solely of 5,000,000 OLC Common Shares, 2,214,564 of which are issued and outstanding, and 500,000 preferred shares, none of which is issued or outstanding.  All outstanding OLC Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to preemptive rights.  OLC does not have any Treasury Shares.  There are no OLC Common Shares authorized and reserved for issuance, OLC does not have any Rights issued or outstanding with respect to OLC Common Shares, and OLC does not have any commitment to authorize, issue or sell any OLC Common Shares or Rights, except pursuant to this Agreement and as Previously Disclosed.  All Previously Disclosed stock options, warrants or other Rights shall be terminated effective as of the Effective Time.  OLC does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of OLC on any matter.

(ii)           The authorized capital stock of the Bank consists solely of 2,000,000 Bank Common Shares, all issued and outstanding of which are owned of record and beneficially by OLC, free and clear of all Liens.  The outstanding Bank Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to preemptive rights.  There are no Bank Common Shares authorized and reserved for issuance, the Bank does not have any Rights issued or outstanding with respect to Bank Common Shares, and the Bank does not have any commitment to authorize, issue or sell any Bank Common Shares or Rights.  The Bank does not own the equity securities of any entity and otherwise does not have any Subsidiaries.

(c)           OLC Subsidiaries.  The Bank is the only Subsidiary of OLC and OLC does not own any equity interest in any Person other than the Bank.  There are no Contracts, commitments, understandings or arrangements relating to the right of OLC to vote or to dispose of Bank Common Shares.  There are no plans, arrangements, intentions, commitments to make, or resolutions adopted, approved, or other corporate action in respect of, any distribution of any or all of the Bank Common Shares owned by OLC to the shareholders of OLC or to any other Person, whether by dividend, distribution, plan of dissolution, plan of liquidation or otherwise.

(d)           Corporate Power; Shareholder Approvals.  Each of OLC and the Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets.  Subject to the approval of this Agreement by applicable Regulatory Authorities and the OLC Shareholder Approvals, each of OLC and the Bank has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.  Other than the OLC Shareholder Approvals, no vote of the shareholders of OLC is required to consummate the transactions contemplated by this Agreement.

(e)           Corporate Authority; Authorized and Effective Agreement.  This Agreement and the Contemplated Transactions have been authorized by all necessary corporate action of OLC and the Bank prior to the date of this Agreement, except for the OLC Shareholder Approval.  This Agreement is a valid and legally binding obligation of each of OLC and the Bank, enforceable against each of them in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Regulatory Approvals; No Defaults.

(i)           Except as Previously Disclosed, no Consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Legacy in connection with the execution, delivery or performance by Legacy of this Agreement or the consummation of the Contemplated Transactions, except for (A) the filings of applications and notices, as applicable, with federal banking authorities to approve the Contemplated Transactions, (B) the receipt of the approvals set forth in Section 6.01(b) and (C) any required filings with or applications to NASDAQ.  As of the date hereof, Legacy is not aware of any reason why the approvals set forth in Section 6.01(b) will not be received without the imposition of a condition, restriction or requirement other than of the type described in Section 6.01(b).

(ii)           Subject to the receipt of the OLC Shareholder Approval, approvals set forth in Section 6.01(a) and (b), the expiration of related regulatory waiting periods, and any required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions do not and will not (A) result in a Breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, Order, governmental permit or license, or agreement, indenture or instrument of Legacy or to which Legacy or any of its properties is subject or bound, (B) constitute a Breach or violation of, or a default under, the Bank Articles, the Bank Bylaws, the OLC Articles or the OLC Code, or (C) require any Consent or approval under any such law, rule, regulation, judgment, decree, Order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Statements; Material Adverse Effect; Internal Controls.

(i)           Legacy has delivered to Excel (a) the audited consolidated financial statements of OLC for each of the fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the report prepared with respect thereto by Crowe Horwath LLP, OLC’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended September 30, 2009, consisting of balance sheets and the related statements of income (collectively, “Legacy’s Financial Statements”).  Except as may be reflected thereon or as Previously Disclosed, Legacy’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, and fairly present the financial position of OLC as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end audit adjustments and the absence of notes thereto.  Except as set forth in Legacy’s Financial Statements, Legacy has no liabilities or obligations as of the date hereof that are not set forth in Legacy’s Financial Statements (including appropriate reserves), other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on either OLC or the Bank.

(ii)          Since January 1, 2009, Legacy has not incurred any material liability not disclosed in Legacy’s Financial Statements, except as Previously Disclosed.

(iii)         Since January 1, 2009, (A) each of OLC and the Bank has conducted its businesses in the Ordinary Course of Business (excluding matters related to this Agreement and the Contemplated Transactions) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (whether described in any paragraph of Section 4.02 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to OLC or the Bank, except as Previously Disclosed.

(iv)        Management of Legacy has established and maintains a system of internal controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of OLC and the Bank; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and that receipts and expenditures of OLC and the Bank are being made only in accordance with authorizations of management and the directors of OLC and the Bank; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of OLC and the Bank that could have a material effect on Legacy’s Financial Statements.  Management of Legacy has evaluated the effectiveness of the internal controls of OLC and the Bank over financial reporting as of the end of the periods covered by Legacy’s Financial Statements and, based on such evaluations, has Previously Disclosed to Excel (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect the ability of each of OLC and the Bank to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Legacy management or other employees who have a significant role in internal control over financial reporting.  Legacy has provided to Excel access to all documentation related to such internal control over financial reporting.  Since January 1, 2004, neither Legacy nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Legacy, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OLC or the Bank or their respective internal controls, including any material complaint, allegation, assertion or claim that OLC or the Bank has engaged in questionable accounting or auditing practices.

(v)         Except as Previously Disclosed, since January 1, 2009, neither OLC nor the Bank has taken or caused to be taken any of the actions set forth in Section 3.01 hereof.

(h)           Litigation.  Except as Previously Disclosed, no litigation, arbitration, investigation, claim or other Proceeding before any court or Governmental Authority is pending against OLC or the Bank and, to Legacy’s Knowledge, no such litigation, arbitration, investigation, claim or other Proceeding has been Threatened.  Except as Previously Disclosed, there is no judgment, decree, injunction, rule or Order of any Governmental Authority outstanding against OLC or the Bank.  There is no pending Proceeding that has been commenced against OLC or the Bank and that challenged, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Legacy’s Knowledge, no such Proceeding has been Threatened.

(i)           Regulatory Matters.

(i)           Except as Previously Disclosed, neither OLC nor the Bank or any of their respective properties is a party to or is subject to any Order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from (any of the foregoing, a “Regulatory Order”), any federal or state governmental or other agency or authority charged with the supervision or regulation of financial institutions (or their holding companies), issuers of securities or Persons engaged in the insurance of deposits  or the supervision or regulation of OLC or the Bank (including, without limitation, the OCC, FRB, FDIC, SEC and NASDAQ) (collectively, the “Regulatory Authorities”).

(ii)           Except as Previously Disclosed, neither OLC nor the Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(j)           Compliance with Laws.  Except as Previously Disclosed, each of OLC and the Bank:

(i)           is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, Orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act, the Bank Secrecy Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and all applicable fair lending laws and other laws relating to discriminatory business practices, except for, in each case, such non-compliance as would not reasonably be expected to have Material Adverse Effect on the business of OLC or the Bank as presently conducted;

(ii)           has all permits, licenses, franchises authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted (except where the absence of any such permit, license, authorization, Order or approval, or the failure to make any such filing, application or registration, would not reasonably be expected to have  Material Adverse Effect on the business of OLC or the Bank as presently conducted), and all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to Legacy’s Knowledge, no suspension or cancellation of any of them is Threatened; and

(iii)           has not received, since January 1, 2009, any notification or communication from any Governmental Authority (A) asserting that OLC or the Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) Threatening to revoke any license, franchise, permit, Order, approval or governmental authorization (nor, to the Knowledge of Legacy, do any grounds for any of the foregoing exist).

(k)           Material Contracts; Defaults.

(i)           Except as Previously Disclosed, neither OLC nor the Bank is a party to or is bound by any Contract of the following types as of the date of this Agreement, nor is any such Contract presently being negotiated or discussed:

(A)           any Contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;

(B)           any Contract relating to any direct or indirect indebtedness of OLC or the Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales Contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $25,000 in the aggregate in any period of 12 consecutive months;

(C)           any employment, severance, consulting or management services Contract or any confidentiality or nondisclosure Contract with any director, officer, employee or consultant of either OLC or the Bank;

(D)           any Contract containing covenants limiting the freedom of OLC or the Bank to compete in any line of business or with any Person or in any area or territory;

(E)           any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F)           except for Compensation and Benefit Plans, any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, issuance, or other plan or arrangement for the benefit of OLC’s or the Bank’s current or former directors, officers, employees or consultants;

(G)           any license agreement, either as licensor or licensee, or any other Contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H)           any Contract with any director, officer, employee or consultant of OLC or the Bank or any Associate or Affiliate of any such director, officer, employee or consultant, or any arrangement under which OLC or the Bank has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates or Affiliates;

(I)            other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any Contract providing for the acquisition or disposition of any portion of the assets, properties or securities of OLC or the Bank;

(J)            any Contract that requires the payment of royalties;

(K)          any Contract under which the consequences of a Breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of OLC or the Bank as presently conducted;

(L)           any Contract pursuant to which OLC or the Bank has any obligation to share revenues or profits derived from OLC or the Bank with any other Person;

(M)         any Contract between (i) OLC or the Bank, on the one hand, and any officer, director, employee or consultant of OLC or the Bank, on the other hand, and (ii) OLC or the Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of OLC or the Bank, on the other hand;

(N)          any Contract that would constitute a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and

(O)          any other legally binding Contract not of the type covered by any of the other items of this Section 4.02(k) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the Ordinary Course of Business.

(ii)           True, complete and correct copies of all of the Material Contracts have been made available to Excel.  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to OLC or the Bank, as the case may be, and (B) to Legacy’s Knowledge, as to the other parties to such Material Contracts.  Except as previously disclosed, OLC and/or the Bank, as applicable, and, to Legacy’s Knowledge, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither OLC nor the Bank, and, to Legacy’s Knowledge, no other party, is in violation, Breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither OLC nor the Bank, and, to Legacy’s Knowledge, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed.  Neither OLC nor the Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to Legacy’s Knowledge, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l)            Brokerage and Finder’s Fees.  Except for the fees payable to Stifel, Nicolaus & Company, Incorporated, neither OLC nor the Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the Contemplated Transactions.

(m)          Employee Benefit Plans.  Except as Previously Disclosed:

(i)           Section 4.02(m) of Legacy’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Legacy participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Legacy has any present or future liability (the “Compensation and Benefit Plans”).  Legacy does not have any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)           Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from Tax under Section 501(a) of the Code) from the IRS and no circumstances exist which are likely to result in revocation of any such favorable determination letter.  There is no pending or, to Legacy’s Knowledge, Threatened legal action, suit or claim relating to the Compensation and Benefit Plans.  Neither Legacy nor, to Legacy’s knowledge, any “party in interest” (as defined in ERISA) has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Legacy to a Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iii)          None of the Compensation and Benefit Plans is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been or is expected to be incurred by the Bank with respect to any terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with OLC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”).  Legacy has not contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.  To Legacy’s Knowledge, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)          All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which OLC or the Bank was or is a party have been timely made or have been reflected on Legacy’s Financial Statements.

(v)           Legacy does not have any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees of Legacy that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)          Legacy does not maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees.

(vii)         With respect to each Compensation and Benefit Plan, if applicable, Legacy has provided or made available to Excel, true and complete copies of existing:  (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance Contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent financial statement; (E) the most recent summary plan description; (F) the most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii)        Except as disclosed on Section 4.02(m) of Legacy’s Disclosure Schedule, the consummation of the Contemplated Transactions would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay, change in control payments, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)           As a result, directly or indirectly, of the Contemplated Transactions (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Excel nor Legacy will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Legacy on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x)           No Compensation and Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers.

(xi)           Each Compensation and Benefit Plan that is a “non-qualified deferred compensation plan”, as defined in Section 409A of the Code complies with, and has been administered in compliance with, Section 409A or the Code and associates guidance.

(n)           Labor Matters.  Legacy is not a party to or is bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is Legacy the subject of a proceeding asserting that Legacy has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Legacy to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Legacy pending or, to Legacy’s Knowledge, Threatened, nor is Legacy either aware of any activity involving the employees of Legacy seeking to certify a collective bargaining unit or engaging in other organizational activity.  Legacy is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation, all laws, regulations and authorizations relating to equal employment opportunity, nondiscrimination, immigration, benefits, workers’ compensation, collective bargaining, the payment of social security and similar Taxes and occupational safety and health.  Legacy does not have any liability for the payment of any compensation, wages, Taxes, fines, penalties or other amounts for failure to comply with any of the foregoing laws, regulations and authorizations.

(o)           Governing Laws.  Except with respect to the OLC Shareholder Approval, OLC has taken all action required to be taken by either OLC or the Bank in order to comply with or exempt this Agreement and the Contemplated Transactions from (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “transactions involving interested shareholders,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the State of Ohio and (ii) any applicable provisions of the OLC Articles, the OLC Code, the Bank Articles or the Bank Bylaws.

(p)           Environmental Matters.  Except as Previously Disclosed, neither the conduct nor the operation of Legacy nor any condition of any property presently or previously owned, leased or operated by Legacy (including, without limitation, in a fiduciary or agency capacity), or on which Legacy holds a Lien, violates or has violated Environmental Laws and, to Legacy’s Knowledge, no condition exists or has existed or event has occurred with respect to any such property that is reasonably likely to result in liability under Environmental Laws.  Legacy has not received any notice from any person or entity that Legacy or the operation or condition of any property ever owned, leased, operated, or on which OLC or the Bank holds a lien or held as collateral or in a fiduciary capacity by OLC or the Bank is or was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.  Legacy does not have any reason to believe that any property ever owned, leased, operated, or on which OLC or the Bank holds a lien or held as collateral or in a fiduciary capacity by either of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q)           Tax Matters.

(i)(A)      All Tax Returns that were or are required to be filed by or with respect to Legacy have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects, (B) Legacy has fully and timely paid all Taxes owed by such companies (whether or not shown on any Tax Return), and (C) no unexpired extensions or waivers of statutes of limitation applicable to any claim, or the period for collection or assessment or reassessment, have been given by or requested with respect to any Taxes of Legacy.  Legacy has made available to Excel true and correct copies of the United States federal income Tax Returns filed by Legacy for each of the three most recent fiscal years.  Legacy does not have any liability with respect to any unpaid Taxes in excess of the amounts accrued with respect thereto (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that are reflected in Legacy’s Financial Statements or that have accrued with respect to Taxes that have arisen in the Ordinary Course of Business since September 30, 2009.  The accruals for Taxes reflected in Legacy’s Financial Statements are adequate for the periods covered.  There are no Liens for Taxes upon the assets of OLC or the Bank other than Liens for current Taxes not yet due and payable.

(ii)           No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(iii)          Legacy has withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied with all Tax information reporting provisions of all applicable laws.

(iv)          No claim has ever been made by any Governmental Authority in a jurisdiction where Legacy does not file Tax Returns that Legacy is or may be subject to taxation by that jurisdiction nor, to the Knowledge of Seller, is there any factual basis for any such claim.

(v)           Legacy has not applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement)  with any Governmental Authority.

(vi)          Except as Previously Disclosed, Legacy has not been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2004.  Except as Previously Disclosed, no audit or other proceeding by any Governmental Authority is pending or, to Legacy’s Knowledge, Threatened with respect to any Taxes due from or with respect to Legacy.  Except as Previously Disclosed, no Governmental Authority has asserted, is now asserting, or, to Legacy’s Knowledge, is Threatening to assert against Legacy any deficiency or claim for additional Taxes.  All deficiencies for Taxes asserted or assessed against Legacy have been fully and timely paid, settled or properly accrued in accordance with GAAP applied on a basis consistent with that of preceding taxable periods.

(vii)         Legacy is not a party to any Tax allocation, sharing or indemnification agreement or any similar agreement, contract or arrangement, nor does Legacy have any liability for the Taxes of any Person (other than OLC or the Bank) under Section 1.1502-6 of the Code (or any similar provision of state, local, or foreign law) as a transferee or successor, by Contract, or otherwise.

(viii)        Except as Previously Disclosed, Legacy has not agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency.

(ix)          Legacy has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes, and, to Legacy’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

(x)           Legacy has never been a member of an affiliated group of corporations, other than an affiliated group of which OLC is or was the common parent.

(xi)           Legacy has not filed an election under Section 338(g) or 338(h)(10) of the Code.

(xii)         Legacy does not own an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(xiii)        There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which Legacy is a party that could be treated as a partnership for Tax purposes.

(xiv)        All Tax Returns of any kind relating to trust activities, that are required to be filed by Legacy, have been duly filed, Taxes timely paid and no issues have been raised, by the relevant Governmental Authority, in connection with the examination of any said Tax Returns.

(xv)         There is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Legacy by reason of Section 280G of the Code.

(xvi)        Legacy has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(xvii)       Legacy will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date, or (B) prepaid amount received on or prior to the Closing Date.

(xviii)      Legacy has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(xix)         The reserve for bad debts, if any, claimed by Legacy, is reasonable in amount.

(r)           Risk Management Instruments.  Legacy is not a party to or otherwise bound by any interest rate swaps, credit default swaps, caps, floors, option agreements, futures or forward Contracts or other similar risk management arrangements.

(s)           Books and Records.  The books of account, minute books, stock record books, and other records of each of OLC and the Bank, all of which have been made available to Excel, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Legacy, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s and the board of directors’ authorization, (ii) transactions are recorded as necessary, (iii) access to assets is permitted only in accordance with management’s and the board of directors’ authorization and (iv) the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences.  The minute books of OLC and the Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of each of OLC and the Bank, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(t)           Insurance.  Section 4.02(t) of Legacy’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Legacy.  Legacy is insured with reputable insurers against such risks and in such amounts as the management of Legacy reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received with respect and customary thereto, all premiums to date have been paid, neither OLC nor the Bank is in material default thereunder and all claims thereunder have been filed in due and timely fashion.  Legacy has Previously Disclosed a list of all pending claims of OLC and the Bank with any insurance company, any notice given to any insurance company of events or facts which could lead to a claim under an insurance policy and any instance of a denial of coverage by any insurance company.

(u)           Properties.  Section 4.02(u) of Legacy’s Disclosure Schedule lists by owner and describes all real property, and any leasehold interest in real property, owned or held by OLC or by the Bank and used in the business of OLC or the Bank.  Each of OLC and the Bank has good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on Legacy’s Financial Statements as being owned by OLC or the Bank as of September 30, 2009, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions, encumbrances and Liens in the Ordinary Course of Business, and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted.  All leases pursuant to which OLC or the Bank, as lessee, leases real or personal property (except for leases that have expired by their terms or that OLC or the Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Legacy’s Knowledge, the lessor.

(v)           Loans; Mortgage Banking Business.  Except as Previously Disclosed:

(i)           Warehouse Lines of Credit.  Legacy does not maintain any warehouse lines of credit.

(ii)           Compliance.  Legacy has not done or failed to do, or caused to be done or failed to be done, any act, the effect of which would operate to invalidate or materially impair (i) any private mortgage insurance or commitment of any private mortgage insurer to insure, (ii) any title insurance policy, (iii) any hazard insurance policy, (iv) any flood insurance policy, (v) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Regulatory Authority, investor or insurer, (vi) any surety or guaranty agreement or (vii) the rights of Legacy under any loan servicing agreement or loan purchase commitment.  No Regulatory Authority, investor in Loans or insurer has (i) notified either OLC or the Bank, or to Legacy’s knowledge, claimed, that either OLC or the Bank has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by Legacy to an investor or (ii) imposed restrictions on the activities (including commitment authority) of Legacy.

(iii)          Loan Files.  The loan documents relating to each Loan maintained in the loan files of the Bank were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on either OLC or the Bank.  The loan files maintained by the Bank contain originals or true, correct and complete copies of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate in all material respects and in compliance with all applicable laws and regulations, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on either OLC or the Bank.  Except as set forth in the loan documents relating to a Loan maintained in the loan files of the Bank, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on either OLC or the Bank.  Except as set forth in the loan documents maintained in the loan files by the Bank, to Legacy’s Knowledge, no mortgagor has been released from such mortgagor’s obligations with respect to the applicable Loan.

(iv)          No Recourse.  The Bank is not subject to recourse in connection with any Loans sold by it for (i) losses on liquidation of a Loan, (ii) borrower defaults or (iii) repurchase obligations upon the occurrence of non-payment.

(v)           Escrow Account.  All escrow accounts have been maintained by the Bank and, to Legacy’s Knowledge, all prior servicers, in material compliance with the related loan documents, all applicable laws, rules, regulations, and requirements of Governmental Authorities.  The Bank has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents.  All escrow, custodial, and suspense accounts related to the Loans are held in the Bank’s name or the investor’s name by the Bank.

(vi)          ARM Adjustments.  With respect to each Loan for which the interest rate is not fixed for the entire term of the Loan, the Bank has, since the date it originated such Loan:  (i) properly and accurately entered into its system all data required to service the Loan in accordance with the related loan documents and all regulations, (ii) properly and accurately adjusted the monthly payment on each payment adjustment date, (iii) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related loan documents, and (iv) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on OLC or the Bank.

(vii)         Pools.  Each Loan included in a pool of Loans originated or acquired by the Bank (a “Pool”) meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.  All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired.  No Pools have been improperly certified.  The loan file for each Loan included in a certified Pool contains all documents and instruments necessary for the final certification or recertification of such Pool.  Neither the execution, delivery or performance of this Agreement by OLC or the Bank nor the consummation by OLC or the Bank of the Contemplated Transactions will require any Pool to be recertified.

(viii)        Mortgage Insurance.  For each Loan which is insured by private mortgage insurance, the Bank has complied with or been granted waivers from applicable provisions of the insurance or guarantee contract and applicable laws and regulations, except where such failure to comply or to receive waivers, either individually or in the aggregate, would not have a Material Adverse Effect on OLC or the Bank, the insurance or guarantee is in full force and effect with respect to each such Loan, and there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

(ix)           Loans.  Each Loan reflected as an asset in Legacy’s Financial Statements as of September 30, 2009 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof.

(w)          Allowance for Loan Losses.  Except as set forth in Section 4.02(w) of the Legacy’s Disclosure Schedule, there is no Loan which was made by the Bank and which is reflected as an asset of the Bank on Legacy’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of OLC or the Bank as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability.  The allowance for loan losses reflected on Legacy’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to the Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(x)           Repurchase Agreements.  With respect to all agreements pursuant to which Legacy has purchased securities subject to an agreement to resell, if any, OLC or the Bank, as the case may be, has a valid, perfected first Lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y)           Deposit Insurance.  The Bank has paid all assessments and filed all reports required by the FDIA and under the National Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

(z)           Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Legacy is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause either OLC or the Bank  to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999.  Legacy is not aware of any facts or circumstances that would cause either to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Legacy to undertake any material remedial action.  Each of the OLC Board and the Bank Board has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and OLC (or the Banks) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa)        CRA Compliance.  Legacy has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (the “CRA”) and the regulations promulgated thereunder, and the Bank has received a CRA rating of “satisfactory” or better from the OCC as a result of its most recent CRA examination.  Legacy does not know of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause OLC or the Bank to receive notice of non-compliance with such provisions or cause the CRA rating of the Bank to fall below satisfactory.

(bb)        Related Party Transactions.  Except as Previously Disclosed, neither OLC nor the Bank has entered into any transactions with any Affiliate or Associate of OLC or the Bank (or any Affiliate or Associate of any director, officer or employee of OLC or the Bank).

(cc)         Prohibited Payments.  Legacy has not, directly or indirectly:  (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Legacy for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Legacy, which Legacy knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(dd)        Fairness Opinion.  The OLC Board has received the oral opinion of Stifel, Nicolaus & Company, Incorporated, to the effect that, as of the date hereof, the Purchase Price is fair to OLC and the shareholders of OLC from a financial point of view and will receive, within ten (10) days after the date hereof, the written opinion of Stifel, Nicolaus & Company to the same effect.

(ee)         Absence of Undisclosed Liabilities.  Neither OLC nor the Bank has any liability (whether accrued, absolute, contingent or otherwise) that could reasonably be expected to have  Material Adverse Effect on Legacy or that, when combined with all liabilities as to similar matters would reasonably be expected to have a Material Adverse Effect on Legacy or the Bank, except as disclosed in Legacy’s Financial Statements.

(ff)          Material Adverse Change.  Except as Previously Disclosed, neither OLC nor the Bank has suffered a change in its business, financial condition or results of operations since January 1, 2009 that has had a Material Adverse Effect.

(gg)        Reports.  Each of OLC and the Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with any Regulatory Authority, and all other material reports and statements required to be filed by them since January 1, 2007, and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business, no Regulatory Authority has initiated any Proceeding or investigation into the business or operations of Legacy since January 1, 2004.  There is no unresolved material violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations of Legacy.

(hh)        Intellectual Property.  Each of OLC and the Bank  owns (free and clear of any Liens) or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither OLC nor the Bank has received any notice of conflict with respect thereto that asserts the right of others.  OLC and the Bank have performed all the obligations required to be performed by them and are not in default in any material respect under any Contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.  Legacy has Previously Disclosed (i) all patents, registered copyrights, trade names, servicemarks and trademarks of OLC and the Bank that are owned by OLC or the Bank and (ii) all material patents, registered copyrights, trade names, servicemarks and trademarks of OLC and the Bank that are licensed by OLC or the Bank.

(ii)          Disclosure.  The representations and warranties contained in this Section 4.02 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.02 not misleading.

(jj)          SEC Filings, etc.

(i)           OLC has timely filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by OLC with the SEC since January 1, 2006 (the documents referred to in this section collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “OLC SEC Documents”).

(ii)           As of the date of filing, each OLC SEC Document complied, and each such OLC SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(iii)          As of the date of filing (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each OLC SEC Document filed pursuant to the Exchange Act did not, and each such OLC SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the balance sheets or statements of condition contained in or incorporated by reference into and OLC SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of OLC and the Bank for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(iv)          Each OLC SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(v)           Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by OLC since January 1, 2005, was accompanied by the certifications required to be filed or submitted by OLC’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act.

(vi)          OLC maintains “disclosure controls and procedures” required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures are sufficient to ensure that material information (both financial and non-financial) required to be disclosed by OLC in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to OLC’s management to allow the principal executive officer and the principal financial officer of OLC, or persons performing similar functions, to make decisions regarding required disclosure.  OLC has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to its independent auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of OLC’s internal controls over financial reporting that are reasonably likely to adversely affect OLC’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of OLC who have a significant role in OLC’s internal controls over financial reporting.  OLC has made available to Parent any such disclosure made by management to OLC’s independent auditors and the audit committee of the Board of Directors of OLC.

(kk)        Proxy Statement.  The proxy statement prepared by OLC for the solicitation of proxies for the OLC Shareholder Meeting (the “Proxy Statement”) will, at the date mailed to shareholders of OLC and at the time of the OLC Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

4.03        Representations and Warranties of Excel.  Subject to Section 4.01 and except as Previously Disclosed, Excel hereby represents and warrants to Legacy that the following are true and correct:

(a)           Organization and Standing.  Excel is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as it is now conducted.

(b)           Authorized and Effective Agreement.  This Agreement and the Contemplated Transactions have been authorized by all necessary limited liability company  action of Excel prior to the date hereof.  This Agreement is a valid and legally binding agreement of Excel, enforceable against Excel in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c)           Regulatory Approvals; No Defaults.

(i)           Except as Previously Disclosed, no Consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Excel in connection with the execution, delivery or performance by Excel of this Agreement except for (A) the filing of applications and notices, as applicable, with Regulatory Authorities to approve the Contemplated Transactions and (B) receipt of the approvals set forth in Section 6.01(b).  As of the date hereof, Excel is not aware of any reason why the approvals set forth in Section 6.01(b) will not be received without the imposition of a condition, restriction or requirement other than of the type described in Section 6.01(b).

(ii)           Subject to the approvals set forth in Section 6.01(b), the expiration of related regulatory waiting periods, and any required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions do not and will not (A) result in a Breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, Order, governmental permit or license, or agreement, indenture or instrument of Excel or to which Excel or any of its properties is subject or bound, or (B) require any Consent or approval under any such law, rule, regulation, judgment, decree, Order, governmental permit or license, agreement, indenture or instrument.

(d)           Certain Proceedings.  There is no pending Proceeding that has been commenced against Excel and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Excel’s Knowledge, no such Proceeding has been Threatened.

(e)           Acquisition of Purchased Shares for Investment; Ability to Evaluate and Bear Risk.

(i)           Excel is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  Excel is acquiring the Purchased Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchased Shares.  Excel agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption for such registration under the Securities Act and such state securities laws.

(ii)           Excel is able to bear the economic risk of holding the Purchased Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Purchased Shares.

(f)           Financial Capacity.  Excel has, or will have at the Closing, the financial capacity to pay the Purchase Price.

(g)          Disclosure.  The representations and warranties contained in this Section 4.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.03 not misleading.

ARTICLE V
Covenants

5.01        Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, Excel and Legacy shall use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the sale and issuance of the Purchased Shares by OLC to Excel at Closing and otherwise to enable consummation of the Contemplated Transactions and shall cooperate fully with the other party hereto to that end.

5.02        OLC Shareholder Approvals.  OLC shall take all action needed to duly and validly call and hold the OLC Shareholder Meeting for the purpose of obtaining the OLC Shareholder Approvals.

5.03        Press Releases.  Upon the execution of this Agreement, Excel and Legacy shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of Excel and Legacy.  Neither Excel nor Legacy will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

5.04        Access; Information.

(a)           Legacy shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, Excel and its officers, employees, legal counsel, accountants and other authorized Representatives and agents, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as Excel may reasonably request and, during such period, (i) shall furnish promptly to Excel a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations and (ii) shall grant access to all other information concerning the business, properties and personnel of Legacy and Excel may reasonably request.  Legacy shall invite two representatives of Excel, which representatives shall be selected by Excel, to attend all meetings of the OLC Board and the Bank Board (and committees thereof) after the date of this Agreement until the Effective Time; provided, however, that in no event shall such Excel representatives be invited to or permitted to attend any executive session of the OLC Board or the Bank Board or any meeting at which OLC or the Bank determines that such attendance is inconsistent with the fiduciary obligations of the OLC Board or the Bank Board.

(b)           In the event that this Agreement is terminated or the Contemplated Transactions shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

(c)           No investigation by any party of the business and affairs of the other(s) shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(d)           During the period from the date of this Agreement to the Effective Time, Legacy shall deliver to Excel the monthly and quarterly unaudited consolidated financial statements of Legacy prepared for its internal use and the report of condition and income of Legacy for each quarterly period completed prior to the Effective Date as the same shall become available.

5.05        Acquisition Proposals.  Each of OLC and the Bank agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any merger, reorganization, share exchange, consolidation, share purchase or similar transaction involving OLC or the Bank, any purchase of all or substantially all of the assets of OLC or the Bank, or any purchase (except as Previously Disclosed) of any outstanding OLC Common Shares or any Bank Common Shares (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  Each of OLC and the Bank further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent OLC or the OLC Board from:  (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the OLC Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) voting to recommend such an Acquisition Proposal to the shareholders of OLC, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the OLC Board determines in good faith (after consultation with its outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the OLC Board determines in good faith (after consultation with its outside legal counsel and receipt of a written opinion of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to OLC’s shareholders from a financial point of view than the Contemplated Transactions.  An Acquisition Proposal which is received and considered by the OLC Board in compliance with this Section 5.05 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.”  OLC agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  OLC agrees that it will promptly notify (which notification shall not be more than 24 hours after the earlier of Knowledge or receipt of such inquiry, proposal, offer or request) Excel if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, OLC or any of its Representatives.

5.06        Takeover Laws.  Legacy shall take all necessary steps to comply with or to exempt (or ensure the continued exemption of) this Agreement and the transactions contemplated hereby from any applicable Takeover Law.

5.07        Regulatory Applications.

(a)           Excel and Legacy shall cooperate and use their respective reasonable best efforts to prepare all applications and requests for approvals from Regulatory Authorities, to timely effect all filings and to obtain all permits, Consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Contemplated Transactions.  Each of Excel and Legacy shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the Contemplated Transactions.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, Consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Contemplated Transactions and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers, Representatives and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

5.08        Notification of Certain Matters. Each of Excel and Legacy shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material Breach of any of its representations, warranties, covenants or agreements contained herein.

5.09        No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Excel and Legacy will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article IV of this Agreement to become untrue or incorrect in any material respect.

5.10        Consents.  Each of Excel and Legacy shall use its reasonable best efforts to obtain any Consents necessary to the consummation of the Contemplated Transactions.

5.11        Insurance Coverage.  Legacy shall cause the policies of insurance listed in Section 4.02(t) of the Legacy’s Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

5.12        Correction of Information.  Legacy shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

5.13        Confidentiality.  Except for the use of information in any governmental filings required in order to complete the transactions contemplated by this Agreement, all information received by each of Excel and Legacy pursuant to the terms of this Agreement (collectively, the “Information”) shall be kept in strictest confidence; provided, however, that this Section 5.13 shall not apply to (i) Information contained in or disclosed in connection with any filings, applications or other actions required by Regulatory Authorities, or (ii) Information shared or disclosed by Excel to or with any investor or potential investor in Excel if done pursuant to a confidentiality agreement with such investor or potential investor.  The Information will be used only for the purpose of completing the Contemplated Transactions.  Each of Excel and Legacy will hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Excel and Legacy to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a non-confidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a non-confidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  In the event the Contemplated Transactions are not consummated, each of Excel and Legacy shall promptly return all copies of the Information provided to the other party.

5.14        Regulatory Matters.  Each of Excel and Legacy shall cooperate and each of them agrees to use its reasonable best efforts to remediate any Order, decree, agreement, memorandum of understanding or similar agreement by Legacy with, or a commitment letter, board resolution or similar submission by Legacy to, or supervisory letter from any Regulatory Authority to OLC the Bank, to the satisfaction of such Regulatory Authority.

5.15        Indemnification.  For a period of three years after the Effective Date, (a) Excel shall not vote the Purchased Shares in favor of any amendment to, or modification of, the OLC Articles, the OLC Code, the Bank Articles, the Bank Bylaws or any other corporate governance document in any manner by which the eligibility of the former directors or officers of Legacy for indemnification would be changed or otherwise detrimentally affected and (b) OLC shall maintain the current Director and Officer Policy of Liability Insurance in effect on the date hereof, to the extent not terminated by the issuer thereof, with terms no less favorable than those in effect on the date hereof; provided, however, that (i) Excel may substitute therefor policies of insurance providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; (ii) Excel shall not be required to expend more than 150% of the current amount expended by Legacy (hereinafter referred to as the “Maximum Premium”) to maintain or procure directors’ and officers’ insurance coverage for a comparable three-year period; and (iii) if Legacy is unable to maintain or obtain the insurance pursuant to this Section, Excel shall use its reasonable efforts to obtain as much comparable insurance as is available for the Maximum Premium. The foregoing is subject to any such officers and directors making application and providing customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.  The provisions of this Section shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each such officer or director, his or her heirs, and his or her representatives.  Excel shall pay (as incurred) all expenses, including reasonable expenses of counsel, that any such officer or director may incur in enforcing the indemnity and other obligations provided for in this Section.

Article VI
Conditions to Closing

6.01        Conditions to Closing.  The respective obligation of each of Excel and Legacy to consummate the Closing is subject to the fulfillment or written waiver by them prior to the Effective Time of each of the following conditions:

(a)           OLC Shareholder Approvals.  The OLC Shareholder Approvals shall have been duly and validly obtained.

(b)           Regulatory Approvals.  All approvals of Regulatory Authorities required to consummate the Contemplated Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which Excel reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Excel or the Bank after giving effect to the Contemplated Transactions or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which Excel reasonably determines would either before or after the Effective Time be unduly burdensome.

(c)           No Injunction; No Pending or Threatened Proceeding.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Contemplated Transactions.  There shall be no Proceeding pending before any Governmental Authority in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Contemplated Transactions and no such Proceeding shall been Threatened.

(d)           Fairness Opinion.  The OLC Board shall have received the written opinion of Stifel, Nicolaus & Company, Incorporated, to the effect that, as of the date of the Proxy Statement, the Purchase Price is fair to OLC and the shareholders of OLC from a financial point of view.

6.02        Conditions to Obligation of Legacy.  The obligation of the Bank and OLC to consummate the Closing is also subject to the fulfillment or written waiver by the Bank and OLC prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Excel set forth in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished to Legacy pursuant to this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Legacy shall have received a certificate, dated as of the Effective Date, signed on behalf of Excel by an authorized officer of Excel, to such effect.

(b)           Performance of Obligations of Excel.  Excel shall have performed and complied with in all material respects all agreements, conditions, covenants and obligations required to be performed and complied with by Excel under this Agreement at or prior to the Effective Time, and Legacy shall have received a certificate, dated as of the Effective Date, signed on behalf of Excel by an authorized officer of Excel to such effect.

6.03        Conditions to Obligation of Excel.  The obligation of Excel to consummate the Closing is also subject to the fulfillment or written waiver by Excel prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of each of the Bank and OLC set forth in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished to Excel pursuant to this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Excel shall have received a certificate, dated as of the Effective Date, signed on behalf of the Bank and OLC to such effect.

(b)           Performance of Obligations of the Bank and OLC.  The Bank and OLC shall have performed and complied with in all material respects all agreements, conditions, covenants and obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and Excel shall have received a certificate, dated as of the Effective Date, signed on behalf of Legacy to such effect.

(c)           Consents.  The Bank and OLC shall have obtained the Consent or approval of each Person (other than Governmental Authorities) whose Consent or approval shall be required in connection with the Contemplated Transactions under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such Consents and approvals would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, after the Effective Time, on the Bank and OLC.

(d)           Examination Reports.  The Bank shall have certified to Excel in writing that the examination reports issued by the Regulatory Authorities of the Bank and OLC prior to the Effective Time do not contain any findings or information not Previously Disclosed to Excel, except for those findings that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, after the Effective Time, on the Bank and OLC.

(e)           Financial Condition of the Bank.  The Tier 1 capital of the Bank, as defined by the regulations of the OCC, shall be no less than $5,700,000.

(f)           Dissenting Shares.  The number of Dissenting Shares shall be less than 10% of the outstanding OLC Common Shares.

(g)           Trust Powers.  Excel shall have received comfort from the OCC, satisfactory to Excel in its sole discretion, that the Bank will be granted trust powers.

(h)           Termination Agreements.  Each employment, change in control, severance or similar agreement between Legacy and any employee of Legacy, shall have been duly and validly terminated in accordance with a written agreement which is enforceable in accordance with its terms, including terms which provide that neither OLC nor the Bank is required to make any severance, parachute or similar payment, and each agreement granting any option to purchase, or any Rights in respect of, OLC Common Shares shall have been duly and validly terminated in accordance with a written agreement which is enforceable in accordance with its terms.

(i)           Closing Deliveries.      Each of OLC and the Bank shall have made (or caused to be made) the deliveries required to be made by it pursuant to Section 2.04 hereof.

(j)           Investment.    OLC shall have issued and sold at least 1,500,000 OLC Common Shares at a purchase price of $1.00 per share and shall have used its best efforts to issue and sell an additional 1,000,000 OLC Common Shares at a purchase price of $1.00 per share.

ARTICLE VII
Termination

7.01        Termination.  This Agreement may be terminated, and the Contemplated Transactions may be abandoned at any time prior to the Effective Time:

(a)           Mutual Consent.  By the mutual consent of all parties.

(b)           Breach.  By Excel or Legacy upon written notice to the other party in the event of either:  (i) a Breach by the other party of any representation or warranty contained herein, which Breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such Breach; or (ii) a Breach by the other party of any of the covenants or agreements contained herein, which Breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such Breach, provided, however, that such Breach (whether under (i) or (ii) above) would be reasonably likely, individually or in the aggregate with other Breaches, to result in a Material Adverse Effect.

(c)           Delay.  By Excel or Legacy upon written notice to the other party, in the event that the Closing of the sale and issuance of the Purchased Shares and the other Contemplated Transactions are not consummated by March 31, 2010, except to the extent that the failure of the Closing then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.01(c).

(d)           No Approval.  By Excel or Legacy upon written notice to the other party in the event that the approval of any Governmental Authority required for consummation of the sale and issuance of the Purchased Shares and the other Contemplated Transactions shall have been denied by final non-appealable action of such Governmental Authority.

(e)           Shareholder Approval.  By OLC or Excel if OLC Shareholder Approvals are not obtained by reason of the failure of OLC to obtain the requisite shareholder vote.

(f)           Failure to Recommend.  By Excel, if: (i) either the OLC Board or the Bank Board does not recommend OLC Shareholder Approvals; (ii) after recommending OLC Shareholder Approvals, either the OLC Board or the Bank Board shall have withdrawn, modified or qualified such recommendation in any respect; or (iii) OLC fails to duly call and hold the OLC Shareholder Meeting.

(g)           Superior Proposal.  By OLC in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by OLC and the OLC Board in full compliance with all of the requirements of Section 5.05; provided, however, that this Agreement may be terminated by OLC pursuant to this Section 7.01(g) only after the fifth business day following OLC’s provision of written notice to Excel advising Excel that the OLC Board is prepared to accept a Superior Proposal and identifying the party making such Superior Proposal and the material terms and conditions of the Superior Proposal and only if, during such five-business day period, Excel does not, in its sole discretion, make an offer to OLC that the OLC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to OLC and its shareholders as the Superior Proposal.

7.02        Termination Fee.  In recognition of the efforts, expenses and other opportunities foregone by Excel while structuring and pursuing this Agreement and the Contemplated Transactions, Legacy shall pay to Excel a termination fee of $1,000,000 (the “Termination Fee”) if this Agreement is terminated pursuant to Section 7.01(b), (c), (e), (f) or (g) and OLC consummates, or enters into any definitive agreement regarding, any Acquisition Proposal within 24 months after the date of such termination. In the event the Termination Fee shall become payable pursuant to this Section 7.02, the Termination Fee shall be paid within two business days following the consummation of the Acquisition Proposal.  Any amount that becomes payable pursuant to this 7.02 shall be paid by wire transfer of immediately available funds to an account designated by Excel.

7.03        Expense Payment.  In order for Excel to recover its legal, accounting and other costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, Legacy shall pay to Excel an expense reimbursement payment of $150,000 (the “Expense Reimbursement”) if this Agreement is terminated by Excel pursuant to (a) Section 7.01(b) because of a Breach by Legacy; (b) Section 7.01(c) because the Closing is not consummated by March 31, 2010, because of the knowing action or inaction of Legacy; and (c) Section 7.01(e), (f) or (g).  In the event that the Expense Reimbursement shall become payable pursuant to this Section 7.03, the Expense Reimbursement shall be paid within two business days following the date of termination of this Agreement.  Any amount that becomes payable pursuant to this 7.03 shall be paid by wire transfer of immediately available funds to an account designated by Excel.  In the event that the Termination Fee subsequently becomes payable pursuant to Section 7.02, such Termination Fee shall be reduced by the amount of any Expense Reimbursement previously paid by Legacy to Excel under this Section 7.03.

7.04        Effect of Termination and Abandonment.  In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 5.04(b), 5.05, 5.13, this Article VII and Article VIII and (ii) the termination of this Agreement will not relieve a breaching party from liability for any willful Breach of this Agreement giving rise to such termination.

7.05        Integral Part of Transactions; Nonpayment.  Legacy and Excel agree that the agreements contained in Sections 7.02 and 7.03 hereof are an integral part of the Contemplated Transactions, that without such agreements Excel would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a Breach of this Agreement by Legacy.  If Legacy fails to pay Excel the amounts due under Section 7.02 or 7.03 above within the time periods specified therein, then Legacy shall pay the costs and expenses (including reasonable legal, accounting and expert fees and expenses) incurred by Excel in connection with any action in which Excel prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE VIII
Miscellaneous

8.01        Survival; Rights Not Affected by Knowledge.

(a)           All representations, warranties, covenants and obligations contained in this Agreement, the Disclosure Schedules and the certificates and other documents delivered pursuant to this Agreement shall not survive the Closing.  In the event that this Agreement is terminated prior to the Closing, the provisions of this Agreement shall survive as set forth in Section 7.04 above.

(b)           Any remedy based on the representations, warranties, covenants and obligations contained in this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect any remedy based on such representations, warranties, covenants and obligations.

8.02        Amendment; Waiver.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.03        Counterparts; Execution of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.  Executions and delivery of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

8.04        Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable) without application of such State’s principles of conflicts of laws that would result in the application of the law of any state other than Ohio.

8.05        Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its respective Representatives.

8.06        Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (i) if personally delivered, at the time of delivery, (ii) if sent by recognized overnight carrier, on the next business day, (iii) if telecopied or sent by facsimile, at the time set forth on the confirmation if such telecopy or facsimile and (iv) if  mailed by registered or certified mail, upon the date of receipt set forth in the return receipt.  all notices, requests and other communications shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto in accordance with this Section 8.06.

If to Excel, to:

Excel Financial LLC
P.O. Box 777
St. Clairsville, Ohio 43950
Attention: Bruce A. Cassidy
Managing Partner

with a mandatory copies to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attention:  John C. Vorys

Otto Jack
200 Stanton Blvd
Steubenville, Ohio 43952

If to the Bank or OLC, to:

Ohio Legacy Corp.
305 West Liberty
P.O. Box 959
Wooster, Ohio 44691
Attention:  D. Michael Kramer

with a mandatory copy to:

Critchfield, Critchfield and Johnston, Ltd.
225 N. Market Street
Wooster, Ohio 44691
Attention:  Daniel H. Plumly

8.07        Entire Understanding; Severability.  This Agreement, including the Disclosure Schedules and exhibits attached hereto and the other agreements, instruments and documents, referred to herein, contemplated hereby or delivered in connection herewith, represents the entire understanding of the parties hereto with respect to the subject matter contemplated in this Agreement, and supersedes any and all other oral or written negotiations, discussions, agreements, arrangements and understandings heretofore made and relating to the subject matter hereof.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.08        Assignment; No Third Party Beneficiaries.  Excel may assign all of its rights and obligations under this Agreement to an Affiliate of Excel at any time before the Effective Time without the consent of either OLC or the Bank.  Neither OLC nor the Bank may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Excel.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable rights, remedies, obligations or claims under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.08.

8.09        Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.10        Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, the parties acknowledge and agree that time is of the essence.

8.11        Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Contemplated Transactions.

8.12        Enforcement of Agreement.  Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party Breaches any of its obligations, duties, covenants and agreements contained herein, and that monetary damages alone would not be an adequate remedy for any such Breach.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches or Threatened Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are or may be entitled by law or in equity.

[Remainder of page intentionally blank, signatures on next page]

In Witness Whereof, Excel, OLC and the Bank have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

EXCEL FINANCIAL, LLC		OHIO LEGACY CORP.

By	/s/ Bruce A. Cassidy	By	/s/ D. Michael Kramer
	Bruce A. Cassidy		D. Michael Kramer
	Its Managing Member		Its President and Chief Executive Officer

OHIO LEGACY BANK, NATIONAL ASSOCIATION

By	/s/ D. Michael Kramer
D. Michael Kramer
Its President and Chief Executive Officer

ANNEX D

Acquiring Person’s Notice

EXCEL FINANCIAL, LLC
200 Stanton Boulevard Suite 240 Steubenville, Ohio 43952	Telephone (740) 264-1800 Facsimile (740) 264-1805

November 24, 2009

Ohio Legacy Corp.
305 West Liberty
P.O. Box 959
Wooster, Ohio 44691
Attention:  D. Michael Kramer

Re:	Notice Under Article EIGHTH of Control Share Acquisition

Dear Mike:

In connection with transactions contemplated by the Stock Purchase Agreement dated November 15, 2009 (the “Agreement”) among Ohio Legacy Corp. (the “Company”), Ohio Legacy Bank (the “Bank”) and Excel Financial, LLC (“Excel”), this letter constitutes the Notice of Control Share Acquisition of Excel (and any of its permitted assigns under the Agreement) pursuant to Article EIGHTH of the Company’s Articles of Incorporation, as amended.
As of the date hereof, Excel owns no common shares or any other securities of the Company.  Upon consummation of the transactions contemplated by the Agreement, Excel would own a majority of the Company’s common shares.  The terms of the proposed control share acquisition are as set forth in the Agreement.  The acquisition of the Company’s common shares in accordance with, and subject to, the terms and conditions of the Agreement would not be contrary to applicable law.  Excel (and any of its permitted assigns under the Agreement) has, or will have as of the closing under the Agreement, the financial capacity to pay the purchase price for the common shares set forth in the Agreement.
Excel hereby requests that a special meeting of the Company’s shareholders be called to approve the proposed control share acquisition pursuant to Article EIGHTH.
Sincerely,
Excel Financial, LLC

By:	/s/ Otto A. Jack, Jr.
Name:	Otto A. Jack, Jr.
Its:	Member

cc:	John C. Vorys, Esq.
DANIEL H. PLUMLY, ESQ.

D-1

OHIO LEGACY CORP

# Special Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

**Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.**

**You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Telephone.**
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF THIS PROXY, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606

**Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting:**
The Notice and Proxy Statement are available at
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217

DETACH PROXY CARD HERE

OHIO LEGACY CORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS ON THE REVERSE SIDE. IF A SIGNED PROXY CARD IS RETURNED WITH NO DIRECTIONS GIVEN ON THE REVESE SIDE, SAID SHARES OF COMMON STOCK WILL BE VOTED "FOR" PROPOSAL ONE, "FOR" PROPOSAL TWO AND "FOR" PROPOSAL THREE. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE.

Print your name(s) here ______________________

Signature ______________________

Signature, if jointly held ______________________

Date ______________________

NOTE: The signature(s) on this Proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

## OHIO LEGACY CORP

If you plan to personally attend the Special Meeting of Shareholders please check the box below and list the names of attendees on the reverse side.

To change the address on your account, please check the box below and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend. ☐

Change of address. ☐

## TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

## TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at **www.illinoisstocktransfer.com**, click on the "Internet Voting" tab and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is printed on the front of this proxy card.

Please note that all votes cast by Internet must be **completed** and **submitted** prior to Wednesday, January 6, 2010 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

**This is a "secured" web page site. Your software and/or Internet provider must be "enabled" to access this site. Please call your software or Internet provider for further information if needed.**

***If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail***

## TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are voting.

Please note that all votes cast by telephone must be **completed** and **submitted** prior to Wednesday, January 6, 2010 at 11:59 p.m. Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

***If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail***

NAMES OF PERSONS PLANNING TO ATTEND THE 2010 MEETING AND/OR NEW ADDRESS

______________________________

______________________________

______________________________

______________________________

______________________________

______________________________

______________________________

# OHIO LEGACY CORP
## PROXY

The undersigned hereby appoints Vanessa Richards and Paul Mederski, and each of them, as Proxy holders, with full power of substitution, to appear and vote as designated below all the shares of Common Stock of Ohio Legacy Corp, which the undersigned shall be entitled to vote at the Special Meeting of Shareholders of the Company to be held at Brookside Country Club, located at 1800 Canton Avenue NW Canton, Ohio 44708, on Friday, January 8, 2010 at 10:00 a.m. local time, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

| THE OHIO LEGACY CORP BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING PROPOSALS: | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 1. APPROVE AN AMENDMENT TO OHIO LEGACY CORP'S RESTATED ARTICLES OF INCORPORATION. | ☐ | ☐ | ☐ |
| 2. APPROVE THE ISSUANCE OF COMMON STOCK. | ☐ | ☐ | ☐ |
| 3. AUTHORIZATION OF CONTROL SHARE ACQUISITION. | ☐ | ☐ | ☐ |
| 4. ADJOURNMENT OF THE SPECIAL MEETING. | ☐ | ☐ | ☐ |
| 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF. | ☐ | ☐ | ☐ |

**Important: Please sign and date this proxy on the reverse side.**